Exhibit 10.3

EXECUTION VERSION

$1,100,000,000

FIRST LIEN CREDIT AND GUARANTY AGREEMENT

Dated as of October 31, 2016

among

QCP SNF WEST REIT, LLC,
QCP SNF CENTRAL REIT, LLC,
QCP SNF EAST REIT, LLC, and
QCP AL REIT, LLC,
as Borrowers,

QCP HOLDCO REIT, LLC and
QUALITY CARE PROPERTIES, INC.,
as Parent Guarantors,

CERTAIN SUBSIDIARIES OF
QUALITY CARE PROPERTIES, INC. FROM TIME TO TIME
PARTY HERETO,
as Guarantors,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

BARCLAYS BANK PLC,
as Administrative Agent,

BARCLAYS BANK PLC,
MORGAN STANLEY SENIOR FUNDING, INC., and
DEUTSCHE BANK SECURITIES INC.
as Joint Lead Arrangers and Joint Bookrunners

and

KEYBANC CAPITAL MARKETS, INC. and

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH,
as Co-Managers

-i-

-ii-

-iii-

-iv-

SCHEDULES

1.01(A)	Closing Date Mortgaged Properties
1.01(B)	Certain Excluded Securities
1.01(C)	Unrestricted Subsidiaries
2.01	Commitments and Applicable Percentages
5.19	Subsidiaries
7.01	Certain Existing Liens
7.02	Certain Existing Investments
7.03	Certain Existing Indebtedness
7.09	Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

A	Form of Assignment and Assumption
B	Form of Committed Loan Notice
C	Form of Compliance Certificate
D	Form of Mortgage
E	Form of Revolving Note
F	Form of Swing Line Loan Notice
G	Form of Term Note
H	Forms of U.S. Tax Compliance Certificates
I	Form of Solvency Certificate
J	Form of Prepayment Notices

-v-

FIRST LIEN CREDIT AGREEMENT

This FIRST LIEN CREDIT AND GUARANTY AGREEMENT, dated as of October 31, 2016 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among QCP SNF WEST REIT, LLC, a Delaware limited liability company (“SNF West”), QCP SNF CENTRAL REIT, LLC, a Delaware limited liability company (“SNF Central”), QCP SNF EAST REIT, LLC, a Delaware limited liability company (“SNF East”) and QCP AL REIT, LLC, a Delaware limited liability company (“AL” and, collectively with SNF West, SNF Central and SNF East, the “Borrowers” and each a “Borrower”), QCP HOLDCO REIT, LLC, a Delaware limited liability company (“Parent REIT”), and QUALITY CARE PROPERTIES, INC., a Maryland corporation (“QCP” and, collectively with Parent REIT, the “Parent Guarantors” and each a “Parent Guarantor”), certain subsidiaries of QCP from time to time party hereto as guarantors, the lending institutions party hereto from time to time (each, a “Lender” and collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent and Swing Line Lender, and the L/C Issuers party hereto from time to time.

WHEREAS, the Borrowers have requested that the Lenders provide revolving credit and term loan facilities pursuant to the terms of this Agreement, and the Lenders are willing to do so on the terms and conditions set forth herein; and

WHEREAS, to provide assurance for the repayment of the Obligations hereunder, the Borrowers will, among other things, provide or cause to be provided to the Administrative Agent, for the benefit of the holders of the Obligations so guaranteed, a guaranty of the Obligations by the Parent Guarantors and the other Guarantors pursuant to Article XI hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01     Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means Barclays Bank PLC, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that, prior to the effectiveness of the Spin-Off, HCP and its Subsidiaries (other than QCP and its Subsidiaries) shall not be Affiliates of QCP and its Subsidiaries.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means the Administrative Agent, the Collateral Agent and the Arrangers.

“Aggregate Revolving Commitments” means the Revolving Commitments of all Revolving Lenders, which as of the Closing Date are $100,000,000, which may be increased pursuant to Section 2.16 or decreased pursuant to Section 2.07.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“AL” has the meaning assigned to such term in the preamble.

“All-in Yield” shall mean, as to any Loans (or Pari Term Loans, if applicable), the yield thereon payable to all Lenders (or other lenders, as applicable) providing such Loans (or Pari Term Loans, if applicable) in the primary syndication thereof, as reasonably determined by the Administrative Agent in consultation with the Borrowers, whether in the form of interest rate, margin, original issue discount, up-front fees, rate floors or otherwise; provided, that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the life of such Loans (or Pari Term Loans, if applicable)); and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring or similar fees and customary consent fees for an amendment paid generally to consenting lenders.

“Applicable Percentage” means with respect to Revolving Loans, L/C Obligations and Swing Line Loans, for each Revolving Lender at any time, subject to adjustment as provided in Section 2.18, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of such Revolving Lender’s Revolving Commitment and the denominator of which is the amount of the Aggregate Revolving Commitments at such time; provided, that, if the Revolving Commitment of each Revolving Lender has been terminated in full or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender shall be determined based on the Applicable Percentage of such Revolving Lender in effect immediately prior to such termination or expiration, giving effect to any subsequent assignments.  The initial Applicable Percentages of each Lender are set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means for any day (i) with respect to any Committed Term Loan, 5.25% per annum in the case of any Eurocurrency Rate Loan and 4.25% per annum in the case of any Base Rate Loan; (ii) with respect to any Committed Revolving Loan, 5.25% per annum in the case of any Eurocurrency Rate Loan and 4.25% per annum in the case of any Base Rate Loan; and (iii) with respect to any Incremental Loan, the rate set forth in the applicable Incremental Assumption Agreement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Barclays Bank PLC, Morgan Stanley Senior Funding, Inc. and Deutsche Bank Securities Inc., each in its capacity as joint lead arranger and joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit A or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” in respect of a Sale and Leaseback Transaction, means, at the time of determination, the present value of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction.  For purposes hereof such present value shall be calculated using a discount rate equal to the rate of interest implicit in such Sale and Leaseback Transaction, determined by the lessee in good faith on a basis consistent with comparable determinations of Capitalized Lease Obligations under GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Audited Financial Statements” means the audited combined consolidated balance sheet of QCP’s Predecessor (as defined in the Form 10) as of December 31, 2015 and December 31, 2014 and the related combined consolidated statements of operations and comprehensive (loss) income, equity and cash flows for each of the years in the three year period ended December 31, 2015, in each case as set forth in the Form 10.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Business Day preceding the Revolving Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Revolving Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, as codified at 11 U.S.C. § 101 et seq., and the rules and regulations promulgated thereunder, or any successor provision thereto.

“Bankruptcy Proceeding” means, with respect to any Person, either:

(a)        a court of competent jurisdiction enters a decree or order for (i) relief in respect of such Person or any Subsidiary of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) appointment of a receiver, liquidator, assignee custodian, trustee, sequestrator or similar official of such Person or any Subsidiary of such Person or for all or substantially all of the property and assets of such Person or any Subsidiary of such Person, or (iii) the winding up or liquidation of the affairs of such Person or any Subsidiary of such Person; or

(b)        such Person or any Subsidiary of such Person (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or such Subsidiary or for all or substantially all of the property and assets of such Person or such Subsidiary, or (iii) effects any general assignment for the benefit of creditors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus ½ of 1%, (b) the Prime Rate and (c) the Eurocurrency Rate plus 1%; provided that, for the avoidance of doubt, for purposes of calculating the Eurocurrency Rate pursuant to clause (c), the Eurocurrency Rate for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day (or if such day is not a Business Day, the immediately preceding Business Day) by reference to the ICE Benchmark Administration (or any successor organization) Eurocurrency Rate (the “Relevant Eurocurrency Rate”) for deposits in Dollars (as published by Reuters or any other commonly available source providing quotations of the Relevant Eurocurrency Rate as designated by the Administrative Agent) for a period equal to one month; provided that, if at any time any rate described in clause (a) or (b) is less than 0.00% then such rate in clause (a) or (b) shall be deemed to be 0.00%.  If the Administrative Agent is unable to ascertain the Federal Funds Effective Rate due to its inability to obtain sufficient quotations in accordance with the definition thereof, after notice is provided to the Borrowers, the Base Rate shall be determined without regard to clause (a) above until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in such rate announced by the Administrative Agent or in the Federal Funds Effective Rate shall take effect at the opening of business on the day specified in the public announcement of such change or on the effective date of such change in the Federal Funds Effective Rate or the Relevant Eurocurrency Rate, as applicable.

“Base Rate Committed Revolving Loan” means a Committed Revolving Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing, a Term Loan Borrowing or a Swing Line Borrowing, as the context may require.

“Business Day” means any day excluding Saturday, Sunday and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a Eurocurrency Rate Loan, (b) any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or (c) any other dealings pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“C Corporation” means an entity that is treated as a corporation for U.S. federal income tax purposes.

“C Corp Election Effective Date” means the effective date of an election by QCP or any of its Restricted Subsidiaries that has elected to be subject to tax as a REIT, to revoke or terminate such entity’s election to be subject to tax as a REIT, pursuant to Section 856(g) of the Code; provided, that any such election shall not be effective before January 1, 2017 (or the beginning of the first taxable year following the taxable year in which the Spin-Off is effective, if later).

“Capitalized Lease” means, as applied to any Person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.  For clarity purposes, (i) GAAP for purposes of this definition shall be deemed GAAP as in effect on the Closing Date, (ii) for the avoidance of doubt, any lease that is properly accounted for by such Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person will be accounted for as an operating lease and not as a Capitalized Lease and (iii) the Master Lease will be accounted for as an operating lease and not as a Capitalized Lease.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a Capitalized Lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Cash Collateral” has the meaning specified in the definition of “Cash Collateralize.”

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers or the Swing Line Lender (as applicable) and the Revolving Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans or obligations of Revolving Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuers or the Swing Line Lender benefitting from such collateral shall agree in their or its, as applicable, sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuers or the Swing Line Lender (as applicable).

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“CFC” means a “controlled foreign corporation” within the meaning of section 957(a) of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or a United States Governmental Authority, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of one or more of the following events:

(a)        any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of QCP and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), together with any affiliates thereof (other than to QCP or its Restricted Subsidiaries); provided, however, that for the avoidance of doubt, the lease of all or substantially all of the assets of QCP and its Subsidiaries shall not constitute a Change of Control;

(b)        a “person” or “group” (as such terms are defined in Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 35% of the total voting power of the Voting Stock of QCP on a fully diluted basis;

(c)        a “change of control” occurs under other Material Recourse Indebtedness; or

(d)        the Parent Guarantors cease to own, directly or indirectly, all of the Equity Interests of each of the Borrowers (other than the REIT Preferred Stock), other than pursuant to a transaction permitted under this Agreement.

Notwithstanding the foregoing:  (i) any holding company, all or substantially all of the assets of which are comprised of QCP or any 100% direct or indirect parent company of QCP, shall not itself be considered a “person” or “group”; (ii) the transfer of assets between or among QCP’s Restricted Subsidiaries and QCP shall not itself constitute a Change of Control; (iii) the term “Change of Control” shall not include a merger or consolidation of QCP with or the sale, assignment, conveyance, transfer or other disposition of all or substantially all of QCP’s assets to, an affiliate incorporated or organized solely for the purpose of reincorporating or reorganizing QCP in another domestic jurisdiction and/or for the sole purpose of forming or collapsing a holding company structure; (iv) any transaction in which QCP acquires HCRMC shall not itself constitute a Change of Control; (v) a “person” or “group” shall not be deemed to have beneficial ownership of securities subject to a stock or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement; and (vi) the Transactions and any transactions related thereto shall not constitute a Change of Control.

“Class” when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Swing Line Loans or Term Loans.

“Closing Date” means the first date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Closing Date Material Adverse Effect” means any change, occurrence, or development that would reasonably be likely to have a material adverse effect (i) on the property, business condition, financial condition, operations or performance of the Credit Parties taken as a whole and after giving pro forma effect to the Spin-Off as disclosed in the Form 10 (excluding the section entitled “Risk Factors” contained therein) or (ii) on the ability of the Credit Parties, taken as a whole, to perform their obligations under the Loan Documents; provided that it is understood and agreed that a Bankruptcy Proceeding by HCRMC shall not constitute a Closing Date Material Adverse Effect.

“Closing Date Mortgaged Properties” has the meaning assigned to such term in the definition of “Mortgaged Properties.”

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the “Collateral” and all the “Mortgaged Properties” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Administrative Agent or the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Document.

“Collateral Agent” means the Administrative Agent acting as collateral agent for the Secured Parties under this Agreement and the Security Documents, together with its successors and permitted assigns in such capacity.

“Collateral Agreement” means the First Lien Security Agreement, dated as of the date hereof, by and among the Credit Parties and the Administrative Agent.

“Collateral and Guarantee Requirement” means the requirement that (in each case subject to Sections 6.14(c), (d) and (f)):

(a)        on the Closing Date, the Collateral Agent shall have received from each Credit Party a counterpart of the Collateral Agreement, duly executed and delivered on behalf of such person;

(b)        on the Closing Date, (i)(x) all outstanding Equity Interests of the Borrowers and all other outstanding Equity Interests, in each case, directly owned by the Credit Parties, other than Excluded Securities, and (y) all Indebtedness owing to any Credit Party, other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement and (ii) the Collateral Agent shall have received certificates or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered pursuant to the applicable Security Documents, together with, if applicable, stock powers, note powers or other instruments of transfer with respect thereto endorsed in blank;

(c)        in the case of any person that is required to become a Credit Party hereunder after the Closing Date, the Collateral Agent shall have received (i) a supplement to the Collateral Agreement and a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and (ii) supplements to the other Security Documents, if acceptable, in the form specified therefor or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Credit Party;

(d)        after the Closing Date, (x) all outstanding Equity Interests of any person that becomes a Credit Party after the Closing Date and (y) subject to Section 6.14(f), all Equity Interests directly acquired by a Credit Party after the Closing Date, other than Excluded Securities, shall have been pledged pursuant to the Collateral Agreement, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(e)        except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Collateral Agent (including those required by applicable requirements of Law) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document or any joinder thereto;

(f)        within (x) 90 days after the Closing Date with respect to each Closing Date Mortgaged Property set forth on Schedule 1.01(A) (or on such later date as the Collateral Agent may agree in its reasonable discretion) and (y) within the time periods set forth in Section 6.14 with respect to Mortgaged Properties encumbered pursuant to said Section 6.14, the Collateral

Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each such Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing in all filing or recording offices that the Collateral Agent may reasonably deem necessary or desirable in order to create a valid and enforceable Lien securing the Obligations (provided that in jurisdictions that impose mortgage recording taxes, such Mortgages shall not secure indebtedness in an amount exceeding the fair market value of the corresponding Mortgaged Property, as determined in good faith by QCP or any of its Restricted Subsidiaries) subject to no other Liens except the Permitted Liens set forth in Sections 7.01(b), (c), (e), (g), (j), (k), (l), (o), (p), (s), (t) (as it relates to clauses (j) or (k)), (v), (y), (dd), (ff), and (ii) at the time of recordation thereof, (ii) with respect to the Mortgage encumbering each such Mortgaged Property, opinions of counsel regarding the enforceability, due authorization, execution and delivery of the Mortgages and such other matters customarily covered in real estate counsel opinions as the Collateral Agent may reasonably request, in form and substance reasonably acceptable to the Collateral Agent and (iii) such other documents as the Collateral Agent may reasonably request that are available to the Borrowers without material expense with respect to any such Mortgage or Mortgaged Property;

(g)        within (x) 90 days after the Closing Date with respect to each Closing Date Mortgaged Property set forth on Schedule 1.01(A) (or on such later date as the Collateral Agent may agree in its reasonable discretion) and (y) within the time periods set forth in Section 6.14 with respect to Mortgaged Properties encumbered pursuant to said Section 6.14, the Collateral Agent shall have received (i) an ALTA extended coverage lenders’ policy of title insurance (which shall not include any standard survey exception or general mechanics lien exception)  in an amount (not to exceed the applicable amount set forth on Schedule 1.01(A) with respect to each Closing Date Mortgaged Property, and in an amount reasonably acceptable to the Collateral Agent in each other case or unconditional binding commitment therefor to be replaced by a final title policy), paid for by the Borrowers, issued by one or more nationally recognized title insurance companies insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, with the policy limit set forth on Schedule 1.01(A), free of any other Liens except the Permitted Liens set forth in Sections 7.01(b), (c), (e), (g), (j), (k), (l), (o), (p), (s), (t) (as it relates to clauses (j) or (k)), (v), (y), (dd), (ff), and (ii), together with such customary endorsements as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the applicable Mortgaged Property is located, (ii) customary title affidavits required by the title companies to issue the title insurance policies contemplated by clause (i), and (iii) a new ALTA survey, an existing survey or an ExpressMap of each Mortgaged Property to the extent necessary for such title insurance company to issue standard survey coverage and standard survey related endorsements reasonably acceptable to the Collateral Agent and that are available for the jurisdiction where the applicable Mortgaged Property is located;

(h)        within thirty (30) days after the Closing Date (or on such later date as the Collateral Agent may agree in its reasonable discretion), the Collateral Agent shall have received (i) evidence of the insurance required by the terms of Sections 6.07(a) and (b) hereof; and (ii) the Flood Documentation; and

(i)         after the Closing Date, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 6.14 or the Collateral Agreement, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 6.14.

“Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment and/or Term Loan Commitment.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Revolving Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Lenders pursuant to Section 2.01.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, in each case provided to the Administrative Agent pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit B or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrowers.

“Committed Revolving Loan” has the meaning specified in Section 2.01(a) and includes Committed Revolving Loans pursuant to Section 2.03.

“Committed Revolving Loan Maturity Date” means October 31, 2021, subject to extension in accordance with Section 2.16(e).

“Committed Term Loan” has the meaning specified in Section 2.01(b).

“Committed Term Loan Commitment” means, as to each Lender, its obligation to make Committed Term Loans to the Borrowers pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding which does not exceed the Dollar amount set forth opposite such Lender’s name in the column entitled “Term Loan Commitment” on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Committed Term Loan Commitments of all Term Lenders as of the Closing date is $1,000,000,000, which may be increased pursuant to Section 2.16 or decreased pursuant to Section 2.07.

“Committed Term Loan Installment Date” has the meaning set forth in Section 2.08(c).

“Committed Term Loan Maturity Date” means October 31, 2022, subject to extension in accordance with Section 2.16(e).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or another form reasonably satisfactory to the Administrative Agent.

“Consolidated Debt Service Charges” means, for any period for the Consolidated Group, the sum of, without duplication (a) Consolidated Interest Expense payable in cash, plus (b) Scheduled Principal Payments on funded Indebtedness (excluding any balloon or final payment) plus (c) cash dividends and distributions on Preferred Stock, if any, in each case determined on a consolidated basis in accordance with GAAP; but excluding, in any event, (i) gains and losses from unwinding or break-funding of Swap Contracts, (ii) write-offs of unamortized deferred financing fees, (iii) prepayment fees, premiums and penalties, and (iv) other unusual or non-recurring items.

“Consolidated EBITDA” means, for any period, Consolidated Net Income of the Consolidated Group for such period plus, to the extent such amount was deducted in calculating such Consolidated Net Income (without duplication):  (i) Consolidated Interest Expense; (ii) provisions for taxes based on income or profits or capital gains, including Federal, state, provincial, franchise, excise and similar taxes and foreign withholding taxes; (iii) depreciation and amortization (including amortization or impairment write-offs of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period); (iv) the amount of (x) costs, fees and expenses in connection with any Specified Transaction and becoming a separate operating company and (y) integration costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time direct transaction or restructuring costs incurred in connection with acquisitions; (v) proceeds from any business interruption insurance; (vi) any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors, consultants and employees of any Consolidated Party; (vii) all extraordinary, non-recurring or non-cash fees, costs or expenses for such period, together with any related provision for taxes; (viii) business optimization expenses and other restructuring charges or reserves (which, for the avoidance of doubt, shall include the effect of retention, severance, systems establishment costs and contract termination costs) in an amount not to exceed 15% of Consolidated EBITDA for such period; (ix) costs associated with initiating public company reporting, informational technology implementation and other similar start-up costs; (x) costs, fees and expenses associated with entering into new leases and lease restructuring and (xi) all other non-cash items reducing Consolidated Net Income (other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made) including any impairment charge or asset write-offs or write-downs related to intangible assets (including goodwill) and long lived assets pursuant to GAAP, less all non-cash items increasing Consolidated Net Income, all as determined on a consolidated basis for the Consolidated Group in conformity with GAAP.

“Consolidated Group” means QCP and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period of the Consolidated Group, interest expense determined in accordance with GAAP, but including, in any event, the interest component under Capitalized Lease Obligations and the implied interest component under securitization transactions and excluding, in any event, (a) amortization of deferred financing fees, debt discounts, debt issuance costs, commissions and expenses, (b) swap breakage costs, (c) any expense resulting from the discounting of any outstanding indebtedness in connection with the application of purchase accounting in connection with any acquisition or disposition and (d) any expense resulting from the accretion of discounts or amortization of premiums related to the assumption or issuance of debt.

“Consolidated Net Income” means, with respect to the Consolidated Group, for any period, the aggregate net income (or loss) (before giving effect to cash dividends on common or Preferred Stock of QCP or charges resulting from the redemption of Preferred Stock of QCP) of the Consolidated Group for such period determined on a consolidated basis in conformity with GAAP; provided, however, that the following items shall be excluded in computing Consolidated Net Income, without duplication:

(a)        the net income of any person, other than QCP or a Restricted Subsidiary, except to the extent of the amount of dividends or other distributions actually paid in cash (or to the extent converted into cash) or Temporary Cash Investments to any Consolidated Party by such Person during such period;

(b)        the net income of any Restricted Subsidiary (other than a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary, unless such restrictions with respect to the declaration and payment of dividends or distributions have been properly waived for such entire period; provided, however, that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments made in cash (or to the extent converted into cash) or Temporary Cash Investments to QCP or another Restricted Subsidiary thereof in respect of such period, to the extent not already included therein;

(c)        the cumulative effect of a change in accounting principles; and

(d)        any after-tax gains or losses attributable to asset sales;

provided, however, that Consolidated Net Income for the period from September 30, 2016 through the Closing Date shall be determined as if the Spin-Off and the other Transactions occurred at the beginning of such period, as reasonably determined by the Borrowers.

“Consolidated Party” means a member of the Consolidated Group.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Coverage Rate” means 1.30 for all Government Reimbursed Properties and 1.10 for all Non-Government Reimbursed Properties.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Parties” means, collectively, the Parent Guarantors, the Borrowers and the Subsidiary Guarantors.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(a)        either (i) for any taxable period (or portion thereof) during which QCP has elected, or intends to elect, to be subject to tax as a REIT, and intends to (and reasonably believes in good faith that it will) qualify to be treated as a REIT, 95% of the aggregate amount of the Funds From Operations (or, if the Funds From Operations is a loss, minus 100% of the amount of such loss) or (ii) 50% of the aggregate amount of the Consolidated Net Income (or, if the Consolidated Net Income is a loss, minus 100% of the amount of such loss), in either case accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter in which the Closing Date occurs and ending on the last day of the last fiscal quarter immediately preceding the date of determination for which financial statements have been provided to the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b), or for which internal financial statements are available, plus

(b)        100% of the aggregate Net Proceeds, and the fair market value of property or assets or marketable securities, received by QCP after the Closing Date from the issuance and sale of its Equity Interests (other than Disqualified Stock) to a Person who is not a Subsidiary of QCP, including from an issuance or sale permitted by this Agreement of Indebtedness or Disqualified Stock of QCP or any of its Restricted Subsidiaries subsequent to the Closing Date upon conversion, exercise or exchange of such Indebtedness or Disqualified Stock into or for Capital Stock (other than Disqualified Stock) of QCP, plus, without duplication, the amount of any cash, and the fair market value of property or assets or marketable securities (excluding, for the avoidance of doubt, the securities converted or exchanged), received by QCP or its Restricted Subsidiaries upon such conversion, exercise or exchange (in each case, exclusive of any Disqualified Stock), plus

(c)        an amount equal to (i) to the extent such Investments were originally funded with and in reliance on the Cumulative Credit, the net reduction in such Investments in any Person after the Closing Date resulting from payments of interest on Indebtedness, dividends or other distributions, repayments of loans or advances, or other transfers of assets, in each case to QCP or any of its Restricted Subsidiaries or from the Net Proceeds, and the fair market value of property or assets or marketable securities received, from the sale or other disposition of any such Investment (including, without limitation, through satisfaction, expiration, reduction, release, repurchase, purchase, discharge, defeasance, retirement, redemption, repayment or cancellation of such Investment and sales of Capital Stock or other securities of such other Person) (except, in each case, to the extent any such payment or proceeds are included in the calculation of Funds From Operations or Consolidated Net Income, as applicable), and (ii) with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary or that has been merged or consolidated with or into, or which has transferred or conveyed its assets to, or has been liquidated into, QCP or a Restricted Subsidiary of QCP, in each case after the Closing Date, the amount of QCP’s and its Restricted Subsidiaries’ Investment in such Subsidiary (directly or indirectly) as of the date of such redesignation, merger, consolidation, transfer, conveyance or liquidation (valued, in the case of each of clauses (i) and (ii), as provided in the definition of “Investments”), not to exceed, in each case, the amount of Investments previously made by QCP and its Restricted Subsidiaries in such Person or Unrestricted Subsidiary and originally funded with and in reliance upon the Cumulative Credit, plus

(d)        the fair market value of property or assets or Equity Interests representing interests in Persons (other than that of QCP) acquired in exchange for an issuance of Capital Stock (other than Disqualified Stock or Equity Interests issued in exchange for Capital Stock of QCP) of QCP subsequent to the Closing Date, plus

(e)        without duplication, in the event QCP or any Restricted Subsidiary of QCP makes any Investment in a Person that, as a result of or in connection with such Investment, becomes (including by redesignation) a Restricted Subsidiary of QCP, an amount not to exceed the amount of Investments previously made by QCP and its Restricted Subsidiaries in such Person to the extent funded with and in reliance on the Cumulative Credit, minus

(f)        the portion of the Cumulative Credit that QCP has elected to apply under Sections 7.02(r)(Y), 7.06(c) and 7.13(c)(vi).

“Customary Recourse Carveouts” means, with respect to any Non-Recourse Indebtedness, exclusions from the exculpation provisions with respect to such Non-Recourse Indebtedness for fraud, misrepresentation, misapplication of funds, waste, environmental claims, voluntary bankruptcy, collusive involuntary bankruptcy, prohibited transfers, violations of single purpose entity covenants and other circumstances customarily excluded from exculpation provisions and/or included in separate indemnification agreements in non-recourse financings of commercial real estate.

“Debt Service Coverage Ratio” means, with respect to the Consolidated Group, for any Four Quarter Period, the ratio of (x) at any time prior to a Material Amendment, the Specified EBITDA for such Four Quarter Period and (y) at any time following a Material Amendment or, with respect to any fiscal quarter prior to the occurrence of a Material Amendment for which QCP reasonably determines that it cannot adequately determine the HCR Tenant EBITDAR, Consolidated EBITDA for such Four Quarter Period, in each case to Consolidated Debt Service Charges for such Four Quarter Period.

The Debt Service Coverage Ratio calculated both prior to and anytime following a Material Amendment shall be calculated assuming that:  (1) such Indebtedness and any other Indebtedness incurred by QCP or any of its Restricted Subsidiaries since the first day of such Four Quarter Period and the application of the proceeds therefrom, including to refinance other Indebtedness, had occurred on the first day of such period; (2) the repayment or retirement of any other Indebtedness by QCP or any of its Restricted Subsidiaries since the first day of such Four Quarter Period had been repaid or retired on the first day of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Indebtedness during such period); and (3) in the case of any acquisition or disposition by QCP or any of its Restricted Subsidiaries of any asset or group of assets (whether by merger, consolidation, stock purchase or sale, or asset purchase or sale) or other placement of any assets in service or removal of any assets from service by QCP or any of its Restricted Subsidiaries, in each case with a fair market value (as determined in good faith by QCP or any of its Restricted Subsidiaries) exceeding $10,000,000, from the first day of such Four Quarter Period, such acquisition, disposition, placement in service or removal from service and any related repayment or retirement of Indebtedness had occurred as of the first day of such period, with the appropriate adjustments with respect to such acquisition, disposition, placement in service or removal from service being included in such pro forma calculation.  If the Indebtedness giving rise to the need to make the calculation described above or any other Indebtedness incurred after the first day of the relevant Four Quarter Period bears interest at a floating rate, then, for purposes of calculating interest expense, the interest rate on such Indebtedness will be computed on a pro forma basis by applying the average daily rate which would have been in effect during the entire Four Quarter Period.  For purposes of the foregoing, Indebtedness will be deemed to be incurred by QCP or any of its Restricted Subsidiaries whenever QCP or any of its Restricted Subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to overdue principal with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to perform any of its funding obligations hereunder, including in respect of (i) its Loans or (ii) participations in respect of L/C Obligations or Swing Line Loans, in each case within two (2) Business Days of the date such Loans were required to be funded hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s reasonable determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrowers, the Administrative Agent, any L/C Issuer or any Swing Line Lender that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notice or public statement states that such position is based on such Lender’s reasonable determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such notice or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) upon delivery of written notice of such determination to the Borrowers, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

“Designated Borrower” has the meaning assigned to such term in Section 10.21(b).

“Designated Jurisdiction” means any country, region or territory to the extent that such country, region or territory is the subject of any Sanction.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by QCP or any of its Restricted Subsidiaries) of non-cash consideration received by QCP or one of its Restricted Subsidiaries in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of QCP or any of its Restricted Subsidiaries, setting forth such valuation.

“Disposition” or “Dispose” means the sale, transfer or assignment, abandonment or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institution” has the meaning specified in the definition of “Eligible Assignee.”

“Disqualified Stock” means any class or series of Equity Interests of any Person that by its terms or otherwise is:

(a)        required to be redeemed on or prior to the date that is 91 days after the Latest Maturity Date;

(b)        redeemable at the option of the holder of such class or series of Equity Interests, at any time on or prior to the date that is 91 days after the Latest Maturity Date (other than in exchange for Equity Interests that are not Disqualified Stock); or

(c)        convertible into or exchangeable for Equity Interests of the type referred to in clause (a) or (b) above or Indebtedness having a scheduled final maturity on or prior to the date that is 91 days after the Latest Maturity Date;

provided, however, that only the portion of Equity Interests which is so redeemable or required to be redeemed prior to such date will be deemed to be Disqualified Stock; provided further that any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “change of control” occurring prior to the Latest Maturity Date shall not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Equity Interests specifically provide that such Person will not repurchase or redeem any such stock pursuant to such provisions (x) unless such repurchase or redemption complies with Section 7.06 or (y) prior to any repayment, prepayment, redemption, defeasance, discharge, repurchase or purchase of the Loans under Section 2.06(f).  Disqualified Stock shall not include (i) Equity Interests which are issued to any plan for the benefit of employees of QCP or its Subsidiaries or by any such plan to such employees solely because they may be required to be redeemed or repurchased by QCP or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations, or (ii) Equity Interests issued to any future, present or former employee, director, officer or consultant of QCP or its Subsidiaries (or any direct or indirect Subsidiary of QCP thereof) which are redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option agreement, stock ownership plan, put agreement, shareholders’ agreement or similar agreement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (a) any prospective assignee or successor administrative agent (other than a Lender or an Affiliate of a Lender) which (a) is designated by QCP as a “competitor” by written notice to the Administrative Agent (for distribution to the Lenders (including by posting such notice to the Platform)) or (b) any other Person designated by QCP as a “Disqualified Institution” prior to the Closing Date by written notice to the Administrative Agent (for distribution to the Lenders (including by posting such notice to the Platform)) (any such Person under any of the foregoing clauses (a) through (b) being a “Disqualified Institution”); provided, further, that “Disqualified Institutions” shall exclude any Person that QCP has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws (including the common law), regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment, health and safety (as it relates to exposure to Hazardous Materials) and the Release or threat of Release of Hazardous Materials into the Environment.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Credit Parties or any Subsidiary directly or indirectly resulting from or based upon (a) actual or alleged violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person and all of the warrants or options for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person (but excluding any debt security that is convertible into or exchangeable for capital stock).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with QCP within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by QCP or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by QCP or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of an amendment to a Pension Plan or Multiemployer Plan as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a

Pension Plan or Multiemployer Plan; (e) an event or condition which is reasonably expected to result, under Section 4042 of ERISA, in the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon QCP or any ERISA Affiliate in excess of $25,000,000.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Rate” means for any Interest Period as to any Eurocurrency Rate Loan, (i) the rate per annum determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE Benchmark Administration Limited (such page currently being the LIBOR01 page) (the “LIBO Rate”) for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time), two Business Days prior to the commencement of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays the LIBO Rate for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period in Dollars, determined as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period; provided that if LIBO Rates are quoted under either of the preceding clauses (i) or (ii), but there is no such quotation for the Interest Period elected, the LIBO Rate shall be equal to the Interpolated Rate; and provided, further, that if any such rate determined pursuant to the preceding clauses (i) or (ii) is below zero, the Eurocurrency Rate will be deemed to be zero. Notwithstanding anything to the contrary contained herein, with respect to Term Loans, in no event shall the Eurocurrency Rate be less than 1.00% per annum. Further, notwithstanding anything to the contrary contained herein, with respect to all Loans other than Term Loans, in no event shall the Eurocurrency Rate be less than 0.00% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Property” means (i) any Real Property other than Material Real Property, (ii) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien thereon can be perfected by filing a UCC-1) and commercial tort claims with a value of less than $2,500,000, (iii) those assets over which the pledging or granting of security interests in such assets would be prohibited by applicable law, rule, regulation or contractual obligation permitted under this Agreement (with respect to any such contractual obligation, only to the extent such restriction is permitted under Section 7.11 and such restriction is binding on such assets on the Closing Date or at the time of the acquisition thereof and not entered into in contemplation thereof (other than in connection with the incurrence of Indebtedness of the type contemplated by Section 7.03(h) (or Section 7.03(m) in connection with guarantees of any such Indebtedness)) (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or other applicable law) or which require governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), (iv) any lease, license, or other agreement to which any Credit Party is a party to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, or create a right of termination in favor of any other party thereto (other than the Parent Guarantors, QCP or any Restricted Subsidiary) after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (v) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code, (vi) pending “intent-to-use” trademark applications for which a verified “Statement of Use” or an “Amendment to Allege Use” has not been filed with or accepted by the United States Patent and Trademark Office, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (vii) assets (other than Material Real Property) as to which the Collateral Agent and QCP reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof (including any adverse tax consequences) are excessive in relation to the value afforded thereby, (viii) any accounts maintained solely as (A) payroll, healthcare and other employee wage and benefit accounts, (B), withholding tax accounts, including, without limitation, sales tax accounts, (C) escrow, defeasance and redemption accounts established in connection with transactions permitted under this Agreement, (D) segregated tenant deposit accounts, and (E) fiduciary or trust accounts for the benefit of third parties (other than the Credit Parties) and, in the case of clauses (A) through (E), the funds or other property held in or maintained in any such account,  (ix) Excluded Securities and (x) certain other exceptions described in the Collateral Agreement; provided, that QCP may in its sole discretion elect to exclude any property from the definition of Excluded Property.

“Excluded Securities” means any of the following:

(a)        any Equity Interests or Indebtedness with respect to which the Collateral Agent and the Borrowers reasonably agree that the cost or other consequences of pledging such Equity Interests or Indebtedness in favor of the Secured Parties under the Security Documents are excessive in relation to the value to be afforded thereby;

(b)        in the case of any pledge of voting Equity Interests of any Foreign Subsidiary that is a CFC (in each case, that is owned directly by a Credit Party) to secure the Obligations, any voting Equity Interest of such Foreign Subsidiary that is a CFC in excess of 65% of the outstanding Equity Interests of such class;

(c)        in the case of any pledge of voting Equity Interests of any FSHCO (in each case, that is owned directly by a Credit Party) to secure the Obligations, any voting Equity Interest of such FSHCO in excess of 65% of the outstanding Equity Interests of such class;

(d)        any Equity Interests or Indebtedness to the extent the pledge thereof would be prohibited by any requirement of Law (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or other applicable law);

(e)        any Equity Interests of any person that is not a Wholly-Owned Subsidiary to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholders’ agreement or (ii) any other contractual obligation with an unaffiliated third party permitted under this Agreement and binding on such assets at the time of the acquisition thereof and not entered into in contemplation thereof (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the Uniform Commercial Code or other applicable requirements of Law), (B) any organizational documents, joint venture agreement or shareholders’ agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Credit Party or a Wholly-Owned Restricted Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Credit Parties or their Restricted Subsidiaries to obtain any such consent) and for so long as such organizational documents, joint venture agreement or shareholders’ agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a Wholly-Owned Restricted Subsidiary ) to any organizational documents, joint venture agreement or shareholders’ agreement governing such Equity Interests (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder (other than, in each case, non-assignment provisions or other such restrictions which are ineffective under Article 9 of the Uniform Commercial Code or other applicable requirement of Law);

(f)        any Equity Interests of any Unrestricted Subsidiary;

(g)        any Equity Interests that are set forth on Schedule 1.01(B) to this Agreement; and

(h)        any margin stock (within the meaning of Regulation U issued by the FRB.

“Excluded Subsidiary” means any of the following (except as otherwise provided in clause (b) of the definition of “Subsidiary Guarantor”):

(a)        each Immaterial Subsidiary;

(b)        each Domestic Subsidiary that is not a Wholly-Owned Subsidiary (for so long as such Subsidiary remains a non-Wholly-Owned Subsidiary);

(c)        each Domestic Subsidiary that is prohibited from guaranteeing or granting Liens to secure the Obligations by any requirement of Law or that would require consent, approval, license or authorization of a Governmental Authority to Guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received);

(d)        each Domestic Subsidiary that is prohibited by any applicable contractual requirement from Guaranteeing or granting Liens to secure the Obligations on the Closing Date or at the time such Subsidiary becomes a Subsidiary to the extent such contractual requirement is not entered into in contemplation thereof (and for so long as such restriction or any replacement or renewal thereof is in effect);

(e)        any Foreign Subsidiary;

(f)        any Domestic Subsidiary (i) that is an FSHCO or (ii) that is a Subsidiary of a Foreign Subsidiary that is a CFC; and

(g)        each Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Obligation under any Swap Contract if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant under a Loan Document by such Guarantor of a security interest to secure, such Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 11.08 and any and all guarantees of such Guarantor’s Obligations under any Swap Contract by other Credit Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Obligation.  If an Obligation under any Swap Contract arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Loan Document, (a) Taxes imposed on or measured by such recipient’s overall net income (however denominated), or franchise Taxes imposed on such recipient, in each case, (i) by any jurisdiction as a result of such recipient being organized in or having its principal office located in or, in the case of any Lender, its applicable Lending Office located in, such jurisdiction or (ii) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) any branch profits taxes, or any similar Taxes, imposed on such recipient by a jurisdiction described in clause (a), (c) any backup withholding Tax that is required to be withheld from amounts payable to such recipient under Section 3406 of the Code, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 10.13), any U.S. withholding Tax that is imposed on amounts payable to such Foreign Lender pursuant to a Law in effect on the date such Foreign Lender becomes a party hereto (or designates a new Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 3.01(a), (e) any Taxes attributable to such recipient’s failure to comply with Section 3.01(e), and (f) any withholding Taxes imposed under FATCA.

“Extended Letter of Credit” means any Letter of Credit with an expiration date occurring up to one year beyond the Letter of Credit Expiration Date pursuant to the terms of Section 2.03(a)(ii)(B).

“Extended Revolving Facility Commitment” has the meaning assigned to such term in Section 2.16(e).

“Extended Term Loan” has the meaning assigned to such term in Section 2.16(e).

“Extending Lender” has the meaning assigned to such term in Section 2.16(e).

“Extension” has the meaning assigned to such term in Section 2.16(e).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the current Code (or any amended or successor version described above) and any intergovernmental agreements implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, that in no event shall the Federal Funds Effective Rate be less than 0.00%.

“Fee Letter” means the Fee Letter, dated as of the date hereof, between QCP and the Administrative Agent.

“Financial Covenant” means the covenant set forth in Section 7.10.

“FIRREA” shall mean the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended.

“First Lien Debt” means Indebtedness of the Credit Parties or their Restricted Subsidiaries that either (i) consists of Indebtedness outstanding under this Agreement or (ii) is secured by Other First Liens.

“First Lien Debt Incurrence Test” means on any date of incurrence (or, at the option of the Borrowers in case of any Limited Condition Transaction, on the date of establishments of the commitments in respect thereof) of Indebtedness and after giving effect to such incurrence and on a pro forma basis (including the receipt and pro forma application of the proceeds therefrom), the aggregate principal amount of Indebtedness of the Credit Parties and their Restricted Subsidiaries constituting First Lien Debt or otherwise secured by a first priority Lien on any assets of QCP or its Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP), net of Unrestricted Cash (other than proceeds of such Indebtedness) that would be stated on a balance sheet of the Credit Parties and their Restricted Subsidiaries as of the date of calculation, on a consolidated basis, is less than or equal to 25.0% of Total Assets.

“Flood Documentation” means, with respect to each Mortgaged Property located in the United States of America or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (to the extent a Mortgaged Property is located in a Special Flood Hazard Area, together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Credit Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 6.07(c) hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Collateral Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee, (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (D) be otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto,  (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender that is not a “United States person” as defined in section 7701(a)(30) of the Code.

“Form 10” means the Registration Statement on Form 10 filed by QCP, as amended as of October 14, 2016 and declared effective by the SEC on October 14, 2016.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Four Quarter Period” means, for purposes of calculating the Debt Service Coverage Ratio and the components thereunder, the then most recently completed four fiscal quarters for which financial statements have been (or were required to be) provided to the Administrative Agent pursuant to Section 6.01(a) or (b); provided, however that with respect to calculating the Debt Service Coverage Ratio or any Debt Incurrence Test for any four quarter period ending on or prior to December 31, 2017,

(a)        Consolidated EBITDA for the period from September 30, 2016 through the Closing Date shall be determined as if the Spin-Off and the other Transactions occurred at the beginning of such period, as reasonably determined by the Borrowers;

(b)        Specified EBITDA for the period from September 30, 2016 through the Closing Date, shall be determined as if the Spin-Off and the other Transactions occurred at the beginning of such period, as reasonably determined by the Issuers; and

(c)        Consolidated Debt Service Charges shall be computed as follows:

(i)         for the four (4) fiscal quarter period ended March 31, 2017, Consolidated Interest Expense for the one fiscal-quarter period then ended shall each be multiplied by 4;

(ii)        for the four (4) fiscal quarter period ended June 30, 2017, Consolidated Interest Expense for the two fiscal-quarter period then ended shall each be multiplied by 2; and

(iii)       for the four (4) fiscal quarter period ended September 30, 2017, Consolidated Interest Expense for the three fiscal-quarter period then ended shall each be multiplied by 1-1/3.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to any L/C Issuer, an amount equal to such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to such L/C Issuers, less the amount of such L/C Obligations as to which such Defaulting Lender has funded its participation obligation or as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, an amount equal to such Defaulting Lender’s Applicable Percentage of Swing Line Loans, less the amount of such Swing Line Loans as to which such Defaulting Lender has funded its participation obligation or as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or Cash Collateralized in accordance with the terms hereof.

“FSHCO” means any Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries of QCP that are CFCs and/or of one or more FSHCOs.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funds From Operations” means, with respect to the Consolidated Group, for any period, the Consolidated Net Income of the Consolidated Group for such period after adjustments for unconsolidated partnerships and joint ventures, plus depreciation and amortization of real property (including furniture and equipment) and other real estate assets and excluding (to the extent such amount was deducted in calculating such Consolidated Net Income):

(a)        gains or losses from (i) the restructuring or refinancing of Indebtedness or (ii) sales of properties;

(b)        non-cash asset impairment charges;

(c)        non-cash charges related to redemptions of Preferred Stock of QCP;

(d)        any non-cash compensation expense attributable to grants of stock options, restricted stock or similar rights to officers, directors and employees of QCP and its Restricted Subsidiaries;

(e)        the amortization of financing fees and the write-off of financing costs;

(f)        any other non-cash charges associated with the sale or settlement of any interest rate swap or other hedging or derivative instruments;

(g)        costs, fees and expenses associated with entering into new leases and lease restructuring;

(h)        non-recurring costs, fees and expenses associated with litigation; and

(i)         the amount of (x) costs, fees and expenses in connection with any Specified Transaction and becoming a separate operating company and (y) integration costs deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time direct transaction or restructuring costs incurred in connection with acquisitions;

provided, however, that Funds From Operations for the period from September 30, 2016 through the Closing Date shall be determined as if the Spin-Off and the other Transactions occurred at the beginning of such period, as reasonably determined by the Borrowers.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.  For clarity purposes, any change in GAAP requiring leases that were previously classified as operating leases (or which, had they been entered into prior to the Closing Date, would have been treated as an operating lease on the Closing Date) to be treated as Capitalized Leases shall be disregarded and such leases shall continue to be, or shall be, treated as operating leases consistent with GAAP as in effect immediately before such change in GAAP became effective.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Government Reimbursed Properties” means Healthcare Facilities in respect of which 51% or more of revenues are generated from reimbursements under Medicare, Medicaid and other government programs for payment of services rendered by healthcare providers (i.e., skilled nursing facilities, hospitals, etc.).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any payment obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning set forth in Section 11.01.

“Guarantors” means, collectively, the Parent Guarantors and the Subsidiary Guarantors.

“Guaranty” means the guaranty of the Obligations by the Guarantors pursuant to Article XI hereof.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances, materials or wastes of any nature regulated pursuant to any Environmental Law.

“HCP” means HCP, Inc., a Maryland corporation.

“HCP Note” means one or more promissory notes, to be issued by certain Subsidiaries of the Borrowers, each as an obligor, prior to the Closing Date, as such notes may be amended, restated, supplemented, or otherwise modified from time to time.

“HCR Tenant EBITDAR” means, with respect to any property for the most recently completed Four Quarter Period, the sum of (i) the net income of HCRMC with respect to such property for such period, excluding any non-recurring or extraordinary gains and losses, plus (ii) an amount which, in the determination of net income for such period pursuant to clause (i) above, has been deducted for or in connection with (without duplication) (a) interest expense with respect to such property (plus, amortization of deferred financing costs, to the extent included in the determination of interest expense under GAAP), (b) income taxes with respect to such property, (c) depreciation and amortization with respect to such property, (d) rent expense paid to QCP and its Restricted Subsidiaries with respect to such property (as reasonably determined based on allocated rent expense under the Master Lease), (e) allocated corporate overhead fees and expenses and allocated general and administrative expenses, all determined in accordance with GAAP, (f) allocated costs and expenses relating to litigation, including regulatory and defense costs, (g) allocated costs, fees and expenses relating to the settlement of claims with the Department of Justice, (h) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles and other fair value adjustments arising under GAAP, (i) any net after-tax extraordinary, non-recurring or unusual gains or losses and charges and (j) allocated charges resulting from increases in general liability and property liability reserves and reserves for deferred tax assets.  HCR Tenant EBITDAR shall be calculated on a pro forma basis with respect to any property acquired or transitioned during such Four Quarter Period.

“HCRMC” means HCR ManorCare, Inc. and/or any of its subsidiaries.

“Healthcare Facilities” means any skilled nursing facilities, hospitals, long-term acute care facilities, inpatient rehabilitation facility, medical office buildings, assisted living facilities, independent living facilities or memory care or other personal care facilities and ancillary businesses that are supplemental or incidental to the foregoing.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract, is a Lender, an Agent or an Affiliate of a Lender or an Agent, in its capacity as a party to such Swap Contract (even if it subsequently ceases to be a Lender, an Agent or an Affiliate of a Lender or an Agent).

“Honor Date” has the meaning set forth in Section 2.03(b)(v).

“Immaterial Real Properties” has the meaning specified in the definition of “Material Real Property.”

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of QCP most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 6.01(a) or 6.01(b), have assets with a value in excess of 5.0% of the Total Assets or revenues representing in excess of 5.0% of total revenues of QCP and its Restricted Subsidiaries on a consolidated basis as of such date, and (b) taken together with all Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of Total Assets or revenues representing in excess of 10.0% of total revenues of QCP and its Restricted Subsidiaries on a consolidated basis as of such date; provided, that the Borrowers may elect in their sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof.

“Increased Amount” of any Indebtedness means any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of QCP, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” means, at any time, an amount not to exceed the sum of:

(a)        $175,000,000; plus

(b)        an unlimited amount so long as, on the date of incurrence thereof (or, at the option of the Borrowers in the case of any Limited Condition Transaction, on the date of establishment of the commitments in respect thereof) immediately after giving effect to the incurrence of such Incremental Amount (and assuming such Incremental Commitments are fully drawn) and the use of proceeds of the loans thereunder, (i) in the case of Incremental Loans secured by Liens on the Collateral that rank pari passu in right of security with the Liens on the Collateral securing the Loans, the First Lien Debt Incurrence Test has been met and (ii) in the case of Incremental Loans secured by Liens on the Collateral that rank junior in right of security to the Liens on the Collateral securing the Loans, the Secured Debt Incurrence Test has been met; plus

(c)        the amount of any voluntary repayments (accompanied by corresponding commitment terminations with respect to the Revolving Loans) of the Term Loans or the Revolving Loans other than prepayments funded with other Indebtedness;

provided, that the Borrowers must be in compliance with the Financial Covenant on a pro forma basis in order to incur any Incremental Loan pursuant to clauses (a) through (c) above.

“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrowers, the Administrative Agent and, if applicable, one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders.

“Incremental Commitment” means an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment.

“Incremental Loan” means an Incremental Term Loan or an Incremental Revolving Loan.

“Incremental Revolving Facility Commitment” means the commitment of any Lender, established pursuant to Section 2.16, to make Incremental Revolving Loans to the Borrowers.

“Incremental Revolving Facility Lender” means a Lender with an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan.

“Incremental Revolving Loan” means (i) Revolving Loans made by one or more Revolving Lenders to the Borrowers pursuant to an Incremental Revolving Facility Commitment to make additional Revolving Loans, (ii) to the extent permitted by Section 2.16 and provided for in the relevant Incremental Assumption Agreement, Other Revolving Loans (including in the form of Extended Revolving Facility Commitments), or (iii) any of the foregoing.

“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.16, to make Incremental Term Loans to the Borrowers.

“Incremental Term Loan Installment Date” has the meaning assigned to such term in Section 2.08(c).

“Incremental Term Loans” means (i) Term Loans made by one or more Lenders to the Borrowers pursuant to Section 2.16 consisting of additional Term Loans and (ii) to the extent permitted by Section 2.16 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans (including in the form of Extended Term Loans or Refinancing Term Loans, as applicable), or (iii) any of the foregoing.

“Indebtedness” means (without duplication), at any time and with respect to any Person, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)        all obligations of such Person for borrowed money, whether secured or unsecured, and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments including, without limitation, recourse and non-recourse mortgage debt;

(b)        all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)        aggregate net obligations of such Person under Swap Contracts;

(d)        all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)        indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, to the extent of the value of the property encumbered by such Lien;

(f)        Capitalized Lease Obligations and Attributable Indebtedness;

(g)        all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock, valued, in the case of a redeemable preferred interest, at the liquidation preference thereof, and

(h)        all Guarantees of such Person in respect of any of the foregoing.

The amount of Indebtedness of any Person at any date, unless otherwise specified above or below, shall be the outstanding balance at such date of all unconditional obligations of the type described above appearing (other than Letters of Credit and Swap Contracts) as a liability on a balance sheet of the specified Person prepared in accordance with GAAP and, with respect to obligations under any guarantee, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided, however, that:

(i)         the amount outstanding at any time of any Indebtedness issued with original issue discount shall be deemed to be the face amount with respect to such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at the date of determination in conformity with GAAP;

(ii)        Indebtedness shall not include any liability for foreign, federal, state, local or other taxes;

(iii)       Indebtedness shall not include any liability required to be recognized as a result of variable interest accounting unless such Person is otherwise legally liable for such liability;

(iv)       Indebtedness shall not include any indemnification, earnouts, adjustment or holdback of purchase price, non-compete, consulting, deferred taxes or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(v)        Indebtedness shall not include contingent obligations under performance bonds, performance guarantees, surety bonds, appeal bonds or similar obligations Incurred in the ordinary course of business;

(vi)       in the case of clause (d) above, the amount of such Indebtedness shall be the net present value thereof determined in accordance with GAAP; and

(v)        in the case of clause (c) above, the amount of such Indebtedness shall be the amount of all net payments that such Person would have to make in the event of an early termination, on the date Indebtedness of such Person is being determined, in respect of outstanding Swap Contracts; provided that in no event shall obligations under any Swap Contract be deemed “Indebtedness” for any calculation of any financial ratio under this Agreement.

For the avoidance of doubt, it is understood and agreed that (i) any obligations of such Person in respect of cash management or similar agreements and (ii) any obligations of such Person in respect of employee deferred compensation and benefit plans or similar arrangements shall not constitute Indebtedness.  For the avoidance of doubt, for purposes of calculating the total amount of Indebtedness, there shall be excluded any Indebtedness or portion thereof which has been defeased, discharged, repurchased, retired, redeemed, otherwise acquired or repaid (or for which an irrevocable deposit is made in an amount sufficient to effect the foregoing).

“Indemnified Taxes” means all (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of a Credit Party under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Intellectual Property” has the meaning specified in the Security Documents.

“Intercreditor Agreement” means the First Lien/Second Lien Intercreditor Agreement, dated as of the date hereof, by and among the Collateral Agent and the Second Lien Notes Collateral Agent and acknowledged by the Credit Parties.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the applicable Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each calendar quarter and the applicable Maturity Date.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months (or if agreed to by all Lenders, twelve months) thereafter (in each case, subject to availability), as selected by the Borrowers in the applicable Committed Loan Notice, or such other period that is twelve months or less requested by the Borrowers and consented to by all the Lenders providing such Eurocurrency Rate Loan; provided that:

(i)         any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)       no Interest Period shall, with respect to any Loan, extend beyond the applicable Maturity Date.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement but excluding (i) advances to customers, distributors, operators and trade credit in the ordinary course of business that are, in conformity with GAAP, recorded as accounts or rents receivable on the consolidated balance sheet of QCP and its Restricted Subsidiaries and endorsements for collection or deposits arising in the ordinary course of business, and (ii) commission, travel and similar advances to employees, directors, officers, managers and consultants in each case made in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property (tangible or intangible) to others or any payment for property or services solely for the account or use of others, or otherwise), or any purchase or acquisition of Equity Interests, bonds, notes, debentures or other similar instruments issued by, such Person and shall include:

(a)      the designation of a Restricted Subsidiary as an Unrestricted Subsidiary; and

(b)      the fair market value of the Equity Interests (or any other Investment) held by QCP or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Guarantor or a Restricted Subsidiary of QCP;

provided, however, that the fair market value of the Investment remaining in any Person that has ceased to be a Guarantor or a Restricted Subsidiary of QCP shall be deemed not to exceed the aggregate amount of Investments previously made in such Person valued at the time such Investments were made, less the net reduction of such Investments.  For purposes of the definition of “Unrestricted Subsidiary” and Section 7.06:

(i)         “Investment” shall include the fair market value of the assets (net of liabilities (other than liabilities to QCP or any of its Restricted Subsidiaries)) of any Restricted Subsidiary of QCP at the time such Restricted Subsidiary is designated an Unrestricted Subsidiary;

(ii)        the fair market value of the assets (net of liabilities (other than liabilities to QCP or any of its Restricted Subsidiaries)) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated as (or is merged or consolidated or liquidated into or otherwise becomes (including by redesignation)) a Restricted Subsidiary of QCP shall be considered a reduction in outstanding Investments; and

(iii)       any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer;

provided further, that the amount of any Investment shall be reduced by the amounts received (not to exceed the amount of any such Investment) by the Credit Parties with respect to such Investment, including sale or liquidation proceeds from dispositions of any portion of such Investment (including from sales of Equity Interests, bonds, notes, debentures or other similar instruments) and principal, interest, dividends, distributions, other payments, repayments of loans or advances, other transfers of assets, the satisfaction, release, expiration, discharge, defeasance, repurchase, redemption cancellation or reduction (other than by means of payments by QCP or any of its Restricted Subsidiaries) of Indebtedness or other obligations payable to (or guaranteed by) QCP or any Restricted Subsidiary of QCP.

“Interpolated Rate” means, in relation to the LIBO Rate, the rate which results from interpolating on a linear basis between:

(i)         the applicable LIBO Rate for the longest period (for which that LIBO Rate is available) which is less than the Interest Period of that Loan; and

(ii)        the applicable LIBO Rate for the shortest period (for which that LIBO Rate is  available) which exceeds the Interest Period of that Loan,

each as of approximately 11:00 a.m. (London, England time) two Business Days prior to the commencement of such Interest Period of that Loan.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by any L/C Issuer and the Borrowers (or any Subsidiary) or in favor of any L/C Issuer and relating to any such Letter of Credit.

“Joint Venture” means any Person in which QCP, directly or indirectly, has an ownership interest but do not consolidate the assets or income of such Person in preparing their consolidated financial statements.

“Junior Financing” means Indebtedness for borrowed money in an aggregate principal amount in excess of $25,000,000 that is unsecured or secured by a Lien that is junior to the Liens securing the Obligations.

“Latest Maturity Date” means, at any date of determination, the latest of the latest Revolving Maturity Date and the latest Term Loan Maturity Date, in each case then in effect on such date of determination.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, executive orders and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.  All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.  All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Draw Notice” has the meaning set forth in Section 2.03(b).

“L/C Issuers” means each of Barclays Bank PLC in its capacity as an issuer of Letters of Credit hereunder, each Lender hereunder that shall have become an L/C Issuer and any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Reimbursement Date” has the meaning set forth in Section 2.03(b).

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrowers and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate.  Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Application” means an application, agreement or request, as applicable, for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the date that is the fifth (5th) day prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(g).

“Letter of Credit Sublimit” means $10,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBO Rate” has the meaning specified in the definition of “Eurocurrency Rate.”

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (i) any Permitted Business Acquisition or other permitted acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing and (ii) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Revolving Loan, a Term Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, each Security Document, the Intercreditor Agreement, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 and the Fee Letter.

“Master Lease” means that certain Master Lease and Security Agreement, dated as of April 7, 2011, among the Subsidiaries of QCP party thereto and HCR III Healthcare LLC, as such agreement has been or will be amended, restated, supplemented, modified or replaced.

“Material Adverse Effect” means any event or condition that (a) results in a material adverse change in, or has a material adverse effect on, the business, assets, properties, operations or financial condition of QCP and its Restricted Subsidiaries, taken as a whole, (b) materially impairs the ability of the Credit Parties, taken as a whole, to perform their payment and other material obligations under the Loan Documents, taken as a whole, or (c) has a material adverse effect upon the legality, validity, binding effect or enforceability against the Credit Parties, taken as a whole, of any payment or other material provision of any Loan Document; provided that it is understood and agreed that (i) the occurrence of the Spin-Off shall not constitute a Material Adverse Effect and (ii) a Bankruptcy Proceeding by HCRMC shall not constitute a Material Adverse Effect.

“Material Amendment” means any amendments or waivers to, or replacements or terminations of, individually or in the aggregate, the Master Lease that occurs after the Closing Date that results in the reduction of the aggregate cash monthly rent payable thereunder by more than 20%.

“Material Contract” means, with respect to any Person, any agreement or instrument that is material to the business, assets, properties, operations or financial condition of such Person.

“Material Lease” means any lease with an aggregate cash monthly rent payable that is in excess of 10.0% of the total monthly revenues of the QCP and its Restricted Subsidiaries.

“Material Non-Recourse Indebtedness” means any Indebtedness of the Borrowers and/or any Subsidiary (other than Indebtedness hereunder and Indebtedness under Swap Contracts) that (a) constitutes Non-Recourse Indebtedness, and (b) individually or in the aggregate, has a principal amount (including, without duplication, undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000.

“Material Real Property” means any parcel or parcels of Real Property located in the United States that is either (i) owned in fee by any Credit Party or (ii) leased by any Credit Party as of the Closing Date, if in the case of this clause (ii) such Real Property is also sub-leased by such Credit Party or otherwise generates income for such Credit Party, and in the case of each of clause (i) and (ii) above such Real Property has a fair market value (on a per-property basis) of at least $5,000,000 as of (x) the Closing Date, for Real Property now owned or leased or (y) as of the date of acquisition for Real Property acquired after the Closing Date, in each case as determined by an appraisal that satisfies the applicable requirements of FIRREA (the Real Properties below such threshold, the “Immaterial Real Properties”); provided that, if the aggregate fair market value of the Immaterial Real Properties shall exceed the greater of $250,000,000 and 5.0% of Total Assets at any time, Immaterial Real Properties, as designated by the Borrowers, sufficient to cause the aggregate fair market value of Immaterial Real Properties not to exceed the greater of $250,000,000 and 5.0% of Total Assets at such time shall be deemed Material Real Properties for purposes of this Agreement.

“Material Recourse Indebtedness” means any Indebtedness of a Credit Party and/or any Restricted Subsidiary (other than Indebtedness hereunder and Indebtedness under Swap Contracts) that (a) does not constitute Non-Recourse Indebtedness, and (b) individually or in the aggregate, has a principal amount (including, without duplication, undrawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $100,000,000.

“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.

“Maturity Date” means, as applicable, the Revolving Maturity Date or the Term Loan Maturity Date.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Properties” means the Material Real Properties owned in fee or leased by the Credit Parties that are identified as such on Schedule 1.01(A) (the “Closing Date Mortgaged Properties”) and each additional Material Real Property encumbered by a Mortgage pursuant to Section 6.14.

“Mortgages” mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents (including amendments to any of the foregoing) delivered with respect to Mortgaged Properties, each substantially in the form of Exhibit D (with such changes as are reasonably consented to by the Collateral Agent to account for local law matters), in each case, as amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means:

(i)         100% of the cash proceeds actually received by QCP or any of its Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Disposition under Section 7.05(a), Section 7.05(o) or Section 7.05(r), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) Taxes paid or payable (in the good faith determination of the Borrowers) as a result thereof, (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) or (ii) above) (x) related to any of the applicable assets, (y) retained by the Borrowers or any of their Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Disposition occurring on the date of such reduction), and (iv) for any taxable period (or portion thereof) during which QCP or any of its Subsidiaries has elected, or intends to elect, to be subject to tax as a real estate investment trust under the Code, and intends to (and reasonably believes in good faith that it will) qualify as a real estate investment trust for U.S. federal income tax purposes, any amount required to be distributed to the holders of QCP’s capital stock as a result thereof in order to maintain the status of QCP or any of its Subsidiaries as a REIT and to avoid the payment of any excise tax or any income tax by QCP or any such Subsidiaries, as applicable; provided, that, if QCP or the Borrowers shall deliver a certificate of a Responsible Officer of QCP or the Borrowers to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrowers’ intention to use any portion of such proceeds, within 12 months of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrowers and their Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder or to reimburse the cost of any of the foregoing incurred on or after the date on which the Disposition giving rise to such proceeds was contractually committed, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 12 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 12 month period but within such 12 month period are contractually committed to be used, then such remaining portion if not so used within six months following the end of such 12 month period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $15,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (y) no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such net cash proceeds otherwise constituting Net Proceeds pursuant to the foregoing clause (x) in such fiscal year shall exceed $50,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and

(ii)        100% of the cash proceeds from the incurrence, issuance or sale by QCP or any of its Restricted Subsidiaries of any Indebtedness (other than Indebtedness permitted under this Agreement (other than Refinancing Notes or Refinancing Term Loans)), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

“NOI” means, with respect to any property for the applicable Four Quarter Period, (a) rental payments and other revenues received in cash by the applicable Consolidated Party (whether in the nature of base rent, minimum rent, percentage rent, additional rent, proceeds of rent loss or business interruption insurance or otherwise, but exclusive of (x) security deposits, earnest money deposits, advance rentals, reserves for capital expenditures, charges, expenses or items required to be paid or reimbursed by the tenant thereunder, except, with respect to any of the foregoing in this clause (x), to the extent applied in satisfaction of any tenant’s obligations for rent or to the extent a Consolidated Party otherwise becomes entitled to retain the same, and (y) proceeds from a sale of such property) pursuant to the facility leases applicable to such property or otherwise, minus (b) all expenses paid by a Consolidated Party and not reimbursed by a person that is not a Consolidated Party (excluding interest but including an appropriate accrual for property taxes and insurance net of cash reserves therefor held by a Consolidated Party) related to the ownership, operation or maintenance of such property, including but not limited to property taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (including an appropriate allocation for legal, accounting, advertising, marketing and other expenses incurred in connection with such property, but specifically excluding general overhead expenses, debt service charges, depreciation and income taxes and other non-cash expenses of the Consolidated Group and any property management fees).

“Non-Government Reimbursed Properties” means Healthcare Facilities that are not Government Reimbursed Properties (i.e., assisted living facilities, independent living facilities, memory care facilities, medical office buildings, etc.).

“Non-Extension Notice Date” has the means specified in Section 2.03(b)(iii).

“Non-Recourse Indebtedness” means, with respect to any Person, (a) any Indebtedness of such Person in which the holder of such Indebtedness may not look to such Person for repayment, other than to the extent of any security therefor or pursuant to Customary Recourse Carveouts, (b) if such Person is a single asset entity, any Indebtedness of such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a single asset holding company, any Indebtedness of such single asset holding company resulting from a guarantee of, or lien securing, Indebtedness of a single asset entity that is a subsidiary of such single asset holding company, so long as, in each case, either (i) the holder of such Indebtedness has no recourse to such single asset holding company for repayment, other than to the Equity Interests held by such single asset holding company in such single asset entity or pursuant to Customary Recourse Carveouts or (ii) such single asset holding company has no assets other than Equity Interests in such single asset entity and cash or Temporary Cash Investments and other assets of nominal value incidental to the ownership of such single asset entity.

“Note” means a Revolving Note or a Term Note.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of the Credit Parties arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including (i) interest, fees and other amounts that accrue after the commencement by or against the Credit Parties or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding, (ii) obligations of the Credit Parties under any non-speculative Swap Contract to which a Lender or any Affiliate of a Lender or any Hedge Bank is a party and (iii) obligations of the Borrowers under any Treasury Management Agreement with a Treasury Management Lender; provided, however that the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Offering Memorandum” means that Offering Memorandum with respect to the Second Lien Notes dated September 30, 2016.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other First Liens” means Liens on the Collateral that are pari passu with the Liens thereon securing the Loans and the other Obligations that are pari passu with the Loans.

“Other Revolving Loans” has the meaning assign to such term in Section 2.16(a).

“Other Taxes” means all present or future stamp or documentary taxes or any other intangible, recording, filing or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document, except any such Taxes imposed with respect to an assignment (other than an assignment pursuant to a request by the Borrowers under Section 10.13) that are imposed by a jurisdiction as a result of a present or former connection between the applicable Lender and such jurisdiction that is described in clause (a) of the definition of “Excluded Taxes”.

“Other Term Loans” has the meaning assigned to such in Section 2.16(a) (including in the form of Extended Term Loans or Refinancing Term Loans, as applicable).

“Outstanding Amount” means (a) with respect to Committed Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Revolving Loans and Swing Line Loans, as the case may be, occurring on such date; (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by or on behalf of the Borrowers of Unreimbursed Amounts or any refinancings thereof; and (c) with respect to the Term Loans on any date, the aggregate outstanding principal amount thereof.

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Guarantors” has the meaning specified in the introductory paragraph hereto.

“Parent REIT” has the meaning specified in the introductory paragraph hereto.

“Pari Term Loan” has the meaning assign to such term in Section 7.03.

“Pari Yield Differential” has the meaning assign to such term in Section 7.03.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning specified in Section 10.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by QCP or any ERISA Affiliate or to which QCP or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” has the meaning specified in the Collateral Agreement.

“Permitted Business Acquisition” means any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by QCP or its Restricted Subsidiaries in, or merger, consolidation or amalgamation with, a person or division, line of business or individual store of a person (or any subsequent investment made in a person or division, line of business or individual store previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto:  (i) no Event of Default under clause (a), (f), or (g) of Section 8.01 shall have occurred and be continuing or would result therefrom, provided, however, that with respect to a proposed acquisition pursuant to an executed acquisition agreement, at the option of the Borrowers, the determination of whether such an Event of Default shall exist shall be made solely at the time of the execution of the acquisition agreement related to such Permitted Business Acquisition; (ii) all transactions related thereto shall be consummated in accordance with applicable Laws; (iii) with respect to any such acquisition or investment with cash consideration in excess of $50,000,000, the Borrowers shall be in compliance with the Financial Covenant immediately after giving effect to such acquisition or investment and any related transaction; (iv) any acquired or newly formed Restricted Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 7.03; and (v) to the extent required by Section 6.14, any person acquired in such acquisition, if acquired by a Credit Party, shall be merged into a Credit Party or become upon consummation of such acquisition a Guarantor.

“Permitted Liens” means Liens permitted under Section 7.01.

“Permitted Mortgage Investment” means any Investment in secured notes, mortgage, deeds of trust, collateralized mortgage obligations, commercial mortgage-backed securities, other secured debt securities, secured debt derivative or other secured debt instruments, so long as such investment relates directly or indirectly to real property that constitutes or is used as a skilled nursing home center, hospital, assisted living facility, medical or other property customarily constituting an asset company specializing in healthcare or senior housing property.

“Permitted Non-Recourse Guarantees” means customary indemnities or guarantees (including by means of separate indemnification agreements or carve-out guarantees) provided in the ordinary course of business by QCP or any of its Restricted Subsidiaries in financing transactions that are directly or indirectly secured by real property or other real property-related assets (including Equity Interests) of a joint venture, operator or Unrestricted Subsidiary and that may be full recourse or non-recourse to the joint venture, operator or Unrestricted Subsidiary that is the borrower in such financing, but is non-recourse to QCP or any of its Restricted Subsidiaries; provided that Permitted Non-Recourse Guarantees shall not lose their character as such because there is recourse to QCP or any of its Restricted Subsidiaries for or in respect of (a) indemnities and limited contingent or carve-out guarantees as are consistent with customary industry practice (such as environmental indemnities and recourse triggers based on violation of transfer restrictions and indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received by the obligor from secured assets to be paid to the lender, waste and mechanics’ liens), (b) a voluntary bankruptcy filing (or similar filing or action) or involuntary bankruptcy filings by such borrower, and other events, actions and circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate indemnification agreements or guarantees in non-recourse financings of real estate or (c) performance and completion guarantees.

“Permitted Refinancing Indebtedness” means any Indebtedness of QCP or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, discharge or refund other Indebtedness of QCP or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a)        the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, (plus all accrued interest thereon and any premiums owed, including the amount of any reasonably determined premium necessary to accomplish such refinancing, and costs, fees and expenses incurred in connection therewith);

(b)        such Permitted Refinancing Indebtedness has:

(i)         a final maturity date later than the final maturity date of the Indebtedness being refinanced; and

(ii)        a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(c)        if the Indebtedness being refinanced is contractually subordinated in right of payment to the Loans or the Guaranty, such Permitted Refinancing Indebtedness is contractually subordinated in right of payment to the Loans or such Guaranty on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced;

(d)        if the Indebtedness being refinanced is First Lien Debt, such Permitted Refinancing Indebtedness is pari passu in right of payment with, or subordinated in right of payment to, the Loans or such Guaranty; and

(e)        such Indebtedness is incurred (a) by a Credit Party, (b) by the Restricted Subsidiary that is the obligor on the Indebtedness being refinanced or (c) if the obligor on such Indebtedness is not a Guarantor, by another Restricted Subsidiary that is not a Guarantor.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrowers or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

“Preferred Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) that have a preference on liquidation or with respect to distributions over any other class of Equity Interests, including preferred partnership interests, whether general or limited, or such Person’s preferred or preference stock, whether outstanding on the Closing Date or issued thereafter, including all series and classes of such preferred or preference stock.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Pro Rata Extension Offer” has the meaning specified in Section 2.16(e).

“Public Lender” has the meaning specified in Section 6.02.

“QCP” has the meaning specified in the introductory paragraph hereto.

“Qualified ECP Guarantor” means, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Credit Party, whether by lease, license, or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.

“Refinancing Effective Date” has the meaning set forth in Section 2.16(j).

“Refinancing Notes” means any secured or unsecured notes or loans issued by the Borrowers or any Subsidiary Guarantor (whether under an indenture, a credit agreement or otherwise) and the Indebtedness represented thereby; provided, that (a) 100% of the Net Proceeds of such Refinancing Notes that are secured on a pari passu basis with the Committed Term Loans are used to permanently reduce Loans and/or replace Commitments substantially simultaneously with the issuance thereof; (b) the principal amount (or accreted value, if applicable) of such Refinancing Notes does not exceed the principal amount (or accreted value, if applicable) of the aggregate portion of the Loans so reduced and/or Commitments so replaced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses); (c) the final maturity date of such Refinancing

Notes is on or after the Term Loan Maturity Date or the Revolving Maturity Date, as applicable, of the Term Loans so reduced or the Revolving Commitments so replaced; (d) the Weighted Average Life to Maturity of such Refinancing Notes is greater than or equal to the Weighted Average Life to Maturity of the Term Loans so reduced or the Revolving Commitments so replaced, as applicable; (e) in the case of Refinancing Notes in the form of notes issued under an indenture, the terms thereof do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the Term Loan Maturity Date of the Term Loans so reduced or the Revolving Facility Maturity Date of the Revolving Commitments so replaced, as applicable (other than customary offers to repurchase or mandatory prepayment provisions upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default); (f) the other terms of such Refinancing Notes (other than interest rates, fees, floors, funding discounts and redemption or prepayment premiums and other pricing terms), taken as a whole, are substantially similar to, or not materially less favorable to the Borrowers and their Subsidiaries than the terms, taken as a whole, applicable to the Committed Term Loans (except for covenants or other provisions applicable only to periods after the Latest Maturity Date in effect at the time such Refinancing Notes are issued or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrowers in good faith (or, if more restrictive, the Loan Documents are amended to contain such more restrictive terms to the extent required to satisfy the foregoing standard); (g) there shall be no obligor in respect of such Refinancing Notes that is not a Credit Party; and (h) Refinancing Notes may not be secured by any assets other than the Collateral and Refinancing Notes that are secured by Collateral shall be subject to the provisions of the Intercreditor Agreement or another intercreditor agreement reasonably satisfactory to the Administrative Agent and the terms of which are consistent with market terms governing security arrangements for the sharing of liens on a pari passu basis or a junior basis, as applicable, at the time such intercreditor agreement is proposed to be established in light of the type of Indebtedness to be secured by such liens, as determined by the Administrative Agent and the Borrowers in the exercise of reasonable judgment.

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.16(j).

“Refunding Capital Stock” has the meaning specified in Section 7.06(l).

“Register” has the meaning specified in Section 10.06(c).

“REIT” means a real estate investment trust as defined in Sections 856-860 of the Code.

“REIT Preferred Stock” means the Preferred Stock issued or to be issued by each of the Borrowers to shareholders other than QCP or Parent REIT, and by Parent REIT to shareholders other than QCP, the purpose of which is to satisfy the requirements of Section 856(a)(5) of the Code and with the aggregate liquidation preference of all REIT Preferred Stock issued by Parent REIT or any Borrower in each case not to exceed $2,000,000.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the Environment or within, from or into any building, structure, facility or fixture.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the (a) Total Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition) and (b) aggregate unused Revolving Commitments; provided that the unused Revolving Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, (a) Revolving Lenders having more than fifty percent (50%) of the Aggregate Revolving Commitments or (b) if the commitment of each Revolving Lender to make Revolving Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, Revolving Lenders holding in the aggregate more than fifty percent (50%) of the Total Revolving Outstandings (with the aggregate amount of each Revolving Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Lender for purposes of this definition); provided that any Revolving Commitment of, and the portion of the Total Revolving Outstandings (including risk participations in Letters of Credit and Swing Line Loans) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Revolving Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, any executive vice president, any senior vice president, and the treasurer of any Credit Party or any entity authorized to act on behalf of a Credit Party, solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of a Credit Party or entity authorized to act on behalf of a Credit Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Credit Party or entity authorized to act on behalf of such Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party or entity authorized to act on behalf of such Credit Party designated in or pursuant to an agreement between the applicable Credit Party or entity authorized to act on behalf of such Credit Party and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.  Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of QCP.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of QCP or any Restricted Subsidiary thereof, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to the stockholders, partners or members (or the equivalent Person thereof) of any Restricted Subsidiary, in each case, except for a dividend or distribution payable or other payment made solely in (i) shares of that class of Equity Interests, (ii) shares in any other class of Equity Interests with terms that are not materially more favorable, taken as a whole and in the good faith determination of QCP, than the Equity Interests with respect to which such dividend, distribution or other payment was made, (iii) shares of any class of common Equity Interests or (iv) any of the foregoing Equity Interests of any direct or indirect parent of such Person or in rights to subscribe for the purchase of such Equity Interests.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Committed Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, (c) purchase participations in Swing Line Loans and (d) make Incremental Revolving Loans pursuant to its Incremental Revolving Facility Commitment, in an aggregate principal amount at any one time outstanding which does not exceed the sum of the amounts set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Facility” means the Revolving Commitments of any Class and the extensions of credit made hereunder by the Revolving Lenders of such Class.

“Revolving Lender” means a Lender with a Revolving Commitment, an outstanding Committed Revolving Loan, an Incremental Revolving Facility Commitment or an outstanding Incremental Revolving Loan and, as the context requires, includes each L/C Issuer and the Swing Line Lender.

“Revolving Loan” means (a) any Committed Revolving Loan, (b) any Incremental Revolving Facility Loan and (c) any outstanding L/C Borrowing.

“Revolving Maturity Date” means (a) in the case of Committed Revolving Loans, the Committed Revolving Loan Maturity Date and (b) in the case of Incremental Revolving Facility Loans, the stated maturity date of any such Incremental Revolving Facility Loan.

“Revolving Note” means a promissory note made by the Borrowers in favor of a Revolving Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit E.

“RIDEA Conversion” means the conversion of all or any portion of the leased properties of QCP or its Subsidiaries to a structure permitted by the Housing and Economic Recovery Act of 2008, under which leased properties may be leased from QCP or its Subsidiaries to Subsidiaries of QCP, which engage third parties to manage and operate such facilities.

“S&P” means S&P Global Ratings and any successor thereto.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to QCP or any Restricted Subsidiary of QCP of any property, whether owned by QCP or any such Restricted Subsidiary at the Closing Date or later acquired, which has been or is to be sold or transferred by QCP or any such Restricted Subsidiary to such Person or any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Same Day Funds” means immediately available funds.

“Sanctions” means, with respect to any Person, any economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”) in each case to the extent applicable to such Person.

“Scheduled Principal Payment” means all scheduled principal payments by QCP and its Restricted Subsidiaries with respect to their funded Indebtedness (other than payments due at final maturity of any tranche of Indebtedness) without giving effect to any reduction in such scheduled principal payments as a result of any voluntary or mandatory prepayment with respect thereto made in the same period in which such principal payment was scheduled to be made.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Note Documents” means the Second Lien Notes Indenture and all other instruments, agreements and other documents evidencing or governing the Second Lien Notes or providing for any other rights in respect thereof.

“Second Lien Notes” means the 8.125% senior secured second lien notes due 2023 issued by the Borrowers on October 17, 2016 pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Collateral Agent” means the collateral agent under the Second Lien Notes Indenture.

“Second Lien Notes Indenture” means that certain Indenture dated as of October 17, 2016, among the Borrowers, as issuers, the guarantors party thereto, the trustee party thereto and the Second Lien Notes Collateral Agent.

“Secured Debt” means Indebtedness of the Credit Parties and their Restricted Subsidiaries that is subject to a Lien.

“Secured Debt Incurrence Test” means on any date of incurrence (or, at the option of the Borrowers in case of any Limited Condition Transaction, on the date of establishments of the commitments in respect thereof) of Indebtedness and after giving effect to such incurrence and on a pro forma basis (including the receipt and pro forma application of the proceeds therefrom), the aggregate principal amount of Indebtedness of the Credit Parties and their Restricted Subsidiaries constituting Secured Debt (determined on a consolidated basis in accordance with GAAP), net of Unrestricted Cash (other than proceeds of such Indebtedness) that would be stated on a balance sheet of the Credit Parties and their Restricted Subsidiaries as of the date of calculation, on a consolidated basis is less than or equal to 40.0% of Total Assets.

“Securities Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Security Documents” means the Mortgages, the Collateral Agreement, the Trademark Security Agreement (as defined in the Collateral Agreement), the Patent Security Agreement (as defined in the Collateral Agreement), the Copyright Security Agreement (as defined in the Collateral Agreement) and each of the security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any foregoing or pursuant to Section 6.14.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Swing Line Lender, each L/C Issuer, each sub-agent appointed pursuant to Section 9.05 by the Administrative Agent with respect to matters relating to the Loan Documents or by the Collateral Agent with respect to matters relating to any Security Document, each Hedge Bank and each Treasury Management Lender.

“SNF East” has the meaning assigned to such term in the preamble.

“SNF Central” has the meaning assigned to such term in the preamble.

“SNF West” has the meaning assigned to such term in the preamble.

“Special Flood Hazard Area” has the meaning assigned to such term in Section 6.07(c).

“Specified Assets” means those non-strategic assets of QCP and its Restricted Subsidiaries identified in the Form 10 under “—Business and Properties” as held for sale to third parties in connection with the Spin-Off.

“Specified Credit Party” has the meaning specified in Section 11.08.

“Specified EBITDA” means the sum of (i) (x) the HCR Tenant EBITDAR with respect to each property leased to HCRMC at such time, divided by (y) the Coverage Rate for such property plus (ii) NOI in respect of any properties not leased to HCRMC, less (iii) general and administrative expenses of the Consolidated Group (other than non-cash compensation expense), in each case with respect to the most recently completed Four Quarter Period.

“Specified Transaction” means (i) the Spin-Off, (ii) any RIDEA Conversion or (iii) the conversion of QCP and any or all of its Restricted Subsidiaries to a C Corporation.

“Specified Transfer” means the conveyance or transfer of proceeds from the initial Credit Extension by QCP to HCP and/or its consolidated subsidiaries (other than to QCP or its consolidated subsidiaries), as further described in the Form 10.

“Spin-Off” means the distribution by HCP to its stockholders of all of the outstanding shares of common stock of QCP, a Wholly-Owned Subsidiary of HCP prior to the effectiveness of the Spin-Off.  Following such distribution, QCP is expected to hold directly or indirectly substantially all of the HCRMC assets and certain other skilled-nursing and assisted living assets, as further described in the Form 10.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity the accounts of which are consolidated with the accounts of such Person in the Person’s consolidated financial statements prepared in accordance with GAAP.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of QCP.

“Subsidiary Guarantors” means (a) each direct or indirect Wholly-Owned Domestic Subsidiary of QCP that is not an Excluded Subsidiary and (b) any other Subsidiary of QCP that may be designated by the Borrowers (by way of delivering to the Collateral Agent a supplement to the Collateral Agreement and a joinder to this Agreement, in each case, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor in respect of the Obligations and the obligations in respect of the Loan Documents, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 6.14 as if it were newly acquired.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement (as defined below), and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Barclays Bank PLC, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit F.

“Swing Line Sublimit” means an amount equal to $10,000,000.  The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Temporary Cash Investment” means any of the following:

(a)        United States dollars;

(b)        direct obligations of the United States of America or any agency, subdivision or instrumentality thereof or obligations fully and unconditionally guaranteed or insured by the United States of America or any agency, subdivision or instrumentality thereof;

(c)        time deposit accounts, term deposit accounts, time deposits, bankers’ acceptances, certificates of deposit, eurodollar time deposits and money market deposits maturing within twelve months or less of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state or jurisdiction thereof, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500,000,000 and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor (in each case, determined at the time of acquisition thereof);

(d)        repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (b) and (c) above entered into with a bank meeting the qualifications described in clause (c) above;

(e)        commercial paper, maturing not more than one year after the date of acquisition, issued by a Person (other than an Affiliate of QCP) organized and in existence under the laws of the United States of America or any state or jurisdiction thereof with a rating at the time as of which any investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or if neither S&P nor Moody’s shall be rating such commercial paper, a similar equivalent rating or higher by another nationally recognized statistical rating organization (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act (or any successor provision))) (in each case, determined at the time of acquisition thereof);

(f)        securities with maturities of one year or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated with at least an investment grade rating by S&P or Moody’s (or if neither S&P nor Moody’s shall be rating such securities, a similar equivalent rating or higher by another nationally recognized statistical rating organization (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act (or any successor provision))) (in each case, determined at the time of acquisition thereof); and

(g)       mutual funds investing primarily in investments that constitute Temporary Cash Investments of the kinds described in clauses (a) through (f) of this definition.

“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) all Obligations, including the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than in respect of contingent indemnification and expense reimbursement claims not then due) and (c) all Letters of Credit (other than those that have been Cash Collateralized) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full.

“Term Lender” means a Lender with a Term Loan Commitment or and outstanding Term Loan.

“Term Loan” means (a) any Committed Term Loan and (b) any Incremental Term Loan.

“Term Loan Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(b).

“Term Loan Commitment” means, as to each Lender, (a) its Committed Term Loan Commitments, (b) its Incremental Term Loan Commitment and (c) its Extended Term Loan Commitment.

“Term Loan Installment Date” means any Committed Term Loan Installment Date or any Incremental Term Loan Installment Date.

“Term Loan Maturity Date” means, as applicable, (a) in the case of Committed Term Loans,  the Committed Term Loan Maturity Date and (b) in the case of Incremental Term Loans, the stated maturity date of any such Incremental Term Loan.

“Term Note” means a promissory note made by the Borrowers in favor of a Term Lender evidencing Term Loans made by such Lender, substantially in the form of Exhibit G.

“Term Yield Differential” has the meaning specified in Section 2.16(b).

“Threshold Amount” means $100,000,000.

“Total Assets” means, for QCP and its Restricted Subsidiaries, as of the applicable date of determination, an amount equal to the sum of (without duplication) (1) total assets of QCP and its Restricted Subsidiaries determined in accordance with GAAP (and as shown on the most recent balance sheet of QCP as set forth in the Offering Memorandum, the Form 10 or the most recent financial statements provided (or required to be provided) to the Administrative Agent pursuant to Section 6.01(a) or (b) hereof, as applicable, and, for balance sheet dates occurring prior to the Closing Date, after giving pro forma effect to the Spin-Off, plus (2) the aggregate purchase price of any asset acquisitions occurring after such balance sheet date, including real estate assets or mortgages receivable, as decreased for any asset dispositions occurring after such balance sheet date (at the net price received).

“Total Debt Incurrence Test” means on any date of incurrence (or, at the option of the Borrowers in case of any Limited Condition Transaction, on the date of establishments of the commitments in respect thereof) of Indebtedness and after giving effect to such incurrence and on a pro forma basis (including the receipt and pro forma application of the proceeds therefrom), the aggregate principal amount of Indebtedness of the Credit Parties and their Restricted Subsidiaries (determined on a consolidated basis in accordance with GAAP), net of Unrestricted Cash (other than proceeds of such Indebtedness) that would be stated on a balance sheet of the Credit Parties and their Restricted Subsidiaries as of the date of calculation, on a consolidated basis, is less than or equal to 60.0% of Total Assets.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Committed Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Transaction Agreements” means the Loan Documents, the Second Lien Note Documents, the Unsecured Loan Documents, the HCP Note, the Spin-Off and other documents related thereto.

“Transactions” means, collectively, (a) the Spin-Off and the other transactions contemplated thereby, including the entering into of the Transaction Agreements, (b) the entering into of this Agreement and the borrowings hereunder on the Closing Date, (c) the issuance of the Second Lien Notes and the HCP Note, (d) the entering into of the Unsecured Credit Agreement and any borrowings thereunder, (e) the Specified Transfer and (f) the payment of fees and expenses in connection with the foregoing.

“Treasury Management Agreement” means any treasury, depository or cash management arrangements, services or products, including, without limitation, overdraft services and automated clearinghouse transfers of funds.

“Treasury Management Lender” means any Person that, at the time it enters into a Treasury Management Agreement, is a Lender, an Agent or an Affiliate of a Lender or an Agent, in its capacity as a party to such Treasury Management Agreement (even if it subsequently ceases to be a Lender, an Agent or an Affiliate of a Lender or an Agent).

“Type” means, with respect to any Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code of any applicable jurisdiction.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(b)(v).

“Unrestricted Cash” means cash or Temporary Cash Investments of QCP or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of QCP or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Borrowers identified on Schedule 1.01(C), (2) any other Subsidiary of the Borrowers, whether now owned or acquired or created after the Closing Date, that is designated by the Borrowers as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrowers shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Borrowers shall be in pro forma compliance with the Financial Covenant in Section 7.10 as of the last day of the then most recently ended fiscal quarter for which financial statements have been (or were required to be) delivered pursuant to Section 6.01(a) or 6.01(b), (c) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrowers or any of their Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.02, and any prior or concurrent Investments in such Subsidiary by the Borrowers or any of their Subsidiaries shall be deemed to have been made under Section 7.02, and (d) without duplication of clause (c), any net assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.02; and (3) any subsidiary of an Unrestricted Subsidiary.  The Borrowers may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrowers shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrowers, certifying compliance with the requirement of preceding clause (i).

“Unsecured Credit Agreement” means that certain senior unsecured revolving credit agreement, dated as of the date hereof, by and among QCP, as borrower, the Guarantors, HCP, as lender, and the other parties thereto.

“Unsecured Loan Documents” means the “Loan Documents” as defined in the Unsecured Credit Agreement.

“Unsecured Loans” means the “Loans” as defined in the Unsecured Credit Agreement.

“Unused Fee” has the meaning assigned to such term in Section 2.10(a).

“Voting Stock” means with respect to any Person, Equity Interests of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned” means, with respect to a Subsidiary of any Person, the ownership of all of the Equity Interests of such Subsidiary (other than any director’s qualifying shares, Investments by individuals mandated by applicable Law and REIT Preferred Stock) by such Person or one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02     Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)        The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(c)        Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03     Accounting Terms.

(a)        Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of the Financial Covenant) contained herein, Indebtedness of the Borrowers and their Subsidiaries shall be deemed to be carried in accordance with GAAP, excluding the effects of FASB ASC 825 on financial liabilities.

(b)        Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04     Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05     Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06     Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit at any given time shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all increases that are scheduled to occur at any time thereafter (notwithstanding that such maximum stated amount is not in effect at such time).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01     Commitments.

(a)        Committed Revolving Loans.  Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make revolving loans (each such loan, a “Committed Revolving Loan”) to the Borrowers in Dollars from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments and (ii) the aggregate

Outstanding Amount of the Committed Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment.  Within the limits of each Revolving Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01(a), prepay under Section 2.06, and reborrow under this Section 2.01(a).  Committed Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)        Committed Term Loans.  Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single term loan (each such loan, a “Committed Term Loan”) to the Borrowers on the Closing Date in an aggregate principal amount not to exceed its Term Loan Commitment.

(c)        Incremental Commitments.  Each Lender having an Incremental Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement to make Incremental Loans to the Borrowers, in an agreement principal amount not to exceed its Incremental Commitment.

(d)        Amounts of Term Loans borrowed under Section 2.01(b) or (c) that are repaid or prepaid may not be reborrowed.

2.02     Borrowings, Conversions and Continuations of Loans.

(a)        Each Borrowing, conversion of Committed Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrowers’ irrevocable notice to the Administrative Agent, which shall be given by a Committed Loan Notice.  Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans and (ii) one (1) Business Day prior to the requested date of any Borrowing of Base Rate Loans.  Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000.  Except as provided in Sections 2.03(b) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000.

Each Committed Loan Notice shall specify (i) whether the Borrowers are requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type and Class of Loans to be borrowed or continued or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrowers fail to specify a Type of Loan in a Committed Loan Notice or if the Borrowers fail to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or continued as, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans.  If the Borrowers request a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fail to specify an Interest Period, they will be deemed to have specified an Interest Period of one month.

(b)        Following receipt of a Committed Loan Notice requesting a Borrowing, the Administrative Agent shall promptly notify each applicable Lender of the amount its Applicable Percentage of the applicable Loans.  If no timely notice of a conversion or continuation is provided by the Borrowers, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans.

In the case of a Borrowing, each applicable Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  In any event, a Lender may cause an Affiliate to fund or make the amount of its Loan available in accordance with the foregoing provisions.  Upon satisfaction or waiver of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrowers; provided, however, that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrowers, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrowers as provided above.

(c)        Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan.  During the existence of an Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans unless the Administrative Agent has notified the Borrowers that the Required Lenders have determined that such a Borrowing, conversion or continuation is appropriate.

(d)        The Administrative Agent shall promptly notify the Borrowers and the applicable Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the applicable Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.

(e)        After giving effect to all Borrowings, conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than fourteen (14) Interest Periods in effect with respect to all Loans.

2.03     Letters of Credit.

(a)        The Letter of Credit Commitment.

(i)         Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrowers, any other Credit Party or any of their Subsidiaries, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit issued by it; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the accounts of the Credit Parties or their Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Outstanding Amount of the Committed Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit.  Each request by the Borrowers for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)        No L/C Issuer shall issue any Letter of Credit, if:

(A)       subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve (12) months after the date of issuance, unless the Required Revolving Lenders have approved such expiry date; or

(B)       the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all of the Revolving Lenders have approved such expiry date; provided, that a Letter of Credit may expire up to one year beyond the Letter of Credit Expiration Date so long as the Borrowers Cash Collateralize such Letter of Credit on terms satisfactory to the applicable L/C Issuer.

(iii)       No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such L/C Issuer in good faith deems material to it (for which such L/C Issuer is not otherwise compensated hereunder);

(B)       the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)       except as otherwise agreed by the Administrative Agent and such L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000;

(D)       [reserved];

(E)       such L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F)        such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G)       any Revolving Lender is at such time a Defaulting Lender hereunder, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such L/C Issuer (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to

Section 2.18(a)(iv)) with respect to such Defaulting Lender arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other L/C Obligations as to which such L/C Issuer has Fronting Exposure, as it may elect in its sole discretion.

(iv)       No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v)       No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi)       Each L/C Issuer shall act on behalf of the Revolving Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuers with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuers.

(b)        Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)         Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrowers delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer.  Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least three (3) Business Days (or such shorter period as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit and (H) such other matters as the applicable L/C Issuer may reasonably require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer:  (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the applicable L/C Issuer may reasonably require.  Additionally, the Borrowers shall furnish to the applicable L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may reasonably require.

(ii)        Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent in writing that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless an L/C Issuer has received written notice from any Revolving Lender, the Administrative Agent or the Borrowers, at least one (1) Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall (and shall not, if it has received such a notice), on the requested date, issue a Letter of Credit for the account of a Borrower or other Credit Party (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Applicable Percentage of the Aggregate Revolving Commitments times the amount of such Letter of Credit.

(iii)       If the Borrowers so request in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve (12) month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve (12) month period to be agreed upon by the Borrowers and such L/C Issuer at the time such Letter of Credit is issued.  Unless otherwise directed by an L/C Issuer, the Borrowers shall not be required to make a specific request to such L/C Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date (except as set forth in Section 2.03(a)(ii)(B)); provided, however, that no L/C Issuer shall permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice in writing on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Lender or the Borrowers that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing such L/C Issuer not to permit such extension.

(iv)       Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrowers and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(v)       Upon examination and determination of compliance with Letter of Credit terms and conditions of documents presented by the beneficiary for payment under any Letter of Credit (which examination and determination shall not be unreasonably delayed), the applicable L/C Issuer shall promptly notify the Borrowers and the Administrative Agent thereof (such notification provided by the L/C Issuer to the Borrowers and the Administrative Agent being referred to herein as an “L/C Draw Notice”).  If an L/C Draw Notice with respect to a Letter of Credit is received by the Borrowers on or prior to 11:00 a.m. on the date of any payment by an L/C Issuer (such date, an “Honor Date”), then, not later than 1:00 p.m. on the Honor Date, the Borrowers shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing or (y) after 11:00 a.m. or the Applicable Time, as the case may be, on the Honor Date, then, not later than 11:00 a.m. on the first Business Day following the Honor Date, the Borrowers shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing (such date on which the Borrowers, pursuant to clauses (x) and (y) of this sentence, are required to reimburse the L/C Issuer for a drawing under a Letter of Credit is referred to herein as the “L/C Reimbursement Date”); provided, however, that if the L/C Reimbursement Date for a drawing under a Letter of Credit is the Business Day following the Honor Date pursuant to clause (y) of this sentence, the Unreimbursed Amount shall accrue interest from and including the Honor Date until such time as the L/C Issuer is reimbursed in full therefor (whether through payment by the Borrowers and/or through a Committed Revolving Loan or L/C Borrowing made in accordance with Section 2.03(b)(vi) or (vii)) at a rate equal to (A) for the period from and including the Honor Date to but excluding the first Business Day to occur thereafter, the rate of interest then applicable to a Revolving Credit Loan that is a Base Rate Loan and (B) thereafter, at the Default Rate applicable to a Revolving Credit Loan that is a Base Rate Loan.  Interest accruing on the Unreimbursed Amount pursuant to the proviso to the immediately preceding sentence shall be payable by the Borrowers upon demand to the Administrative Agent, solely for the account of the L/C Issuer.  If the Borrowers fail to so reimburse the applicable L/C Issuer within the time frames specified in clause (x) or (y) above, as applicable, the Administrative Agent shall promptly notify each Dollar Tranche Lender of the Honor Date, the L/C Reimbursement Date (if different from the Honor Date), the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Applicable Percentage thereof.  In such event, the Borrowers shall be deemed to have requested a Committed Borrowing of Base Rate Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Revolving Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).

(vi)       Each Revolving Lender shall upon any notice pursuant to Section 2.03(b)(v) make funds available to the Administrative Agent (and the Administrative Agent may apply Cash Collateral that has been provided for such purpose) for the account of the applicable L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(b)(vii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the applicable L/C Issuer and such funds shall be applied to reimburse the L/C Issuer for the applicable draw under the applicable Letter of Credit.

(vii)       With respect to any Unreimbursed Amount that is not fully refinanced by a Committed Borrowing of Base Rate Revolving Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrowers shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(b)(vi) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(viii)      Until each Revolving Lender funds its Committed Revolving Loan or L/C Advance pursuant to this Section 2.03(b) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit issued by it, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(ix)       Each Revolving Lender’s obligation to make Committed Revolving Loans or L/C Advances to reimburse the applicable L/C Issuer for amounts drawn under Letters of Credit issued by it, as contemplated by this Section 2.03(b), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against such L/C Issuer, the Borrowers, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Revolving Loans pursuant to this Section 2.03(b) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrowers of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the applicable L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit issued by it, together with interest as provided herein.

(x)       If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(b) by the time specified in Section 2.03(b)(vi), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (excluding such interest and fees) shall constitute such Lender’s Committed Revolving Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be.  A certificate of the applicable L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (x) shall be conclusive absent manifest error.

(c)        Repayment of Participations.

(i)         At any time after an L/C Issuer has made a payment under any Letter of Credit issued by it and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(b), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in Dollars and in the same funds as those received by the Administrative Agent.

(ii)        If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(b)(v) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by an L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect.  The obligations of the Lenders under this clause (c)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(d)        Obligations Absolute.  The obligation of the Borrowers to reimburse the applicable L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)         any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)        the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)       any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)       any payment by the applicable L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit; or any payment made by the applicable L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)        [reserved]; or

(vi)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any Subsidiary.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrowers’ instructions or other irregularity, the Borrowers will promptly notify the applicable L/C Issuer.  The Borrowers shall be conclusively deemed to have waived any such claim against the applicable L/C Issuer and its correspondents unless such notice is given as aforesaid.

(e)        Role of L/C Issuer.  Each Revolving Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers from pursuing such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit issued by it after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit, except where any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms have enjoined or restrained, or purported to enjoin or restrain, such L/C Issuer from making such payment, or such L/C Issuer’s payment under any Letter of Credit issued by it without presentation to it of a draft, certificates and/or other documents that substantially comply with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, any L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Any L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(f)        Applicability of ISP; Limitation of Liability.  Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrowers when a Letter of Credit is issued by any L/C Issuer, the rules of the ISP shall apply to such Letter of Credit.  Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrowers for, and no L/C Issuer’s rights and remedies against the Borrowers shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(g)        Letter of Credit Fees.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage in Dollars a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral reasonably satisfactory to the applicable L/C Issuer pursuant to Section 2.03(a)(iii) shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments, if any, in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, retained by the Borrowers, if they have provided Cash Collateral in respect of such Defaulting Lender’s Fronting Exposure, or if the Borrowers have not provided Cash Collateral in respect of such Fronting Exposure, payable to such L/C Issuer for its own account.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  Letter of Credit Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiry date of such Letter of Credit and thereafter on demand.  If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(h)        Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer.  The Borrowers shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee per annum with respect to each Letter of Credit issued by such L/C Issuer, equal to the greater of (i) the rate per annum of 0.125% of the face amount of the Letter of Credit, in each case computed on the daily amount available to be drawn under such Letter of Credit and (ii) $1,500 per annum.  The amount of such fronting fees shall be determined on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each calendar quarter, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiry date of such Letter of Credit and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06.  In addition, the Borrowers shall pay directly to the applicable L/C Issuer for its own account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letter of credit issued by it as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(i)         Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j)         Letters of Credit Issued for Other Credit Parties or Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, another Credit Party or a Subsidiary, the Borrowers shall be obligated to reimburse the applicable L/C Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of other Credit Parties or Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such other Credit Parties or Subsidiaries.

(k)        Outstanding Letters of Credit.  Each L/C Issuer shall deliver to the Administrative Agent, for distribution to the Revolving Lenders, an accounting of all Letters of Credit issued by such L/C Issuer and outstanding as of the end of each fiscal quarter of the Borrowers.

2.04     Swing Line Loans.

(a)        The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) in Dollars to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Revolving Loans and L/C Obligations of the Revolving Lender acting as Swing Line Lender, may exceed the amount of such Revolving Lender’s Revolving Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (ii) subject to the foregoing, the aggregate Outstanding Amount of the Committed Revolving Loans of any Revolving Lender, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Lender’s Revolving Commitment, (iii) the Outstanding Amount of the Swing Line Loans shall not exceed the Swing Line Sublimit and (iv) the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  The Swing Line Lender shall not be under any obligation to make any Swing Line Loan if any Revolving Lender is at such time a Defaulting Lender hereunder, unless the Swing Line Lender has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to the Swing Line Lender (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the Swing Line Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to such Defaulting Lender arising from either the Swing Line Loan then proposed to be made or such Swing Line Loan and all other Swing Line Loans as to which the Swing Line Lender has Fronting Exposure, as it may elect in its sole discretion.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.06, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)        Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrowers’ irrevocable notice to each of the Swing Line Lender and the Administrative Agent, which shall be given by a Swing Line Loan Notice.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day.  Promptly after receipt by the Swing Line Lender of any notice under this clause (b), the Swing Line Lender will confirm with the Administrative Agent in writing that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent in writing of the contents thereof.  Unless the Swing Line Lender has received notice in writing from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will (and will not, if it has received such notice), not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrowers in Same Day Funds either by (1) crediting the account of the Borrowers on the books of the Swing Line Lender with the amount of such funds or (2) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender by the Borrowers.

(c)        Refinancing of Swing Line Loans.

(i)       The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Revolving Lender make a Base Rate Committed Revolving Loan in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Committed Revolving Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan for the account of any Revolving Lender) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Base Rate Committed Revolving Loan to the Borrowers in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)       If for any reason any Swing Line Loan cannot be refinanced by such a Base Rate Committed Revolving Loan in accordance with Section 2.04(c)(i), the request for Base Rate Committed Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)       If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing.  If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Revolving Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be.  A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)       Each Revolving Lender’s obligation to make Committed Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Credit Parties, any Subsidiary or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Committed Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)        Repayment of Participations.

(i)       At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)       If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.  The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)        Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans.  Until each Revolving Lender funds its Base Rate Committed Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)        Payments Directly to Swing Line Lender.  The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05     [Reserved].

2.06     Prepayments.

(a)        The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time, voluntarily prepay Revolving Loans in whole or in part without premium or penalty; provided that (i) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 11:00 a.m. (A) three (3) Business Days (or such shorter period as the Administrative Agent shall agree) prior to any date of prepayment of Eurocurrency Rate Loans and (B) one (1) Business Day prior to any date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000 and (iii) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Type(s) of Revolving Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the Borrowers if such condition is not satisfied.  Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.18, each prepayment made pursuant to this clause (a) shall be made ratably among the Revolving Lenders in accordance with their respective Applicable Percentages of the Committed Revolving Loans.

(b)        The Borrowers may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000, or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  The Administrative Agent will promptly notify each Swing Line Lender of the amount of such Swing Line Lender’s Applicable Percentage.  If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided, however, that a notice of voluntary prepayment may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities, the receipt of the proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of the proceeds from a Disposition, in which case such notice of prepayment may be revoked by the Borrowers if such condition is not satisfied.

(c)        [Reserved].

(d)        If the Administrative Agent notifies the Borrowers at any time that (i) the Total Revolving Outstandings at such time exceed the Aggregate Revolving Commitments then in effect, (ii) the L/C Obligations at such time exceed the Letter of Credit Sublimit then in effect or (iii) the Swing Line Loans outstanding at such time exceed the Swing Line Sublimit then in effect, the Borrowers shall promptly (and in any event within one (1) Business Day) prepay the applicable Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that, subject to the provisions of Section 2.17(a)(iv), the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(d) unless after the prepayment in full of the Committed Revolving Loans and the Swing Line Loans, the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(e)        The Borrowers may, upon notice to the Administrative agent, at any time or from time to time, voluntarily prepay Term Loans in whole or in part without premium or penalty, in an minimum principal amount of $1,000,000; provided that in the event that, the Borrowers shall make a prepayment of the Term Loans pursuant to this Section 2.06(e) or Section 2.06(f) (solely in the case of clause (ii) of the definition of Net Proceeds) or effect any amendment to this Agreement which reduces the All-in Yield of the Term Loans (other than in connection with a Change of Control or a transformative acquisition referred to in the last sentence of this paragraph) (x) prior to the first anniversary of the Closing Date, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, a prepayment premium of 2.00% of the aggregate principal amount of the Term Loans so prepaid or for which the All-In Yield has been reduced pursuant to such amendment, as applicable, (y) on or after to the first anniversary of the Closing Date and prior to the second anniversary of the Closing Date, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid or for which the All-In Yield has been reduced pursuant to such amendment, as applicable, and (z) on or after the second anniversary of the Closing Date, no prepayment premium shall be payable.  Any such prepayment premium shall be due and payable on the date of such prepayment.  For purposes of this Section 2.06(e), a transformative acquisition is any acquisition by QCP or any of its Restricted Subsidiaries that is (i) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide QCP and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrowers in good faith.

(f)        The Borrowers shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Loans in accordance with clauses (d) and (e) of Section 2.08.  Notwithstanding the foregoing, the Borrowers may use a portion of such Net Proceeds to prepay or repurchase any other First Lien Debt required to be repaid or repurchased with such Net Proceeds, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, (A) the numerator of which is the outstanding principal amount of such other First Lien Debt and (B) the denominator of which is the sum of the outstanding principal amount of such other First Lien Debt and the outstanding principal amount of all Classes of Term Loans.

(g)        Notwithstanding any other provisions of this Section 2.06 to the contrary, (i) to the extent that any Net Proceeds of any Disposition by a Foreign Subsidiary would otherwise be required to be applied pursuant to clause (f) of this Section 2.06 but is prohibited or delayed by applicable local law from being repatriated to the United States of America, the portion of such Net Proceeds so affected will not be required to be applied to repay Term Loans pursuant to clause (f) of this Section 2.10 so long, but only so long, as the applicable local law will not permit repatriation to the United States of America (QCP hereby agreeing to cause the applicable Foreign Subsidiary to use commercially reasonable efforts to take all actions, if any, reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds that would otherwise be required to be applied pursuant to clause (f) of this Section 2.06 is permitted under the applicable local law, an amount equal to such Net Proceeds will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to clause (f) of this Section 2.06, to the extent provided therein and (ii) to the extent that QCP has determined in good faith that repatriation of any or all of such Net Proceeds would have a material adverse tax cost consequence if so repatriated, the Net Proceeds so affected will not be required to be applied to repay Term Loans pursuant to clause (f) of this Section 2.06; provided, that in the case of this clause (ii), on or before the date on which any Net Proceeds would otherwise have been required to be applied to prepayments pursuant to clause (f) of this Section 2.06, (x) the Borrowers apply an amount equal to such Net Proceeds to such prepayments as if such Net Proceeds had been received by the Borrowers rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds had been repatriated (or, if less, Net Proceeds that would be calculated if received by such Foreign Subsidiary) or (y) such Net Proceeds are applied to the permanent repayment of Indebtedness of a Foreign Subsidiary.

(h)        Any prepayment pursuant to Sections 2.06(a) through (e) above shall be given by a notice in substantially the form of Exhibit J.

2.07     Termination or Reduction of Commitments.

(a)        Unless previously terminated, the Revolving Commitments of each Class will terminate on the applicable Revolving Maturity Date for such Class.  On the Closing Date (after giving effect to the funding of the Term Loans to be made on such date) the Term Loan Commitments of each Lender as of the Closing Date will terminate.

(b)        The Borrowers may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 Noon three (3) Business Days prior to the date of termination or reduction (or such shorter period as the Administrative Agent may reasonably agree), (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrowers shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, (A) the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, (B) the Outstanding Amount of Letters of Credit would exceed the Letter of Credit Sublimit or (C) the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.  Each notice of termination shall specify such election to terminate and the effective date thereof.  The Administrative Agent will promptly notify the Revolving Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments.  The amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Letter of Credit Sublimit unless otherwise specified by the Borrowers.  Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Revolving Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.  A notice delivered by the Borrowers pursuant to this Section 2.07 may state that such notice is conditioned upon an event, such as the effectiveness of other credit facilities or the receipt of proceeds from the issuance of Equity Interests or other Indebtedness or the receipt of proceeds from a Disposition, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

2.08     Repayment.

(a)        The Borrowers shall repay to the Administrative Agent for the account of each Revolving Lenders on the Revolving Maturity Date, unless accelerated sooner pursuant to Section 8.02, the entire outstanding principal balance of all Committed Revolving Loans, Swing Line Loans and all L/C Obligations, together with accrued but unpaid interest, fees and all other sums with respect thereto.

(b)        The Borrowers shall repay each Swing Line Loan on the earlier to occur of (i) the date seven (7) Business Days after such Loan is made and (ii) the Revolving Maturity Date.

(c)        Subject to the other clauses of this Section 2.08,

(i)         the Borrowers shall repay Term Loans incurred on the Closing Date on the last day of each March, June, September and December of each year (commencing on the last day of the first full fiscal quarter of the Borrowers after the Closing Date) and on the applicable Term Loan Maturity Date or, if any such date is not a Business Day, on the next preceding Business Day (each such date being referred to as a “Committed Term Loan Installment Date”), in an aggregate principal amount of such Term Loans equal to (A) in the case of quarterly payments due prior to the applicable Term Loan Maturity Date, an amount equal to 0.25% of the aggregate principal amount of such Term Loans outstanding immediately after the Closing Date, and (B) in the case of such payment due on the applicable Term Loan Maturity Date, an amount equal to the then unpaid principal amount of such Term Loans outstanding, unless accelerated sooner pursuant to Section 8.02, together with accrued but unpaid interest, fees and all other sums with respect thereto; and

(ii)        in the event that any Incremental Term Loans are made, the Borrowers shall repay such Incremental Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”).

(d)        Prepayment of the Loans from:

(i)         All Net Proceeds pursuant to Section 2.06(f) shall be allocated to the Class or Classes of Term Loans determined pursuant to Section 2.08(e), with the application thereof to reduce the amounts due on the succeeding Term Loan Installment Dates under such Classes as directed by the Borrowers (or, in the absence of such direction in direct order as provided in the remaining scheduled amortization payments under such Classes); provided, that any Lender, at its option, may elect to decline any such prepayment from Net Proceeds of Dispositions of any Term Loan held by it if it shall give written notice to the Administrative Agent thereof by 5:00 p.m. Local Time at least three Business Days prior to the date of such prepayment (any such Lender, a “Declining Lender”) and on the date of any such prepayment, any amounts that would otherwise have been applied to prepay Term Loans owing to Declining Lenders shall instead be retained by the Borrowers for application for any purpose not prohibited by this Agreement, and

(ii)        Any optional prepayments of the Term Loans pursuant to Section 2.06(e) shall be applied to the remaining installments of the Term Loans under the applicable Class or Classes as the Borrowers may direct.

(e)        Any mandatory prepayment of Term Loans pursuant to Section 2.06(f) shall be applied so that the aggregate amount of such prepayment is allocated among the Term Loans and the Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Term Loans and Other

Term Loans, if any; provided, that, subject to the pro rata application to Loans outstanding within any Class of Term Loans, the Borrowers may allocate such prepayment in its discretion among the Class or Classes of Term Loans as the Borrowers may specify (so long as the Term Loans incurred on the Closing Date are allocated at least their pro rata share of such prepayment).  Prior to any prepayment of any Loan under any Commitment hereunder, the Borrowers shall select the Borrowing or Borrowings under the applicable Commitment to be prepaid and shall notify the Administrative Agent in writing of such selection not later than 2:00 p.m. (i) in the case of an Base Rate Borrowing, at least one Business Day before the scheduled date of such prepayment (or in the case of a Swing Line Loan, on the scheduled date of such prepayment) and (ii) in the case of a Eurocurrency Rate Loan, at least three Business Days before the scheduled date of such prepayment (or, in each case such shorter period acceptable to the Administrative Agent); provided, that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Borrowers (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Each repayment of a Borrowing (x) in the case of the Revolving Commitment of any Class, shall be applied to the Revolving Loans included in the repaid Borrowing such that each Revolving Lender receives its ratable share of such repayment and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing.  All repayments of Loans shall be accompanied by accrued interest on the amount repaid to the extent required hereunder.

2.09     Interest.

(a)        Applicable Interest.  Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)        Default Interest.

(i)         If any amount of principal or interest of any Loan, or any fee payable by the Borrowers hereunder is not, in each case, paid or reimbursed when due, whether at stated maturity, upon acceleration or otherwise, the relevant overdue amount shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no amount shall accrue pursuant to this Section 2.09(b) on any overdue amount, reimbursement obligation or other amount payable to a Defaulting Lender so long as such Lender is a Defaulting Lender.

(ii)        Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)        Interest Payment Date.  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.10     Fees.  In addition to certain fees described in subsections (g) and (h) of Section 2.03:

(a)        Revolving Credit Fee.  The Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) in accordance with its Applicable Percentage, on the date that is the last Business Day of March, June, September and

December in each year and on the date on which the Revolving Commitments of all Lenders shall be terminated as provided herein, an unused line fee (the “Unused Fee”) equal to 0.50% times the actual daily amount by which the Aggregate Revolving Commitments exceeds the Outstanding Amount of Committed Revolving Loans and L/C Obligations.  The Unused Fee shall accrue at all times during the Availability Period (and thereafter so long as any Committed Revolving Loans, Swing Line Loans or L/C Obligations remain outstanding, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears (calculated on a 360-day basis) on the last Business Day of each calendar quarter, commencing with the first such date to occur after the Closing Date, and on the Revolving Maturity Date (and, if applicable, thereafter on demand).  The Unused Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated as provided herein.

(b)        Other Fees.

(i)         The Borrowers shall pay to the Administrative Agent for its own account, in Dollars, fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, absent manifest error.

(ii)        The Borrowers shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, absent manifest error.

2.11     Computation of Interest and Fees.  All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.12     Evidence of Debt.

(a)        The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)        In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13     Payments Generally; Administrative Agent’s Clawback.

(a)        General.  All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein.  Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrowers shall come due on a day other than a Business Day, such due date shall be extended to the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)        (i)  Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to the Loans constituting such Borrowing.  If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period.  In the event the Borrowers pay such amount to the Administrative Agent, then such amount shall reduce the principal amount of such Borrowing.  If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing.  Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)       Payments by the Borrowers; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders or any L/C Issuer hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or applicable L/C Issuer, as the case may be, the amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the applicable Lenders or the applicable L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)        Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)        Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans, to make payments pursuant to Section 10.04(c) are several and not joint.  The failure of any applicable Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)        Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14     Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans or such other amounts owing them, as applicable; provided that:

(i)         if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)        the provisions of this Section 2.14 shall not be construed to apply to (x) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (y) the application of Cash Collateral provided for in

Section 2.17 or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to any Credit Party or any Subsidiary thereof (as to which the provisions of this Section 2.14 shall apply).

The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers’ rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.

2.15     [Reserved].

2.16     Incremental Commitments.

(a)        The Borrowers may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an amount not to exceed the Incremental Amount available at the time such Incremental Commitments are established from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion; provided, that each Incremental Revolving Facility Lender providing a commitment to make Revolving Loans shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 10.06, the applicable L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld) unless such Incremental Revolving Facility Lender is a Revolving Lender, an Affiliate of a Revolving Lender or an Approved Fund of a Revolving Lender.  Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $20,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective, (iii) in the case of Incremental Revolving Facility Commitments, whether such Incremental Revolving Facility Commitments are to be (x) commitments to make additional Revolving Loans on the same terms as the Committed Revolving Loans or (y) commitments to make revolving loans with pricing terms, final maturity dates, participation in mandatory prepayments or commitment reductions and/or other terms different from the initial Revolving Loans (“Other Revolving Loans”) and (iv) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be (x) commitments to make term loans with terms identical to any existing Class of Term Loans or (y) commitments to make term loans with pricing, maturity, amortization, participation in mandatory prepayments and/or other terms different from the Term Loans (“Other Term Loans”).

(b)        The Borrowers and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender.  Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided, that:

(i)         any commitments to make additional Term Loans of an existing Class of Term Loans and/or additional Committed Revolving Loans shall have the same terms as such existing Term Loans or Committed Revolving Loans, respectively;

(ii)        the Other Term Loans incurred pursuant to clause (a) of this Section 2.16 shall rank pari passu or, at the option of the Borrowers, junior in right of security with the existing Term Loans (provided, that if such Other Term Loans rank junior in right of security with the existing Term Loans, the Liens securing such Other Term Loans shall be junior liens and, for the avoidance of doubt, such Other Term Loans shall not be subject to clause (vii) below);

(iii)       the final maturity date of any such Other Term Loans shall be no earlier than the Term Loan Maturity Date and, except as to pricing, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the Borrowers and the Incremental Term Lenders in their sole discretion), shall have (x) substantially similar terms as the Term Loans or (y) such other terms (including as to guarantees and collateral) as shall be reasonably satisfactory to the Administrative Agent;

(iv)       the Weighted Average Life to Maturity of any such Other Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the existing Term Loans;

(v)        Other Revolving Loans incurred pursuant to clause (a) of this Section 2.16 shall rank pari passu in right of security with the Committed Revolving Loans;

(vi)       the final maturity date of any such Other Revolving Loans shall be no earlier than the Revolving Maturity Date with respect to the Committed Revolving Loans and, except as to pricing, final maturity date, participation in mandatory prepayments and commitment reductions (which shall, subject to the other clauses of this proviso, be determined by the Borrowers and the Incremental Revolving Facility Lenders in their sole discretion), shall have (x) substantially similar terms as the Initial Revolving Loans or (y) such other terms (including as to guarantees and collateral) as shall be reasonably satisfactory to the Administrative Agent; and

(vii)      with respect to any Other Term Loan incurred pursuant to clause (a) of this Section 2.16 that ranks pari passu in right of security with the initial Term Loans, the All-in Yield shall be the same as that applicable to the Term Loans on the Closing Date, except that the All-in Yield in respect of any such Other Term Loan may exceed the All-in Yield in respect of such Term Loans on the Closing Date by no more than 0.50%, or if it does so exceed such All-in Yield (such difference, the “Term Yield Differential”) then the Applicable Rate (or the “LIBOR floor” as provided in the following proviso) applicable to such Term Loans shall be increased such that after giving effect to such increase, the Term Yield Differential shall not exceed 0.50%; provided that, to the extent any portion of the Term Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Other Term Loans, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than the Eurocurrency Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to the outstanding Term Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Other Term Loans prior to any increase in the Applicable Rate applicable to such Term Loans then outstanding.

Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments evidenced thereby as provided for in Section 10.01.  Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.16 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c)        Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment under clauses (a) and (b) above shall become effective under this Section 2.16 unless (i) on the date of such effectiveness, to the extent required by the relevant Incremental Assumption Agreement, the conditions set forth in clauses (a) and (b) of Section 4.02 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrowers, (ii) no Event of Default shall have occurred and be continuing or would result therefrom and (iii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 4.02 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably request to assure that the Incremental Term Loans and/or Revolving Facility Loans in respect of Incremental Revolving Facility Commitments are secured by the Collateral ratably with (or, to the extent set forth in the applicable Incremental Assumption Agreement, junior to) one or more Classes of then-existing Term Loans and Revolving Facility Loans.

(d)        Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each Borrowing of the outstanding applicable Class of Term Loans on a pro rata basis, and (ii) all Revolving Loans in respect of Incremental Revolving Facility Commitments (other than Other Revolving Loans), when originally made, are included in each Borrowing of the applicable Class of outstanding Revolving Loans on a pro rata basis.  The Borrowers agree that Section 3.05 shall apply to any conversion of Eurocurrency Rate Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing.

(e)        Notwithstanding anything to the contrary in this Agreement, including Section 2.14 (which provisions shall not be applicable to clauses (e) through (i) of this Section 2.16), pursuant to one or more offers made from time to time by the Borrowers to all Lenders of any Class of Term Loans and/or Revolving Commitments, on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Commitments under such Revolving Facility, as applicable) and on the same terms (“Pro Rata Extension Offers”), the Borrowers are hereby permitted to consummate transactions with individual Lenders from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans).  For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Commitments of such Revolving Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same.  Any such extension (an “Extension”) agreed to between the Borrowers and any such Lender (an “Extending Lender”) will be established under this Agreement by implementing an Incremental Term Loan for such Lender if such Lender is extending an existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or an Incremental Revolving Facility Commitment for such Lender if such Lender is extending an existing Revolving Commitment (such extended

Revolving Commitment, an “Extended Revolving Facility Commitment”).  Each Pro Rata Extension Offer shall specify the date on which the Borrowers propose that the Extended Term Loan shall be made, which shall be a date not earlier than five Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).

(f)        The Borrowers and each Extending Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Facility Commitments of such Extending Lender.  Each Incremental Assumption Agreement shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Facility Commitments; provided, that (i) except as to interest rates, fees and any other pricing terms (which interest rates, fees and other pricing terms shall not be subject to the provisions set forth in Section 2.16(b)(vii)), and amortization, final maturity date and participation in prepayments and commitment reductions (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the Borrowers and set forth in the Pro Rata Extension Offer), the Extended Term Loans shall have (x) the same terms as an existing Class of Term Loans or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the latest Term Loan Maturity Date in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans to which such offer relates, (iv) except as to interest rates, fees, any other pricing terms, participation in mandatory prepayments and commitment reductions and final maturity (which shall be determined by the Borrowers and set forth in the Pro Rata Extension Offer), any Extended Revolving Facility Commitment shall have (x) the same terms as an existing Class of Revolving Commitments or (y) have such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any other terms that would affect the rights or duties of any L/C Issuer or the Swing Line Lender, such terms as shall be reasonably satisfactory to such L/C Issuer or the Swing Line Lender, (v) any Extended Revolving Facility Commitments may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) than the initial Revolving Loans in any voluntary or mandatory prepayment or commitment reduction hereunder and (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term Loans in any mandatory prepayment hereunder.  Upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Facility Commitments evidenced thereby as provided for in Section 10.01.  Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.  If provided in any Incremental Assumption Agreement with respect to any Extended Revolving Facility Commitments, and with the consent of the Swing Line Lender and each L/C Issuer, participations in Swing Line Loans and Letters of Credit shall be reallocated to lenders holding such Extended Revolving Facility Commitments in the manner specified in such Incremental Assumption Agreement, including upon effectiveness of such Extended Revolving Facility Commitment or upon or prior to the maturity date for any Class of Revolving Commitments.

(g)        Upon the effectiveness of any such Extension, the applicable Extending Lender’s Term Loan will be automatically designated an Extended Term Loan and/or such Extending Lender’s Revolving Commitment will be automatically designated an Extended Revolving Facility Commitment.  For purposes of this Agreement and the other Loan Documents, (i) if such Extending Lender is extending a Term Loan, such Extending Lender will be deemed to have an Incremental Term Loan having the terms of such Extended Term Loan and (ii) if such Extending Lender is extending a Revolving Commitment, such Extending Lender will be deemed to have an Incremental Revolving Facility Commitment having the terms of such Extended Revolving Facility Commitment.

(h)                              Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.16), (i) the aggregate amount of Extended Term Loans and Extended Revolving Facility Commitments will not be included in the calculation of the Incremental Amount (except as part of future calculations of clause (b) of the definition thereof), (ii) no Extended Term Loan or Extended Revolving Facility Commitment is required to be in any minimum amount or any minimum increment, (iii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Facility Commitment), (iv) there shall be no condition under this Agreement to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Facility Commitment implemented thereby, (v) all Extended Term Loans, Extended Revolving Facility Commitments and all obligations in respect thereof shall be Obligations of the relevant Credit Parties under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations relating to an existing Class of Term Loans of the relevant Credit Parties under this Agreement and the other Loan Documents, (vi) neither any L/C Issuer nor the Swingline Lender shall be obligated to provide Swing Line Loans or issue Letters of Credit under such Extended Revolving Facility Commitments unless it shall have consented thereto and (vii) there shall be no obligor in respect of any such Extended Term Loans or Extended Revolving Facility Commitments that is not a Credit Party.

(i)                                  Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided, that the Borrowers shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.

(j)                                  Notwithstanding anything to the contrary in this Agreement, including Section 2.14 (which provisions shall not be applicable to clauses (j) through (k) of this Section 2.16), the Borrowers may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), the net cash proceeds of which are used to refinance in whole or in part any Class of Term Loans.  Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrowers proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:

(i)                                  before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date (x) each of the conditions set forth in clauses (a) and (b) of Section 4.02, to the extent required by the relevant Incremental Assumption Agreement governing such Refinancing Term Loans, shall be satisfied and (y) no Event of Default shall have occurred and be continuing or would result therefrom;

(ii)                              the final maturity date of the Refinancing Term Loans shall be no earlier than the Term Loan Maturity Date of the refinanced Term Loans;

(iii)                          the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;

(iv)                          the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;

(v)                              all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates or any other pricing terms and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrowers and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially less favorable to QCP and its Restricted Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans (except to the extent such covenants and other terms apply solely to any period after the Term Loan Maturity Date or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrowers in good faith.  In addition, notwithstanding the foregoing, the Borrowers may establish Refinancing Term Loans to refinance and/or replace all or any portion of the Revolving Commitments, so long as (i) the aggregate amount of such Refinancing Term Loans does not exceed the aggregate amount of Revolving Commitments terminated at the time of incurrence thereof, (ii) if the amount of such Refinancing Term Loans is less than the amount of Revolving Loans outstanding under such Revolving Commitments at the time of incurrence of such Refinancing Term Loans, the Borrowers shall use all of the proceeds of such Refinancing Term Loans to repay such Revolving Loans and otherwise, the Borrowers shall use a portion of the proceeds of such Refinancing Term Loans to repay all Revolving Loans outstanding under such Revolving Commitments at the time of incurrence of such Refinancing Term Loans (it being understood that (x) such Refinancing Term Loans may be provided by the Lenders holding the Revolving Commitments being terminated and/or by any other person that would be an Eligible Assignee hereunder and (y) the proceeds of such Refinancing Term Loans shall not constitute Net Proceeds hereunder), (iii) the Weighted Average Life to Maturity of the Refinancing Term Loans shall be no shorter than the remaining life to termination of the terminated Revolving Commitments, (iv) the final maturity date of the Refinancing Term Loans shall be no earlier than the termination date of the terminated Revolving Commitments and (v) all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates or any other pricing terms and optional prepayment or mandatory prepayment or redemption terms, which shall be as agreed between the Borrowers and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially less favorable to the Borrowers and its Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans (except to the extent such covenants and other terms apply solely to any period after the Term Loan Maturity Date or are otherwise reasonably acceptable to the Administrative Agent), as determined by the Borrowers in good faith;

(vi)                          with respect to Refinancing Term Loans secured by Liens on the Collateral that rank junior in right of security to an existing Class of Term Loans, such Liens will be subject to a junior intercreditor agreement in a form reasonably acceptable to the Administrative Agent;

(vii)                      there shall be no obligor in respect of such Refinancing Term Loans that is not a Credit Party; and

(viii)                  the Refinancing Term Loans may participate on a pro rata basis or a less than pro rata basis (but not a greater than pro rata basis) than the Term Loans in any mandatory prepayment hereunder.

(k)                              The Borrowers may approach any Lender or any other person that would be an Eligible Assignee pursuant to Section 10.06 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan.  Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Incremental Assumption Agreement governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the Borrowers.

2.17                    Cash Collateral.

(a)                               Certain Credit Support Events.  (i)  (A) Upon the request of the Administrative Agent or any L/C Issuer (x) if any L/C Issuer has honored any full or partial drawing request under any Letter of Credit issued by it and such drawing has resulted in an L/C Borrowing, or (y) if, as of the Letter of Credit Expiration Date, any L/C Obligation (other than in respect of an Extended Letter of Credit) for any reason remains outstanding or (B) upon the request of the Administrative Agent pursuant to Section 8.02, the Borrowers shall, in each case, promptly (and in any event no later than thee (3) Business Days after receipt of such request) Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii)                              If at any time that there shall exist a Defaulting Lender, promptly upon the request of the Administrative Agent, any L/C Issuer or the Swing Line Lender, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by such Defaulting Lender).

(iii)                          In addition, if the Administrative Agent notifies the Borrowers at any time that the Outstanding Amount of all L/C Obligations at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within five (5) Business Days after receipt of such notice, the Borrowers shall Cash Collateralize the L/C Obligations in an amount equal to the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit; provided that Cash Collateral provided pursuant to this Section 2.17(a)(iii) shall be refunded to the Borrowers when the Outstanding Amount of all L/C Obligations is less than 105% of the Letter of Credit Sublimit then in effect.

(iv)                          The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral, request that additional Cash Collateral be provided as required in the reasonable judgment of the Administrative Agent in order to protect against the results of exchange rate fluctuations.

(b)                              Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts with KeyBank National Association or otherwise with or at the direction of the Collateral Agent, in each case subject to a control agreement in favor of, and reasonably satisfactory to, the Collateral Agent.  Each Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Collateral Agent, for the benefit of the Collateral Agent, the L/C Issuers and the Revolving Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c).  If at any time the Collateral Agent reasonably determines that Cash Collateral is subject to any right or claim of any Person other than the Collateral Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Collateral Agent, pay or provide to the Collateral Agent additional Cash Collateral in an aggregate amount equal to the excess of (x) the aggregate amount of such applicable Fronting Exposure and obligations, over (y) the total amount of funds or other credit support, if any, then held as Cash Collateral that the Collateral Agent reasonably determines to be free and clear of any such right and claim.

(c)                               Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under or applied pursuant to any of this Section 2.17 or Section 2.02, 2.03, 2.04, 2.06, 2.18 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations in Swing Line Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d)                              Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly (and in any event within two (2) Business Days), together with all interest, if any, that has accrued on such amount, following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by (x) the cure or waiver of the relevant Event of Default in respect of Cash Collateral provided pursuant to Section 8.02 and (y) the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(iv)), (ii) as provided in Section 2.17(a)(iii) (solely to the extent described therein) or (iii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of the Borrowers (including any interest thereon) shall not be released during the continuance of a Default or an Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03 during the continuance of an Event of Default), and (y) the Person providing Cash Collateral and the L/C Issuers or the Swing Line Lender, as applicable, may agree that Cash Collateral (including any interest thereon) shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18                    Defaulting Lenders.

(a)                               Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)                                  Waivers and Amendments.  That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)                              Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows:  first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or the Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by any L/C Issuer or the Swing Line Lender, to be held as Cash Collateral for future funding obligations of such Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrowers may request (so long as no Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)                          Certain Fees.  Such Defaulting Lender (x) shall not be entitled to receive any Unused Fee payable pursuant to Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such Unused Fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(g).

(iv)                          Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.02, 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Commitment of such Defaulting Lender; provided, that the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of such non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Revolving Loans of such Lender.

(b)                              Defaulting Lender Cure.  If the Borrowers, the Administrative Agent, and, in the case of a Defaulting Lender that is a Revolving Lender, the Swing Line Lender and each L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Committed Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans of the other Revolving Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Revolving Lenders in accordance with their Applicable Percentages of the Aggregate Revolving Commitments (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01                    Taxes.

(a)                               Payments Free of Taxes.  All payments by or on account of any obligation of any Credit Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Taxes, except as required by applicable Laws.  If any applicable Laws (as determined in the good faith discretion of the applicable withholding agent) require the deduction or withholding of any Tax from any such payment, then (A) the applicable withholding agent shall make such deduction or withholding, (B) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding and deductions are made (including withholding and deductions applicable to additional sums payable under this Section 3.01), the applicable Lender (or, in the case of payments made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                              Payment of Other Taxes by the Credit Parties.  Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent, timely reimburse it for the payment of, any Other Taxes.

(c)                               Tax Indemnification.  Without limiting the provisions of subsection (a) or (b) above, the Credit Parties shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof, within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by the Administrative Agent, or such Lender, as the case may be, or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, as the case may be, and any penalties, interest and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  .

(d)                              Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                               Status of Lenders.  (i)  Each Lender shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made by the Credit Parties hereunder or under any other Loan Document are subject to withholding Taxes or information reporting, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of all payments to be made to such Lender by the Borrowers pursuant to this Agreement or any other Loan Document or otherwise to establish such Lender’s status for withholding tax purposes in any applicable jurisdiction.  Notwithstanding the previous sentence, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (B) or (C) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would materially prejudice the legal or commercial position of such Lender. Notwithstanding anything to the contrary, no Lender shall be required to deliver any documentation pursuant to this Section 3.01(e) that it is not legally eligible to deliver.

(ii)                              Without limiting the generality of the foregoing:

(A)                           any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent two duly completed executed copies of IRS Form W-9;

(B)                            each Foreign Lender shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, two of whichever of the following is applicable:

(i)                                  duly completed executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(ii)                              duly completed executed copies of IRS Form W-8ECI;

(iii)                          in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and that no interest payments to be received by such Lender will be effectively connected with such Lender’s conduct of a U.S. trade or business (y) duly completed executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable);

(iv)                          to the extent a Foreign Lender is not the beneficial owner of payments made under any Loan Document, duly completed executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner; or

(v)                              any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(C)                            each Lender shall deliver to the Administrative Agent and the Borrowers at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Law or reasonably requested by the Administrative Agent or the Borrowers sufficient for the Administrative Agent and the Borrowers to comply with their obligations under FATCA and to determine whether payments to such Lender are subject to withholding tax under FATCA.  Solely for purposes of this clause (C), FATCA shall include any amendments after the date hereof.

(iii)                          Each Lender shall, if any documentation it previously delivered pursuant to this Section 3.01(e) expires or becomes obsolete or inaccurate in any respect, promptly update such documentation or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so.

(iv)                          Each Lender hereby authorizes the Administrative Agent to deliver to the Credit Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to this Section 3.01(e).

(f)                                Treatment of Certain Refunds. At no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.  If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section 3.01 with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) and net of any loss or gain realized in the conversion of such funds from or to another currency incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Credit Party, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this Section 3.01(f), in no event will any Lender be required to pay any amount to a Credit Party pursuant to this subsection the payment of which would place the Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Credit Parties or any other Person.

(g)                               For the avoidance of doubt, for purposes of this Section 3.01, the term “Lender” includes any L/C Issuer and the Swing Line Lender.

3.02                    Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted in writing to such Lender that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, (a) such Lender shall promptly give written notice of such circumstances to the Borrowers through the Administrative Agent, which notice shall be withdrawn whenever such circumstances no longer exist, (b) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or to convert Base Rate Loans to Eurocurrency Rate Loans (each, an “Affected Loan”), shall be suspended, (c) such Lender shall then have a commitment only to make a Base Rate Loan when an Affected Loan is requested, and (d) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the interest rate with respect to such Credit Extension based upon the Base Rate (if necessary to avoid such illegality, determined by the Administrative Agent without reference to the Eurocurrency Rate component thereof) until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate.  Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

3.03                    Inability to Determine Rates.  If (a) in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, the Administrative Agent determines that (i) deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, or (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (any such Eurocurrency Rate Loans, “Impacted Loans”), (b) in connection with an existing or proposed Base Rate Loan, the Administrative Agent determines that adequate and reasonable means do not exist for determining the Eurocurrency Rate component of the Base Rate, or (c) the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended to the extent of the affected Eurocurrency Rate Loans or Interest Periods, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent upon the instruction of the Required Lenders revokes such notice.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a) of this section, the Administrative Agent, in consultation with the Borrowers and the affected Lenders, may establish an alternative interest rate for the Impacted Loans, in which case such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a) of this section, (2) the Required Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, in which case the Administrative Agent, in consultation with the Borrowers and the affected Lenders, may establish a different alternative interest rate for the Impacted Loans, or (3) any affected Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof.

3.04                    Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)                               Increased Costs Generally.  If any Change in Law shall:

(i)                                  impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)                              subject any Lender or any L/C Issuer to any Taxes of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or such L/C Issuer in respect thereof (except for Indemnified Taxes covered by Section 3.01 and any Excluded Taxes);

(iii)                          impose on any Lender or any L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)                              Capital Requirements.  If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.  The Borrowers shall not be required to pay such additional amounts unless such amounts are the result of requirements imposed generally on lenders similar to such Lender or such L/C Issuer and not the result of some specific reserve or similar requirement imposed on such Lender or such L/C Issuer as a result of such Lender’s or such L/C Issuer’s special circumstances.

(c)                               Certificates for Reimbursement.  A certificate of a Lender or an L/C Issuer setting forth in reasonable detail the basis for and calculation of the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrowers, in detail sufficient to enable the Borrowers to verify the computation thereof, shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.  Any amounts requested to be payable pursuant to this Section 3.04 shall be requested in good faith (and not on an arbitrary and capricious basis) and consistent with similarly situated customers of the applicable Lender after consideration of factors as such Lender then reasonably determines to be relevant.

(d)                              Delay in Requests.  Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than three months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the three month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                               Additional Reserve Requirements.  The Borrowers shall pay to each Lender, (i) so long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), and (ii) so long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrowers shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten (10) Business Days from receipt of such notice.

(f)                                For the avoidance of doubt, for purposes of this Section 3.04, the term “Lender” includes the Swing Line Lender.

3.05                    Compensation for Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (other than loss of anticipated profits) incurred by it as a result of:

(a)                               any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                              any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan on the date or in the amount notified by the Borrowers; or

(c)                               any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrowers pursuant to Section 10.13.

The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing, including without limitation, any loss or expense arising from the termination of any foreign exchange contract.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06                    Mitigation Obligations; Replacement of Lenders.

(a)                               Designation of a Different Lending Office.  Each Lender may make any Credit Extension to the Borrowers through any Lending Office; provided that (i) except where such Credit Extension is made to the Borrowers through a Lending Office due to the licensing or other regulatory requirements of such Lender, in connection with such Credit Extension such Lender shall not request compensation under Section 3.04 or request the Borrowers to pay any additional amount to any Lender or any Governmental Authority in any amount in excess of amounts payable to such Lender or Governmental Authority, as the case may be, in the absence of such election, and (ii) the exercise of this option shall not otherwise affect the obligation of the Borrowers to repay the Credit Extension in accordance with the terms of this Agreement.  If any Lender requests compensation under Section 3.04, or requires the Borrowers to pay any additional amount to any Lender, the L/C Issuer or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then, at the request of the Borrowers, such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the

L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be.  The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b)                              Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 10.13.

3.07                    Survival.  All of the obligations of the Credit Parties under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01                    Conditions of Initial Credit Extension.  The effectiveness of this Agreement and the obligation of each L/C Issuer and of each Lender to make its initial Credit Extension hereunder on the Closing Date are subject to satisfaction or waiver of the following conditions precedent:

(a)                               the Administrative Agent’s receipt of the following, each of which shall be originals or telecopies or electronic copies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:

(i)                                  executed counterparts of this Agreement, executed and delivered by the Administrative Agent, the Parent Guarantors, the Subsidiary Guarantors, the Borrowers and each Lender listed on Schedule 2.01;

(ii)                              a Revolving Note and/or Term Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)                          such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv)                          such documents and certifications as the Administrative Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and that each Credit Party is validly existing, in good standing and qualified to engage in business in its state of organization and in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)                              favorable opinions, in form and substance reasonably satisfactory to the Administrative Agent, of Paul, Weiss, Rifkind, Wharton & Garrison LLP and Ballard Spahr LLP, counsels to the Credit Parties, in each case addressed to the Administrative Agent and the Lenders; and

(vi)                          a certificate signed by a Responsible Officer certifying (A) that the conditions specified in Section 4.02 have been satisfied and (B) that there is no Closing Date Material Adverse Effect;

(vii)                      a solvency certificate from the chief financial officer or similar officer of QCP substantially in the form attached hereto as Exhibit I;

(viii)                  a certificate signed by a Responsible Officer of the applicable Credit Party certifying that no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Credit Parties of this Agreement or any other Loan Document, except for such approvals, consents, exemptions, authorizations or other actions or notices or filings which have already been completed or obtained;

(ix)                          fully executed copies of the Second Lien Notes Indenture and the Unsecured Credit Agreement;

(b)                              the Spin-Off shall have been consummated or shall be consummated simultaneously or substantially concurrently with the closing under this Agreement in all material respects in accordance with the description thereof set forth in the Form 10;

(c)                               the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of QCP, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent), tax and judgment liens and liens filed with the United States Patent and Trademark Office and United States Copyright Office with respect to the Credit Parties as contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been, or will be simultaneously or substantially concurrently with the closing under this Agreement, released (or arrangements reasonably satisfactory to the Administrative Agent for such release shall have been made);

(d)                              the Administrative Agent shall have received the financial statements referred to in Section 5.05;

(e)                               subject to the grace periods and post-closing periods set forth in such definition, the Collateral and Guarantee Requirement shall be satisfied (or waived) as of the Closing Date; provided that the Borrowers shall have used commercially reasonable efforts to satisfy the requirements of clauses (f) and (g) thereof with respect to each Closing Date Mortgaged Property on the Closing Date.

(f)                                any fees required to be paid by the Borrowers on or prior to the Closing Date pursuant to the Loan Documents and all expenses required to be reimbursed by the Borrowers on or prior to the Closing Date pursuant to the Loan Documents shall have been paid, provided that invoices for such expenses have been presented to QCP and its Restricted Subsidiaries at a reasonable period of time (and in any event not less than three (3) Business Days) prior to the Closing Date (including, unless waived by the Administrative Agent, all reasonable, documented, out-of-pocket fees, charges and disbursements of counsel to the Administrative Agent (paid directly to such counsel if requested by the Administrative Agent), plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Administrative Agent);

(g)                               the Borrowers shall have provided the documentation and other information to the Lenders not less than three (3) Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act to the extent such information has been requested not less than ten (10) Business Days prior to the Closing Date; and

(h)                              the Collateral Agent shall have received appraisals that satisfy the applicable requirements of FIRREA and are otherwise in form and substance satisfactory to the Collateral Agent with respect to each Real Property of the Credit Parties.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, (i) this Agreement and each other document to which it is a party or which it has reviewed or (ii) any other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02                    Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a)                               the representations and warranties of the Credit Parties contained in Article V or any other Loan Document, or which are contained in any document required to be furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (except to the extent that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, (i) the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 and (ii) for any Borrowing occurring on the Closing Date, the reference in Section 5.05(c) to “Material Adverse Effect” shall be deemed to refer to “Closing Date Material Adverse Effect”;

(b)                              no Default shall exist on the date of such Credit Extension, or would result from such proposed Credit Extension or from the application of the proceeds thereof;

(c)                               the Administrative Agent and, if applicable, the applicable L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof; and

(d)                              any such proposed Credit Extension under the Revolving Credit Facility does not exceed the unused portion of the Revolving Credit Facility at such time.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a), (b) and (d). have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of the Credit Parties represents and warrants to the Administrative Agent and the Lenders that:

5.01                    Existence, Qualification and Power.  Each Credit Party and its Restricted Subsidiaries (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (a) (solely as to Restricted Subsidiaries that are not Credit Parties), (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02                    Authorization; No Contravention.  The execution, delivery and performance by each Credit Party of each Loan Document to which it is a party has been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of such Credit Party’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Liens under the Loan Documents), or require any payment to be made under (i) any Contractual Obligation to which such Credit Party is party or affecting such Credit Party or the properties of such Credit Party or any of its Restricted Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Credit Party or its property is subject; or (c) violate any Law; except in each case referred to in clause (b) or (c), or to the extent such conflict, breach, contravention or violation, or creation of any such Lien, could not reasonably be expected to have a Material Adverse Effect.

5.03                    Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, the Credit Parties of any Loan Document, (b) the grant by any Credit Party of the Liens granted to it pursuant to the Security Documents or (c) the maintenance of the Liens created under the Security Documents (including the first priority nature thereof), except for (i) the filing of Uniform Commercial Code financing statements, (ii) filings with the United States Patent and Trademark Office and the United States Copyright Office, (iii) recordations of the Mortgages. (iv) such as have been made or obtained and are in full force and effect, such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (v) any other filings or registrations required by the Security Documents.

5.04                    Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Credit Parties.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Credit Parties party thereto, enforceable against such Credit Parties in accordance with its terms, except as enforceability may be limited by applicable Debtor Relief Laws and equitable principles relating to enforceability.

5.05                    Financial Statements; No Material Adverse Effect.

(a)                               The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Consolidated Group (assuming that each Consolidated Party existing as of the Closing Date existed as of the date of such Audited Financial Statements and that the transactions required to effectuate the Spin-Off shall have occurred) as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other material liabilities, direct or contingent, of each of QCP and its Restricted Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and material Indebtedness, in each case, to the extent required by GAAP.

(b)                              The Unaudited Combined Consolidated Financial Statements of QCP’s Predecessors as of and for the six months ended June 30, 2016 as set forth in the Form 10 (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein or as otherwise permitted pursuant to Section 1.03, (ii) fairly present in all material respects the financial condition of the Consolidated Group (assuming that each Consolidated Party existing as of the Closing Date existed as of the date of such unaudited financial statements and that the transactions required to effectuate the Spin-Off shall have occurred) as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), and to normal year-end audit adjustments and (iii) show all material indebtedness and other material liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for taxes, material commitments and material Indebtedness, in each case, to the extent required by GAAP.

(c)                               Since December 31, 2015, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

(d)                              As set forth in the Form 10, the consolidated pro forma balance sheet of the Consolidated Group (assuming that each Consolidated Party existing as of the Closing Date existed as of June 30, 2016 and that the transactions required to effectuate the Spin-Off shall have occurred) as at June 30, 2016, and the related consolidated pro forma statements of income of such Consolidated Group for the six month period then ended, for the year ended December 31, 2015 and for the twelve-month period ended June 30, 2016, certified by the chief financial officer or treasurer of QCP, copies of which have been furnished to the Administrative Agent and the Lenders, fairly present in all material respects the consolidated pro forma financial condition of QCP and its Subsidiaries as at such date and the consolidated pro forma results of operations of QCP and its Subsidiaries for the periods ended on such dates, in each case after giving pro forma effect to the transactions to occur on the Closing Date (including, without limitation, the Spin-Off, the Specified Transfer and all Credit Extensions to occur on the Closing Date) as if such transactions had occurred on such date.

5.06                    Litigation.  There are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of the Credit Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against a Credit Party or any Restricted Subsidiaries or against any of their properties or revenues that (a) affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby and (i) would materially and adversely affect the transactions set forth in the Loan Documents or otherwise contemplated hereby or (ii) contest in any manner the validity or enforceability of any material provision of any Loan Document or (b) as to which there is a reasonable possibility of an adverse determination, and, if so adversely determined, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07                    No Default.  Neither any Credit Party nor any Restricted Subsidiary is in default under or with respect to any Material Contract that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08                    Ownership of Property and Valid Leasehold Interests.  Each of the Credit Parties and each Restricted Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title or valid leasehold interests as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09                    Environmental Compliance.  Except with respect to any matters that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(i)                                  Each of the Credit Parties and each Restricted Subsidiary, and each of their respective operations and properties are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses and other approvals as required under any Environmental Law;

(ii)                              Neither any Credit Party nor any Restricted Subsidiary has received or is subject to any claim under Environmental Laws; and

(iii)                          To the knowledge of the Credit Parties, there are no facts, circumstances, conditions or occurrences that would be reasonably expected to cause any Credit Party or any Restricted Subsidiary to incur or be subject to any Environmental Liability.

5.10                    Insurance.  The Credit Parties and their Restricted Subsidiaries maintain or require the tenants or managers of their owned properties to maintain insurance that complies with the requirements of Section 6.07.

5.11                    Taxes.  Each of QCP and its Restricted Subsidiaries have filed all tax returns and reports required to be filed, and have paid all  Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable (including in their capacity as withholding agents), except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person, and except where the failure to take any of the foregoing actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  There is no proposed tax assessment against any of QCP or its Restricted Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.12                    ERISA Compliance.

(a)                               Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws, except for any such failure to comply as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion or advisory letter from the IRS or an application for such a letter has been submitted to the IRS with respect thereto (or the period for such a submission has not yet lapsed) and, to the knowledge of the Credit Parties and their Restricted Subsidiaries, nothing has occurred that would reasonably be expected to prevent, or cause the loss of, such qualification.  QCP, its Restricted Subsidiaries and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)                              There are no pending or, to the knowledge of any Credit Party, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)                               (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither QCP nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither QCP nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither QCP nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; except in each case referred to in clauses (i) through (v), to the extent that any such event, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.13                    Margin Regulations; Investment Company Act; REIT Status.

(a)                               No Credit Party is engaged, nor will any Credit Party engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No part of the proceeds of any Credit Extension have been used or will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation U issued by the FRB.

(b)                              No Credit Party is, nor is any Credit Party required to be, registered as an “investment company” under the Investment Company Act of 1940.

(c)                               Commencing with its initial taxable year ending December 31, 2016, and prior to any applicable C Corp Election Effective Date, each of QCP, Parent REIT and each Borrower will elect to be subject to tax as, and intends to qualify as, a REIT for U.S. federal income tax purposes.

5.14                    Disclosure.  No report, financial statement, certificate or other information furnished in writing by or on behalf of any Credit Party or their Restricted Subsidiaries to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that actual results may differ materially from projections).

5.15                    Compliance with Laws.  Each of QCP and its Restricted Subsidiaries are each in compliance with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.16                    Sanctions.  No Credit Party, nor any Subsidiary, nor, to the knowledge of the chief executive officer, chief financial officer or general counsel of QCP, any director, officer or employee thereof is an individual or entity that is (a) currently the subject or target of any Sanctions or in violation of Sanctions, (b) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority to the extent applicable to, and binding on, the Credit Parties or (c) located, organized or resident in a Designated Jurisdiction.

5.17                    Use of Proceeds.  The proceeds of the Loans hereunder will be used solely for the purposes specified in Section 6.11.  No proceeds of the Loans hereunder will be used for the acquisition of another Person unless the board of directors (or other comparable governing body) or stockholders (or other equity owners), as appropriate, of such Person has approved such acquisition.

5.18                    Solvency.  Immediately after giving effect to the initial Credit Extensions made on the Closing Date, (a) the fair value of the assets of the Credit Parties, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Credit Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature; and (c) no Credit Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

5.19                    Subsidiaries; Taxpayer Identification Number.  Set forth on Schedule 5.19 is a complete and accurate list of all Subsidiaries of QCP as of the Closing Date showing (as of the Closing Date) the jurisdiction of its incorporation or organization, the type of organization it is and its true and correct U.S. taxpayer identification number, if any.

5.20                    Intellectual Property.  Each of QCP and its Restricted Subsidiaries owns, or possess the right to use, all of the Intellectual Property that is used or held for use in or is otherwise reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where any such conflict with the rights of any other Person could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing is not a representation or warranty with respect to infringement or other violation of the Intellectual Property of any other Person (which is addressed in the following sentence of this Section 5.20).  The conduct of the business now employed by QCP or any Restricted Subsidiary does not  infringe upon or violate any rights held by any other Person to an extent that such infringement or violation could reasonably be expected to result in a Material Adverse Effect.  No claim or litigation regarding any of the foregoing is pending against the QCP or any of its Restricted Subsidiaries or, to the best knowledge of the Borrowers, threatened against QCP or any of its Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.21                    Labor Matters.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes pending or threatened against QCP or any of its Restricted Subsidiaries; (b) the hours worked and payments made to employees of the QCP and its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from QCP or any of its Restricted Subsidiaries or for which any claim may be made against QCP or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of QCP or such Restricted Subsidiary to the extent required by GAAP.  Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which QCP or any of the Restricted Subsidiaries (or any predecessor) is a party or by which the QCP or any of the Restricted Subsidiaries (or any predecessor) is bound.

5.22                    Security Documents.

(a)                               The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties), in each case, a legal, valid and enforceable security interest in the Collateral described therein.  As of the Closing Date, in the case of the Securities Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Securities Collateral and required to be delivered under the applicable Security Document are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than certain Intellectual Property included in the Collateral as set forth in Section 5.22(b)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other Person (except Permitted Liens).

(b)                              When the Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Credit Parties thereunder in the United States Intellectual Property included in the Collateral (but, in the case of the United States registered copyrights included in the Collateral, only to the extent such United States registered copyrights are listed in such ancillary document filed with the United States Copyright Office) listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings with the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on United States registered trademarks and patents, trademark and patent applications and registered copyrights and exclusive copyright licenses acquired by the Credit Parties after the Closing Date).

(c)                               The Mortgages, if any, executed and delivered on the Closing Date are, and the Mortgages executed and delivered after the Closing Date pursuant to Section 6.14 shall be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) legal, valid and enforceable Liens on all of the Credit Parties’ rights, titles and interests in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have valid Liens with record notice to third parties on, and security interests in, all rights, titles and interests of the Credit Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

(d)                              Notwithstanding anything herein (including this Section 5.22) or in any other Loan Document to the contrary, no Borrower or any other Credit Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Administrative Agent, Collateral Agent or any Lender with respect thereto, under foreign law.

5.23                    EEA Financial Institutions.  No Credit Party is an EEA Financial Institution.

5.24                    Anti-Money Laundering; Anti-Corruption Laws.

(a)                               Each Credit Party, its Subsidiaries and, to the knowledge of the chief executive officer, chief financial officer or general counsel of QCP, any director, officer or employee thereof are in compliance in all material respects with any applicable anti-money laundering law any other applicable law, regulation or other binding measure implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering.

(b)                              Each Credit Party and its Subsidiaries have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to the extent applicable to, and binding on, the Credit Parties and QCP has instituted and maintains policies and procedures designed to promote and achieve, in its reasonable judgment, compliance with such laws.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Credit Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01                    Financial Statements.  Deliver to the Administrative Agent (for distribution to each Lender):

(a)                               as soon as available, but in any event within five (5) Business Days following the date QCP is required to file its Form 10-K with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise, but in no event later than 90 days after the end of such fiscal year) (commencing with the fiscal year ending December 31, 2016), consolidated balance sheets of QCP and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable securities laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (provided that to the extent the components of such consolidated financial statements relating to a prior fiscal period are separately audited by different independent public accounting firms, the audit report of any such accounting firm may contain a qualification or exception as to scope of such consolidated financial statements as they relate to such components), together with a copy of management’s discussion and analysis with respect to the financial statements of such fiscal year; and

(b)                              as soon as available, but in any event within five (5) Business Days following the date QCP is required to file its Form 10-Q with the SEC (without giving effect to any extension of such due date, whether obtained by filing the notification permitted by Rule 12b-25 or any successor provision thereto or otherwise, but in no event later than 45 days after the end of such fiscal year) (commencing with the fiscal quarter ending September 30, 2016), consolidated balance sheets of QCP and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related unaudited consolidated statements of income or operations for such fiscal quarter and for the portion of QCP and its Restricted Subsidiaries fiscal year then ended, and the related unaudited statements of shareholders’ equity and a statement of cash flow for the portion of QCP and its Restricted Subsidiaries’ year then ended setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by a Responsible Officer as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of QCP and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments, together with a copy of management’s discussion and analysis with respect to the financial statements of such fiscal quarter; and

(c)                               as soon as available, but in no event later that 60 days following the end of each fiscal year of QCP and its Restricted Subsidiaries, an annual forecast for the then-current fiscal year, prepared in a manner and in the form of the forecast provided on the Closing Date or in such other form as is reasonably acceptable to the Administrative Agent.

As to any information contained in materials furnished pursuant to Section 6.02(d), QCP and its Restricted Subsidiaries shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of QCP and its Restricted Subsidiaries to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

6.02                    Certificates; Other Information.  Deliver to the Administrative Agent (for distribution to each Lender):

(a)                               concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the first full fiscal quarter after the Closing Date occurs), a duly completed Compliance Certificate signed by a Responsible Officer of QCP, in form and detail reasonably satisfactory to the Administrative Agent, including a calculation of the Debt Service Coverage Ratio as of the last day of the fiscal period covered by such Compliance Certificate;

(b)                              promptly after any request by the Administrative Agent or any Lender, copies of any management letters submitted to the board of directors (or the audit committee of the board of directors) of QCP by independent accountants in connection with an audit of the accounts of QCP;

(c)                               promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrowers, and copies of all annual, regular, periodic and special reports and registration statements which QCP may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)                              promptly, and in any event within five (5) Business Days after receipt thereof by QCP or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of QCP or any Restricted Subsidiary thereof;

(e)                               promptly, such additional information regarding the business, financial or corporate affairs of QCP or any of its Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or the Lenders acting through the Administrative Agent may from time to time reasonably request; and

(f)                                concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of QCP’s independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event; provided that no such certificate shall be required if QCP’s independent certified public accountants do not agree to provide such certificate after QCP’s use of commercially reasonable efforts.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) or (d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which QCP posts such documents, or provides a link thereto on QCP website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on QCP’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) QCP shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) QCP shall notify the Administrative Agent (by telecopier or electronic mail), which shall notify each Lender, of the posting of any such documents and, upon request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by QCP with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Credit Parties hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar or a similar electronic transmission system (the “Platform”) and

(b) certain of the Lenders (each, a “Public Lender”) may have personnel that do not wish to receive material non-public information with respect to the Credit Parties or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  The Credit Parties hereby agree that so long as any Credit Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Credit Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Arrangers shall treat any Borrower Materials that are not marked “PUBLIC” or that are marked “PRIVATE” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Credit Parties shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03                    Notices.  Promptly following knowledge thereof by a Responsible Officer, notify the Administrative Agent (which shall notify each Lender) of:

(a)                               the occurrence of any Default;

(b)                              any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect, including any Material Adverse Effect that has resulted from or could reasonably be expected to result from (i) any breach or non-performance of, or any default under, a Contractual Obligation of any Credit Party or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Credit Party or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary, including pursuant to any applicable Environmental Laws or (iv) (A) any renewal or extension options applicable to any lease to which any Credit Party or any Subsidiary is a party, (B) to the Borrowers’ knowledge, the existence of any condition which, with the giving of notice or the passage of time, or both, would permit any lessee to cancel its obligations under any lease to which any Credit Party or any Subsidiary is a party; (C) receipt by any Credit Party of any notice that a lessee intends to cease operations at any leased property prior to the expiration of the term of the applicable lease (other than temporarily due to casualty, remodeling, renovation or any similar causes) or (D) to the Borrowers’ knowledge, any lessee or sub-lessee, if any, under any of the leases to which any Credit Party or any Subsidiary is a party being the subject of any bankruptcy, reorganization, insolvency or similar proceeding;

(c)                               the occurrence of any ERISA Event;

(d)                              any material default by a Credit Party under, or termination or non-renewal of, any Contractual Obligation if such default, termination or non-renewal could reasonably be expected to have a Material Adverse Effect;

(e)                               any material change in accounting policies or financial reporting practices by QCP or any of its Restricted Subsidiaries; and

(f)                                the occurrence of any C Corp Election Effective Date.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties have taken and propose to take with respect thereto.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04                    Payment of Taxes.  File all Tax returns and pay and discharge as the same shall become due and payable, all of its Tax liabilities (including in its capacity as a withholding agent), except to the extent (a) such taxes are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves with respect thereto, to the extent required by GAAP, are maintained, or (b) the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.05                    Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction not prohibited by Section 7.04, or (except with respect to the legal existence of any Borrower) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06                    Maintenance of Properties.  (a) Maintain, preserve and protect, or make contractual or other provisions to cause to maintain, preserve or protect, all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, and maintain, reserve, renew and protect its Intellectual Property in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make, or make contractual or other provisions (or use commercially reasonable efforts to enforce existing contractual provisions) to cause to be made, all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07                    Maintenance of Insurance.

(a)                               Maintain, or cause to be maintained, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, cause the Collateral Agent to be listed as a co-loss payee on property and casualty policies with respect to Mortgaged Properties located in the United States of America and as an additional insured on liability policies.  Notwithstanding the foregoing, QCP and its Restricted Subsidiaries may self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.

(b)                              Except as the Collateral Agent may agree in its reasonable discretion, cause (A) all such property and casualty insurance policies to be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Collateral Agent, deliver a certificate of an insurance broker to the Collateral Agent and (B) all such liability insurance to name the Collateral Agent as additional insured; cause each such policy covered by this clause (b) to provide that it shall not be cancelled or not renewed upon less than thirty (30) days’ prior written notice thereof by the insurer to the Collateral Agent; deliver to the Collateral Agent, prior to or concurrently with the cancellation or nonrenewal of any such policy of insurance covered by this clause (b), a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Collateral Agent of payment of the premium therefor, in each case of the foregoing, to the extent customarily maintained, purchased or provided to, or at the request of, lenders by similarly situated companies in connection with credit facilities of this nature.

(c)                               If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area (each a “Special Flood Hazard Area”) with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Collateral Agent.

(d)                              In connection with the covenants set forth in this Section 6.07, it is understood and agreed that:

(i)                                  the Administrative Agent, the Collateral Agent, the Lenders, the L/C Issuers and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07, it being understood that (A) the Credit Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any L/C Issuers or their agents or employees.  If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then QCP, on behalf of itself and behalf of each of its Restricted Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any L/C Issuers and their agents and employees; and

(ii)                              the designation of any form, type or amount of insurance coverage by the Collateral Agent (including acting in the capacity as the Collateral Agent) under this Section 6.07 shall in no event be deemed a representation, warranty or advice by the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of QCP and its Restricted Subsidiaries or the protection of their properties.

6.08                    Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09                    Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in conformity in all material respects with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Credit Party or Restricted Subsidiary, as the case may be.

6.10                    Inspection Rights.  Subject to (x) rights of tenants, (y) applicable health and safety laws, and (z) except to the extent disclosure could reasonably be expected to contravene attorney client privilege or similar protection or violate any confidentiality or privacy obligation or otherwise contravene applicable law, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that QCP shall have the right to participate in any such discussions), all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to QCP; provided, however, that (i) absent an Event of Default, the Credit Parties shall only be required to pay for one such visit and inspection in any twelve (12) month period and (ii) when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of QCP at any time during normal business hours and without advance notice, in all events, subject to clauses (x), (y) and (z) above.

6.11                    Use of Proceeds.  Use proceeds from Loans for general corporate purposes, including to refinance existing Indebtedness and for working capital, capital expenditures, and other lawful purposes, including Investments permitted by Section 7.02, dividends and distributions (including the Specified Transfer), and acquisitions and developments, in each case, not in contravention of any of the Loan Documents or any applicable Law.

6.12                    REIT Status.  With respect to any period prior to an applicable C Corp Election Effective Date, (i) take all actions, and refrain from taking all actions, as are necessary for each of Parent REIT, each Borrower and QCP to qualify as a REIT for U.S. federal income tax purposes, (ii) maintain adequate records so as to comply with all record-keeping requirements relating to each such entity’s qualification as a REIT as required by the Code and applicable regulations of the Department of the Treasury promulgated thereunder and properly prepare and timely file with the IRS all returns and reports required thereby and (iii) solely in respect of QCP, remain publicly traded with securities listed on the New York Stock Exchange or the NASDAQ Stock Market.

6.13                    Compliance with Environmental Laws.  Cause, or cause any other Person, using commercially reasonable efforts in the case of any Person not under the control of a Credit Party, to comply with Environmental Laws and all permits, licenses or approvals under such Environmental Laws, including conducting any investigation, study, sampling and testing, as well as undertake any cleanup, response or other corrective action necessary to address all Hazardous Materials at, on, under or emanating from any properties currently or formerly owned, leased or operated by it as required by any applicable Environmental Laws, except where such non-compliance  or failure to take any cleanup, response or other corrective action would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.14                    Further Assurances; Security.

(a)                               Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Credit Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b)                              (i) with respect to each Real Property acquired by any Credit Party after the Closing Date, within sixty (60) days of such acquisition (or such longer period as the Collateral Agent may agree in its reasonable discretion), provide the Collateral Agent with an appraisal that satisfies the applicable requirements of FIRREA, (ii) Grant and cause each of the Subsidiary Guarantors to grant to the Collateral Agent security interests in, and mortgages on, any Material Real Property of any Credit Party, as applicable, that are not Mortgaged Properties as of the Closing Date, to the extent acquired after the Closing Date, within 120 days after such acquisition (or such later date as the Collateral Agent may agree in its reasonable discretion) pursuant to documentation substantially in the form of Exhibit D (with such changes as are reasonably consented to by the Collateral Agent to account for local law matters (including, with respect to any property located in a jurisdiction that assesses mortgage recording taxes, reasonable satisfactory changes to minimize such taxes)) or in such other form as is reasonably satisfactory to the Collateral Agent and QCP (each, an “Additional Mortgage”), which security interest and mortgage shall constitute valid and enforceable Liens subject to no other Liens except the Permitted Liens set forth in Sections 7.01(b), (c), (e), (g), (j), (k), (l), (o), (p), (s), (t) (as it relates to clauses (j) or (k)), (v), (y), (dd), (ff), and (ii), (iii) record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (for the benefit of the Secured Parties) required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges required to be paid in connection with such recording or filing and (iv) deliver to the Collateral Agent an updated Schedule 1.01(A) reflecting such additional Mortgaged Properties.  With respect to each such Additional Mortgage, the Borrowers shall cause the requirements set forth in clauses (f) and (g) of the definition of “Collateral and Guarantee Requirement” to be satisfied.

(c)                               If any additional direct or indirect Subsidiary of QCP (other than an Excluded Subsidiary) is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a Subsidiary Guarantor, (i) within fifteen (15) Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent thereof, (ii) within sixty (60) days after the date such Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree in its reasonable discretion), with respect to each Real Property of such Subsidiary, provide the Collateral Agent with an appraisal that satisfies the applicable requirements of FIRREA and (iii) within twenty (20) Business Days after the date such Subsidiary is formed or acquired or such longer period as the Administrative Agent may agree in its reasonable discretion (or, with respect to clauses (f) and (g) of the definition of “Collateral and Guarantee Requirement,” within 120 days, or with respect to clause (h) of such definition, 60 days, in each case after such formation or acquisition or such longer period as set forth therein or as the Collateral Agent may agree in its reasonable discretion, as applicable), cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Credit Party, subject to clause (f) below.

(d)                              If any additional Subsidiary of the Borrowers that is a Foreign Subsidiary or a FSHCO is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary or any Excluded Subsidiary ceasing to be an Excluded Subsidiary being deemed to constitute the acquisition of a Subsidiary) and if such Subsidiary is a “first tier” Subsidiary of a Credit Party, within fifteen (15) Business Days after the date such Subsidiary is formed or acquired (or such longer period as the Collateral Agent may agree in its reasonable discretion), notify the Collateral Agent thereof and, within fifty (50) Business Days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent may agree in its reasonable discretion, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Subsidiary owned by or on behalf of any Credit Party, subject to clause (f) below.

(e)                               Furnish to the Collateral Agent prompt by (and in any event within 30 days thereof) written notice of any change (A) in any Credit Party’s corporate or organization name, (B) in any Credit Party’s identity or organizational structure, (C) in any Credit Party’s organizational identification number, (D) in any Credit Party’s jurisdiction of organization or (E) in the location of the chief executive office of any Credit Party that is not a registered organization; provided, that the Borrowers shall not effect or permit any such change unless all filings have been made, or will have been made within 30 days following such change (or such longer period as the Collateral Agent may agree in its reasonable discretion), under the Uniform Commercial Code that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral in which a security interest may be perfected by such filing, for the benefit of the Secured Parties.

(f)                                The Collateral and Guarantee Requirement and the other provisions of this Section 6.14 and the other Loan Documents with respect to Collateral need not be satisfied with respect to any Excluded Property; provided, that the Borrowers may in their sole discretion elect to exclude any property from the definition of “Excluded Property.”  Notwithstanding anything herein to the contrary, (A) the Collateral Agent may grant extensions of time or waiver of requirement for the creation or perfection of security interests in or the obtaining of insurance (including title insurance) or surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Credit Parties on such date) where it reasonably determines, in consultation with the Borrowers, that perfection or obtaining of such items cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (B) no control agreement or control, lockbox or similar arrangement shall be required with respect to any deposit accounts, securities accounts or commodities accounts, (C) no landlord, mortgagee (other than the use of commercially reasonable efforts in respect of Material Real Property set forth in clause (ii) of the definition thereof) or bailee waivers shall be required, (D) no foreign-law governed security documents or perfection under foreign law shall be required, (E) no notice shall be required to be sent to account debtors or other contractual third parties prior to an Event of Default, (F) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and (G) to the extent any Mortgaged Property is located in a jurisdiction with mortgage recording or similar tax, the amount secured by the Security Document with respect to such Mortgaged Property shall be limited to the fair market value of such Mortgaged Property as determined by an appraisal that satisfies the applicable requirements of FIRREA (subject to any applicable laws in the relevant jurisdiction or such lesser amount agreed to by the Collateral Agent).

6.15                    Anti-Corruption.  Conduct its businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to the extent applicable to, and binding on, the Credit Parties and maintain policies and procedures designed to promote and achieve, in its reasonable judgment, compliance with such laws.

6.16                    Compliance with Material Contracts.  Comply in all material respects with each Material Contract, except where the failure to do so, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, QCP shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

7.01                    Liens  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)                               Pledges or deposits and other Liens granted by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds, performance and return of money bonds, or deposits as security for the payment of rent, in each case Incurred in the ordinary course of business;

(b)                              Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(c)                               Liens for taxes, assessments or other governmental charges not yet overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto, to the extent required by GAAP, are maintained on the books of the applicable Person;

(d)                              Liens with respect to other regulatory requirements or letters of credit, bankers’ acceptances or similar obligations issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(e)                               minor survey or title defects, covenants, conditions, declarations, minor encumbrances, trackage rights, special assessments, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(f)                                Liens on assets of Subsidiaries that are not Credit Parties securing Indebtedness of such Subsidiaries permitted to be incurred pursuant to Section 7.03;

(g)                               Liens on Collateral securing obligations in respect of Indebtedness permitted under Sections 7.03(c), (e), (f) and (u), and Liens securing Obligations in respect of Indebtedness permitted to be incurred pursuant to Sections 7.03(h) and (m) ( to the extent it guarantees any such Indebtedness); provided, that such Liens shall be subject to the Intercreditor Agreement or another intercreditor agreement reasonably satisfactory to the Administrative Agent;

(h)                              Liens securing the Obligations;

(i)                                  Liens existing on the Closing Date and set forth on Schedule 7.01(other than Liens in favor of the holders of the Second Lien Notes and Liens securing the Obligations hereunder);

(j)                                  Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary (other than Liens created or incurred in connection with, or in contemplation of, such Person becoming a Subsidiary, so long as such Liens replace Liens existing at the time such Person becomes a Subsidiary (or immediately prior thereto) that were not created or incurred in connection with, or in contemplation of, such Person becoming such a Subsidiary); provided, further, however, that such Liens may not extend to any other property owned by QCP or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(k)                              Liens on assets or property at the time QCP or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into QCP or any Restricted Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition (other than Liens created or incurred in connection with, or in contemplation of, such acquisition, so long as such Liens replace Liens existing at the time of such acquisition (or immediately prior thereto) that were not created or incurred in connection with, or in contemplation of, such acquisition); provided, further, however, that the Liens may not extend to any other property owned by QCP or any Restricted Subsidiary (other than pursuant to after-acquired property clauses in effect with respect to such Lien at the time of acquisition on property of the type that would have been subject to such Lien notwithstanding the occurrence of such acquisition);

(l)                                  Liens securing Indebtedness or other obligations of QCP or a Restricted Subsidiary owing to the Borrowers or another Restricted Subsidiary permitted to be incurred in accordance with Section 7.03; provided Liens on assets or property of a Borrower or a Guarantor shall not secure Indebtedness or other obligations owing to a Restricted Subsidiary that is not a Credit Party;

(m)                          Liens on cash and Temporary Cash Investments securing Swap Contracts not incurred in violation of this Agreement;

(n)                              Liens on inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of documentary letters of credit, bank guarantees or bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(o)                              Leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of QCP or any of the Restricted Subsidiaries;

(p)                              Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or other obligations not constituting Indebtedness;

(q)                              Liens in favor of any Credit Party;

(r)                                 Pledges and deposits and other Liens made in the ordinary course of business to secure liability to insurance carriers;

(s)                                Leases or subleases, and licenses or sublicenses (including with respect to Intellectual Property) granted to others in the ordinary course of business;

(t)                                  Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in Sections 7.01(i), (j), (k) and (y); provided, however, that (i) such new Lien shall be limited to all or part of the same property (including any after acquired property to the extent it would have been subject to the original Lien) that secured the original Lien (plus improvements on and accessions to such property, proceeds and products thereof, customary security deposits and any other assets pursuant to the after-acquired property clauses to the extent such assets secured (or would have secured) the Indebtedness being refinanced, refunded, extended, renewed or replaced), and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount (or accreted value, if applicable), (B) unpaid accrued interest and premiums (including tender premiums), and (C) an amount necessary to pay any underwriting discounts, defeasance costs, commissions, fees and expenses related to such refinancing, refunding, extension, renewal or replacement; provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in Section 7.01(y), the principal amount of any Indebtedness incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under Section 7.01(y) and not this Section 7.01(t) for purposes of determining the principal amount of Indebtedness outstanding under clause Section 7.01(y);

(u)                              Liens on equipment of QCP or any Restricted Subsidiary granted in the ordinary course of business to QCP’s or such Restricted Subsidiary’s client at which such equipment is located;

(v)                              Judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(w)                           Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into in the ordinary course of business;

(x)                              Liens on cash and Temporary Cash Investments incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(y)                              Other Liens securing obligations the outstanding principal amount of which does not, taken together with the principal amount of all other obligations secured by Liens incurred under this Section 7.01(y) that are at that time outstanding and the principal amount of all obligations secured by Liens pursuant to Section 7.01(t) in respect of refinancings, refundings, extensions, renewals or replacements of obligations originally secured by Liens pursuant this Section 7.01(y), exceed $175,000,000; provided, that, to the extent such Liens secure the Collateral, such Liens shall be subject to the Intercreditor Agreement or another intercreditor agreement reasonably satisfactory to the Administrative Agent;

(z)                               Any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any Joint Venture or similar arrangement securing obligations of such Joint Venture or pursuant to any Joint Venture or similar agreement;

(aa)                        Any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of QCP or any Restricted Subsidiary, under any indenture issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture pursuant to customary discharge, redemption or defeasance provisions;

(bb)                      Liens (i) arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(cc)                        Liens in favor of credit card companies pursuant to customary agreements therewith;

(dd)                      Liens disclosed by the title insurance policies delivered on (with respect to all Mortgages delivered on the Closing Date) or subsequent to the Closing Date and pursuant to this Agreement and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted under this Agreement;

(ee)                        Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers, suppliers or service providers of QCP or any Restricted Subsidiary in the ordinary course of business;

(ff)                          In the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple interest (or any superior leasehold interest) is subject;

(gg)                        Liens on securities that are the subject of repurchase agreements constituting Temporary Cash Investments under clause (d) of the definition thereof;

(hh)                      Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums; and

(ii)                              Any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrowers or any Restricted Subsidiary in the ordinary course of business.

For purposes of determining compliance with this Section 7.01, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of Permitted Liens (or any portion thereof) described in Sections 7.01(a) through (ii) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens (or any portion thereof) described in Sections 7.01(a) through (ii), the Borrowers may, in its sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.01 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Liens or Indebtedness that may be incurred pursuant to any other clause.  In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

7.02                    Investments.  No Credit Party shall, nor shall they permit any Restricted Subsidiary to, make any Investments, except:

(a)                               Investments in any Credit Party;

(b)                              Investments in cash and Temporary Cash Investments;

(c)                               Investments made by QCP or its Restricted Subsidiaries as a result of consideration received in connection with a Disposition made in compliance with the Section 7.05 (other than Section 7.05(h));

(d)                              Investments represented by Guarantees that are otherwise permitted under this Agreement (other than by reference to this Section 7.02);

(e)                               Payroll, travel, moving, relocation and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

(f)                                Investments received in satisfaction of judgments or in settlements of debt or compromises of obligations incurred in the ordinary course of business, and receivables created or acquired in the ordinary course of business;

(g)                               Any Investment acquired solely in exchange for Equity Interests, including options, warrants or other rights to acquire such Equity Interests (other than Disqualified Stock) of QCP, which QCP did not receive in exchange for a cash payment, Indebtedness or Disqualified Stock, but excluding any new cash Investments made thereafter;

(h)                              Any Investment made in connection with the consummation of the Transactions;

(i)                                  Investments in Unrestricted Subsidiaries in an aggregate amount not to exceed the greater of $140,000,000 and 3.0% of Total Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Closing Date, including as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income); not to exceed the amount of Investments in such Person made after the Closing Date in accordance with this Section 7.02(i));

(j)                                  Obligations under Swap Contracts otherwise permitted under this Agreement;

(k)                              Permitted Mortgage Investments;

(l)                                  Any Investment consisting of prepaid expenses, negotiable instruments held for collection and lease, endorsements for deposit or collection in the ordinary course of business, utility or workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(m)                          Pledges or deposits by a Person under workers compensation laws, unemployment insurance laws or similar legislation, or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits as security for the payment of rent, in each case incurred in the ordinary course of business;

(n)                              Any Investment acquired by QCP or any of its Restricted Subsidiaries (i) in exchange for any other Investment or accounts or rents receivable held by QCP or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts or rents receivable or (ii) as a result of a foreclosure by QCP or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(o)                              Any Investment consisting of a loan or advance to officers, directors or employees of QCP or any of its Restricted Subsidiaries (i) in connection with the purchase by such Persons of Equity Interests of QCP or (ii) made in the ordinary course of business not to exceed $5,000,000 at any one time outstanding;

(p)                              Any Investment made in connection with the funding of contributions under any non-qualified employee retirement plan or similar employee compensation plan in an amount not to exceed the amount of compensation expenses recognized by QCP and any of its Restricted Subsidiaries in connection with such plans;

(q)                              Entering into Permitted Non-Recourse Guarantees (it being understood that any payments or other transfers made pursuant to such Permitted Non-Recourse Guarantees will not be permitted by this Section 7.02(q)) not to exceed $50,000,000 at any one time outstanding;

(r)                                 Additional Investments by the Credit Parties or any of their Restricted Subsidiaries in an aggregate outstanding amount (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Closing Date, including as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income); not to exceed the amount of Investments in such Person made after the Closing Date in accordance with this Section 7.02(r)) not to exceed the sum of (X) the greater of $140,000,000 and 3.0% of Total Assets at any time outstanding; plus (Y) so long as no Event of Default has occurred and is continuing, any portion of the Cumulative Credit on the date of such election that QCP elects to apply to this Section 7.02(r)(Y) in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail of the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(s)                                Investments in tenants and property managers (i) in an aggregate amount not to exceed the greater of $50,000,000 and 1.0% of Total Assets at any time outstanding or (ii) constituting advances to fund the alteration, improvement, exchange, replacement, modification or expansion of leased improvements or fixtures required to be made pursuant to the Master Lease or a comparable or similar provision of another lease;

(t)                                  Investments in Joint Ventures in an aggregate amount not to exceed the greater of $500,000,000 and 10.0% of Total Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Closing Date, including as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income) not to exceed the amount of Investments in such Person made after the Closing Date in reliance on this Section 7.02(t));

(u)                              Any purchase of Indebtedness under this Agreement or the Second Lien Notes otherwise permitted by this Agreement, in each case, including the guarantees related thereto;

(v)                              Investments in Restricted Subsidiaries that are not Credit Parties in an aggregate amount, when taken together with any Investments constituting Permitted Business Acquisitions in any Person that does not become a Credit Party pursuant to Section 7.02(y), not to exceed the greater of $100,000,000 and 2.0% of Total Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Closing Date, including as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income); not to exceed the amount of Investments in such Person made after the Closing Date in accordance with this Section 7.02(v) or 7.02(y), as applicable);

(w)                           Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 7.02 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this Section 7.02(w) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(x)                              Investments under the Loan Documents; and

(y)                              Investments constituting Permitted Business Acquisitions; provided that the aggregate amount of such Investments in any Person that does not become a Credit Party, when taken together with Investments in Restricted Subsidiaries that are not Credit Parties pursuant to Section 7.02(v), shall not exceed the greater of $100,000,000 and 2.0% of Total Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Closing Date, including as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Net Income); not to exceed the amount of Investments in such Person made after the Closing Date in accordance with this Section 7.02(y) or 7.02(v), as applicable).

7.03                    Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness of QCP or any of its Restricted Subsidiaries, except:

(a)                               Indebtedness under the Loan Documents (including pursuant to Section 2.16);

(b)                              Indebtedness existing on the Closing Date (provided, that any such Indebtedness shall be set forth on Schedule 7.03) and any Permitted Refinancing Indebtedness incurred to refinance such Indebtedness (other than intercompany Indebtedness refinanced with Indebtedness owed to a person not affiliated with the Borrowers or any Subsidiary);

(c)                               (i) Indebtedness in respect of the Second Lien Notes (or any other Indebtedness secured by Liens on Collateral that are junior in ranking to the First Lien Debt) in an aggregate principal amount outstanding pursuant to this Section 7.03(c) not to exceed $750,000,000 and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(d)                              Indebtedness in respect of the Unsecured Credit Agreement in an aggregate principal amount outstanding pursuant to this Section 7.03(d) not to exceed $100,000,000;

(e)                               (i) Indebtedness secured by Liens on Collateral that are Other First Liens so long as, on the date of incurrence (or, at the option of the Borrowers in case of any Limited Condition Transaction, on the date of establishment of the commitments in respect thereof) and after giving effect to the incurrence of such Indebtedness and on a pro forma basis (including the receipt and pro forma application of the proceeds thereof), the Credit Parties and their Restricted Subsidiaries would be in compliance with the First Lien Debt Incurrence Test, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(f)                                (i) Indebtedness secured by Liens on Collateral that are junior Liens so long as, on the date of incurrence (or, at the option of the Borrowers in case of any Limited Condition Transaction, on the date of establishments of the commitment in respect thereof) and after giving effect to the incurrence of such Indebtedness and on a pro forma basis (including the receipt and pro forma application of the proceeds thereof), the Credit Parties and their Restricted Subsidiaries would be in compliance with the Secured Debt Incurrence Test, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(g)                               (i) Other Indebtedness so long as, on the date of incurrence (or, at the option of the Borrowers in case of any Limited Condition Transaction, on the date of establishments of the commitments in respect thereof) and after giving effect to the incurrence of such Indebtedness and on a pro forma basis (including the receipt and pro forma application of the proceeds thereof), QCP and its Restricted Subsidiaries would be in compliance with the Total Debt Incurrence Test, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(h)                              (i) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by QCP or any Restricted Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 7.03(h) would not exceed the greater of $40,000,000 and 1.0% of Total Assets, and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(i)                                  (i) Other Indebtedness of QCP or any Restricted Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 7.03(i), would not exceed the greater of $140,000,000 and 3.0% of Total Assets and (ii) any Permitted Refinancing Indebtedness in respect thereof;

(j)                                  (i) Indebtedness of Restricted Subsidiaries that are not Credit Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 7.03(j), would not exceed the greater of $60,000,000 and 1.25% of Total Assets, and (ii) any Permitted Refinancing Indebtedness in respect thereof; and

(k)                              Indebtedness of QCP or any Restricted Subsidiary owed to (i) a Credit Party or (ii) any Restricted Subsidiary; provided, however, that if any Credit Party is an obligor and the payee is not a Credit Party, the Indebtedness is subordinated in right of payment to the amounts due under the Loans, in the case of the Borrowers, or the Guaranty, in the case of a Guarantor; provided, further, that any event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary of QCP or any subsequent transfer of such Indebtedness (other than to QCP or any other Restricted Subsidiary of QCP) shall be deemed, in each case, to constitute an incurrence of such Indebtedness not permitted by this Section 7.03(k);

(l)                                  Indebtedness of QCP or any Restricted Subsidiary under Swap Contracts (provided that such Swap Contracts (i) are designed to protect QCP or any of its Restricted Subsidiaries against fluctuations in foreign currency exchange rates or interest rates (whether fluctuations of fixed to floating rate interest or floating to fixed rate interest) or otherwise in the ordinary course of business to hedge or mitigate risks to which QCP or any of its Restricted Subsidiaries are exposed in the conduct of their business or the management of their liabilities and not for speculative purposes and (ii) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or other hedged items or by reason of fees, indemnities and compensation payable thereunder);

(m)                          (i) Guarantees of Indebtedness of any Credit Party by any Restricted Subsidiary of QCP, (ii) any Guarantees by a Credit Party of any Indebtedness of a Credit Party and (iii) Guarantees by any Restricted Subsidiary of QCP that is not a Borrower or Guarantor of Indebtedness of any other Restricted Subsidiary of QCP;

(n)                              Indebtedness consisting of obligations to pay insurance premiums or take-or-pay obligations contained in supply agreements, in each case, incurred in the ordinary course of business and (ii) owed to any person providing insurance to QCP or any of its Restricted Subsidiaries so long as such Indebtedness shall not be in excess of the amount of the unpaid cost, and shall be incurred only to defer the cost of such insurance;

(o)                              Indebtedness in respect of any bankers’ acceptances, bank guarantees, letters of credit, warehouse receipt or similar facilities, and reinvestment obligations related thereto, entered into in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(p)                              (i) Indebtedness in respect of workers’ compensation claims, health, disability or other employee benefits, unemployment or other insurance or self-insurance obligations, indemnities, performance, bid, completion, return-of-money, appeal and surety bonds or guarantees and similar types of obligations in the ordinary course of business or consistent with past practice or industry practice and including statutory obligations or otherwise under applicable law and (ii) deposits and advance payments received in the ordinary course of business;

(q)                              Indebtedness represented by cash management obligations and other obligations in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts and honoring or drawing of an instrument against insufficient funds and endorsements for deposit;

(r)                                 Indebtedness supported by a Letter of Credit procured by QCP or any of its Restricted Subsidiaries in a principal amount not in excess of the stated amount of such Letter of Credit and where the underlying Indebtedness would otherwise be permitted;

(s)                                Guarantees (i) incurred in the ordinary course of business not to exceed $25,000,000 at any one time outstanding or (ii) constituting Investments that are (x) included in the calculation of Cumulative Credit or (y) made pursuant to Section 7.02(i), 7.02(q), 7.02(r) or 7.02(t);

(t)                                  Indebtedness of QCP or any Restricted Subsidiary under the HCP Note up to an aggregate principal amount outstanding at the time of incurrence that does not exceed $60,000,000; and

(u)                              Refinancing Notes and any Permitted Refinancing Indebtedness incurred in respect thereof.

With respect to any Indebtedness for borrowed money (other than Indebtedness under any revolving credit facility) incurred under Sections 7.03(e), (f) and (g), (A) the stated maturity date of such Indebtedness shall be no earlier than the Term Loan Maturity Date as in effect at the time such Indebtedness is incurred (or, in the case of Indebtedness incurred pursuant to Section 7.03(f) or (g), earlier than 90 days after the Term Loan Maturity Date as in effect at the time such Indebtedness is incurred), (B) the Weighted Average Life to Maturity of such Indebtedness shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans in effect at the time such Indebtedness is incurred and (C) the aggregate amount of such Indebtedness incurred by Restricted Subsidiaries that are not Credit Parties shall not exceed the greater of $250,000,000 and 5.0% of Total Assets.

With respect to (i) any Indebtedness incurred pursuant to Section 7.03(e) or (ii) any Indebtedness secured by Liens referred to in the proviso to clause (h) in the definition of “Refinancing Notes”, in each case in the form of term loans that are secured by Liens on the Collateral that are Other First Liens (any such Indebtedness, a “Pari Term Loan”), if the All-in Yield in respect of such Pari Term Loans exceeds the All-in Yield in respect of the Term Loans on the Closing Date by more than 0.50% (such difference, the “Pari Yield Differential”), then the Applicable Rate (or “LIBOR floor” as provided in the following proviso) applicable to such Term Loans on the Closing Date shall be increased such that after giving effect to such increase, the Pari Yield Differential shall not exceed 0.50%; provided, that, to the extent any portion of the Pari Yield Differential is attributable to a higher “LIBOR floor” being applicable to such Pari Term Loans, such floor shall only be included in the calculation of the Pari Yield Differential to the extent such floor is greater than the Eurocurrency Rate in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the “LIBOR floor” applicable to such outstanding Term Loans shall be increased to an amount not to exceed the “LIBOR floor” applicable to such Pari Term Loans prior to any increase in the Applicable Rate applicable to such Term Loans then outstanding.

For purposes of determining compliance with this Section 7.03 or Section 7.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on (i) in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, customary currency exchange rates in effect on the Closing Date and (ii) in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, the currency exchange rates applied in the most recent financial statements provided (or required to be provided) to the Administrative Agent pursuant to Section 6.01(a) or (b) hereof; provided, that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

Further, for purposes of determining compliance with this Section 7.03, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 7.03(a) through (v) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 7.03(a) through (v), the Borrowers may, in their sole discretion, classify or reclassify, or later divide, classify or reclassify (as if incurred at such later time), such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.03 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof) without giving pro forma effect to such item (or portion thereof) when calculating the amount of Indebtedness that may be incurred pursuant to any other clause; provided, that (x) all Indebtedness outstanding on the Closing Date under this Agreement shall at all times be deemed to have been incurred pursuant to clause (a) of this Section 7.03 and (y) all Indebtedness outstanding on the Closing Date under the Second Lien Notes shall at all times be deemed to have been incurred pursuant to clause (c) of this Section 7.03.  In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

7.04                    Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)                               So long as no Event of Default exists or would result therefrom, QCP or any of its Restricted Subsidiaries may merge or consolidate with (i) any Parent Guarantor or Borrower, provided that any such Parent Guarantor or Borrower, as applicable, shall be the continuing or surviving Person or (ii) any one or more other Restricted Subsidiaries of QCP, provided that if any Subsidiary Guarantor is merging or consolidating with another Subsidiary of QCP that is not a Subsidiary Guarantor, the Subsidiary Guarantor party to such merger or consolidation shall be the continuing or surviving Person;

(b)                              So long as no Event of Default exists or would result therefrom, any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to QCP or another Restricted Subsidiary, provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must be a Credit Party;

(c)                               QCP or any of its Restricted Subsidiaries may merge with or into, consolidate with or amalgamate with any Person in order to consummate an Investment permitted by Section 7.02 or a Disposition not prohibited by Section 7.05; provided that, (i) in the case of any such merger, consolidation or amalgamation involving any Parent Guarantor or Borrower, such Parent Guarantor or Borrower, as applicable, shall be the continuing or surviving Person and no Event of Default shall exist or result therefrom and (ii) in the case of any such merger, consolidation or amalgamation involving any Subsidiary Guarantor, such Subsidiary Guarantor, another Guarantor or a Borrower shall be the continuing or surviving Person and no Event of Default shall exist or result therefrom;

(d)                              So long as no Event of Default exists or would result therefrom, any Restricted Subsidiary other than Parent REIT may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Person other than QCP or another Restricted Subsidiary; provided that (i) immediately upon giving effect to such Disposition, the Credit Parties shall be in compliance with the provisions of Section 7.10 after giving pro forma effect to such Disposition and with Section 7.05(a) and (ii) such Disposition does not constitute a Disposition of all or substantially all of the assets of the Consolidated Group;

(e)                               Any Credit Party may convert into a C Corporation effective January 1, 2017 (or the beginning of the first tax year following the tax year in which the Spin-Off occurs, if later);

(f)                                Any Restricted Subsidiary of a Borrower may liquidate, wind-up or dissolve if QCP or any such Restricted Subsidiary determines in good faith that such liquidation, winding up or dissolution is in the best interests of the Credit Parties and is not materially disadvantageous to the Lenders; and

(g)                               QCP or any of its Restricted Subsidiaries may sell, convey, transfer or otherwise dispose of any Borrower or any of its other Subsidiaries (including, for the avoidance of doubt, any Equity Interests in such Borrower or other Subsidiary) (a “Subsidiary Sale”); provided (i) that the assets of such Borrower or other Subsidiary do not constitute all or substantially all of the property and assets of the Consolidated Group, (ii) immediately after giving effect to such Subsidiary Sale on a pro forma basis, no Default or Event of Default shall have occurred and be continuing, (iii) immediately after giving effect to such Subsidiary Sale and on a pro forma basis (including the receipt and pro forma application of the proceeds therefrom), QCP and its Restricted Subsidiaries shall be in compliance with the Financial Covenant and (iv) such Subsidiary Sale shall be deemed a Disposition and shall be made in compliance with the restrictions set forth under Section 7.05(a).

Notwithstanding anything to the contrary contained herein, (i) in no event shall any Credit Party be permitted to engage in any transaction pursuant to which it is reorganized or reincorporated in any jurisdiction other than a state of the United States or the District of Columbia, (ii) the Transactions and any other transaction entered into in connection with and for the purposes of effecting the Spin-Off shall not be subject to this Section 7.04 and (iii) for the avoidance of doubt, the lease of all or substantially all of the assets or Real Property of QCP and its Restricted Subsidiaries (taken as a whole) or of any of it Restricted Subsidiaries shall not be subject to this Section 7.04, other than pursuant to a ground lease with respect to which all or substantially all of the rent is paid upon execution or within the first year after execution.

7.05                    Dispositions.  Make any Disposition not otherwise permitted under Section 7.04 (other than by reference to Section 7.05), or, in the case of any Restricted Subsidiary of QCP, issue, sell or otherwise dispose of any of such Restricted Subsidiary’s Equity Interests to any Person, except:

(a)                               Dispositions with respect to which (i) no Event of Default has occurred and is continuing immediately before and after such Disposition, (ii) such Disposition is for fair market value (as determined in good faith by QCP or any of its Restricted Subsidiaries), or if not for fair market value, the shortfall is permitted as an Investment under Section 7.02 and (iii) such Disposition (except to the Credit Parties) is for at least 75% cash consideration; provided, that the provisions of this clause (iii) shall not apply to any individual transaction or series of related transactions involving assets with a fair market value (as determined in good faith by the Borrowers) of less than $15,000,000; provided, further, that for purposes of this clause (iii), each of the following shall be deemed to be cash:  (a) the amount of any liabilities (as shown on QCP’s or any of its Restricted Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by QCP or such Restricted Subsidiary from the transferee that are converted by QCP or such Restricted Subsidiary within 180 days after receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by QCP or any of its Restricted Subsidiaries in such Disposition having an aggregate fair market value (as determined in good faith by QCP or any of its Restricted Subsidiaries), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (a) that is at that time outstanding, not to exceed the greater of $100,000,000 and 2.0% of Total Assets as of the date of receipt of such Designated Non-Cash Consideration being measured at the time at the time received and without giving effect to subsequent changes in value);

(b)                              The lease or sublease of any Real Property;

(c)                               Sales, leases, assignments, licenses, sublicenses, subleases or other dispositions of inventory, receivables and other current tangible assets in the ordinary course;

(d)                              The non-exclusive license or sublicense of software, Intellectual Property or other general intangibles in the ordinary course of business;

(e)                               The issuance of Equity Interests by a Restricted Subsidiary of QCP to QCP or another Restricted Subsidiary of QCP or in which the percentage interest (direct and indirect) in the Equity Interests of such Restricted Subsidiary owned, directly or indirectly, by QCP after giving effect to such issuance is at least equal to the percentage interest prior to such issuance;

(f)                                The surrender or waiver of contract rights; expirations or terminations or unwindings of contracts or agreements; or settlement, release or surrender of a contract, tort or other litigation claim, in each case, in the ordinary course of business;

(g)                               Any Restricted Payment not prohibited by Section 7.06 (including any transaction expressly permitted thereby) or any Investment not prohibited by Section 7.02;

(h)                              Sales or other dispositions of cash or Temporary Cash Investments;

(i)                                  Dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in a bankruptcy or similar proceeding and factoring and similar arrangements;

(j)                                  Terminations of Swap Obligations;

(k)                              Creation, granting, perfection or realization of any Lien not prohibited under this Agreement and any exercise of remedies in respect thereof;

(l)                                  Section 1031 exchanges and other exchanges for replacement property or assets in the ordinary course of business;

(m)                          The lease, assignment or sublease of property in the ordinary course of business so long as the same does not materially interfere with the business of QCP and its Restricted Subsidiaries, taken as a whole;

(n)                              Sales, exchanges, transfers or other dispositions or the abandonment of damaged, worn-out or obsolete or otherwise unsuitable or unnecessary equipment or assets that, in QCP’s reasonable judgment, are no longer used or useful in the business of QCP or its Restricted Subsidiaries and any sale or disposition of property in connection with scheduled turnarounds, maintenance and equipment and facility updates;

(o)                              Foreclosure, condemnation, or any similar event or action with respect to any property or other assets, including transfers or dispositions of such property or other assets subject thereto;

(p)                              Any disposition of Equity Interests of a Restricted Subsidiary of QCP pursuant to an agreement or other obligation with or to a Person (other than QCP or any of its Restricted Subsidiaries) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(q)                              Any financing transaction with respect to property constructed, acquired, replaced, repaired or improved (including any reconstruction, refurbishment, renovation and/or development of real property) after the Closing Date by QCP or any of its Restricted Subsidiaries otherwise permitted by this Agreement;

(r)                                 Sales of Unrestricted Subsidiaries or Joint Ventures that are not Subsidiaries, or Equity Interests or other Investments therein, or assets thereof;

(s)                                Any sales, transfers or other dispositions (a) pursuant to the Transaction Agreements or otherwise in connection with the Transactions and any transactions related thereto, including sales, transfers or other dispositions of Equity Interests and other property to HCP or any of its Subsidiaries or (b) of the Specified Assets; provided that, in the case of this clause (b), the net proceeds thereof are used first to prepay the HCP Note; and

(t)                                  (i) The issuance or sale of directors’ qualifying shares; and (ii) the issuance, sale or transfer of Equity Interests of Foreign Subsidiaries of QCP to foreign nationals to the extent required by applicable law.

7.06                    Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so; provided, that:

(a)                               Without duplication of any amounts otherwise permitted to be paid under this Section 7.06, so long as no Event of Default under Section 8.01(a), (f) or (g) shall have occurred and be continuing or would result therefrom, for any tax period (or portion thereof) during which QCP or any of its Restricted Subsidiaries has elected, or intends to elect, to be subject to tax as a REIT under the Code and intends to (and reasonably believes in good faith that it will) qualify to be treated as a REIT for U.S. federal income tax purposes, QCP or any such Restricted Subsidiary, as applicable, may declare or make, directly or indirectly, any Restricted Payment required (x) to qualify and maintain the qualification of QCP or such Restricted Subsidiary, as applicable, as a REIT or (y) to avoid the payment of any income or excise taxes by QCP or any such Subsidiaries, as applicable;

(b)                              [Reserved];

(c)                               So long as QCP and its Restricted Subsidiaries are in compliance with the Financial Covenant on a pro forma basis and no Event of Default has occurred and is continuing, Restricted Payments may be made in an aggregate amount equal to a portion of the Cumulative Credit on the date of such election that QCP or its Restricted Subsidiaries elects to apply to this Section 7.06(c), which such election shall be set forth in a written notice of a Responsible Officer of QCP or any of its Restricted Subsidiaries, which notice shall set forth calculations in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(d)                              Other Restricted Payments may be made in an aggregate amount, when taken together with the amount of any payments made in respect of any Junior Financing pursuant to Section 7.13(c)(vii) during the same year, not to exceed the greater of $80,000,000 and 1.6% of Total Assets in any fiscal year;

(e)                               The declaration and payment of dividends to holders of Disqualified Stock issued in accordance with this Agreement;

(f)                                Payments or distributions to dissenting stockholders or holders or other Equity Interests (or options, warrants or other rights to acquire such Equity Interests) of QCP or any direct or indirect parent company of QCP pursuant to applicable Law pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of Section 7.04;

(g)                               The repurchase, purchase, redemption or other acquisition or retirement for value of any shares of Equity Interests of QCP held by any current or former officer, director, consultant or employee or manager of QCP or any of its Restricted Subsidiaries (or any permitted transferees, assigns, estates, trusts or heirs of any of the foregoing); provided, however, the aggregate amount paid by QCP and its Restricted Subsidiaries pursuant to this Section 7.06(g) shall not exceed $16,000,000 in any calendar year (excluding for purposes of calculating such amount the amount paid for Equity Interests repurchased, redeemed, acquired or retired with the cash proceeds from the repayment of outstanding loans previously made by QCP or a Restricted Subsidiary thereof for the purpose of financing the repurchase, purchase, redemption or other acquisition or retirement of such Equity Interests), with unused amounts in any calendar year being carried over for up to two succeeding calendar year periods until used; provided further, that such amount in any calendar year may be increased by an amount not to exceed:  (A) the net cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of QCP, in each case, to officers, directors, consultants or employees or managers of QCP or any of its Restricted Subsidiaries that occurs after the Closing Date, to the extent such cash proceeds (i) have not otherwise been applied to permit the payment of any other Restricted Payment or (ii) are not attributable to loans made by QCP or a Restricted Subsidiary thereof for the purpose of financing the repurchase, purchase, redemption or other acquisition or retirement of such Equity Interests, plus (B) the cash proceeds of key man life insurance policies received by QCP and its Restricted Subsidiaries after the Closing Date, less (without duplication of clause (A)(i) above) (C) the amount of any Restricted Payments previously made using the amounts from clause (A) and (B) of this Section 7.06(g); provided, further, however, that cancellation of Indebtedness owing to QCP from any officer, director, consultant or employee or manager of QCP or any Restricted Subsidiary thereof in connection with a repurchase of Equity Interests of QCP shall not be deemed to constitute a Restricted Payment hereunder;

(h)                              The repurchase of Equity Interests deemed to occur (i) upon the exercise of options, rights, warrants or other equivalents, or upon conversion or exchange, if such Equity Interests represent all or a portion of the exercise, conversion or exchange price thereof, and (ii) in connection with the withholding of a portion of the Equity Interests granted or awarded to an officer, director, consultant or employee or manager to pay for the taxes payable by such officer, director, consultant or employee or manager upon such grant or award;

(i)                                  The payment of cash in lieu of the issuance of fractional shares of Equity Interests upon exercise, exchange or conversion of securities exercisable, exchangeable or convertible into Equity Interests of QCP;

(j)                                  Restricted Payments made pursuant to any Transaction Agreement and in respect of fees and expenses related thereto;

(k)                              Restricted Payments made pursuant to an exchange of or conversion into Equity Interests of QCP (other than Disqualified Stock);

(l)                                  (i) The making of any Restricted Payment in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of QCP (other than any Disqualified Stock or any Equity Interests sold to a Restricted Subsidiary of QCP or to an employee stock ownership plan or any trust established by QCP) or from substantially concurrent contributions to the equity capital of QCP (collectively, including any such contributions, “Refunding Capital Stock”) (with any sale or contribution within 60 days deemed as substantially concurrent); and (ii) the declaration and payment of accrued dividends (and any premium) on any Equity Interest redeemed, repurchased, purchased, retired, defeased, discharged or acquired out of the proceeds of the sale of Refunding Capital Stock within 60 days of such sale; provided, that the amount of any such proceeds or contributions that are utilized for any Restricted Payment pursuant to this Section 7.06(l) shall be excluded from the amount described in clause (b) of the definition of “Cumulative Credit” and the amount described in Section 7.13(c)(iii);

(m)                          Restricted Payments by subsidiaries of QCP to common stockholders on a pro rata basis to their shareholders; and

(n)                              To the extent constituting Restricted Payments, payments to counterparties under Swap Contracts;

provided, however, that except in the case of clause (a) above, no Default or Event of Default shall have occurred and be continuing or occur as a direct consequence of the actions or payments set forth therein.

Notwithstanding the foregoing, QCP or any of its Restricted Subsidiaries may at any time make distributions payable solely in the form of Equity Interests (other than Disqualified Stock).

7.07                    Change in Nature of Business.  Engage in any material line of business substantially different from (i) those lines of business conducted by QCP and its Restricted Subsidiaries on the date hereof or any business substantially related or incidental thereto, (ii) any business that is a natural outgrowth or a reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (iii) any business pursuant to a RIDEA Conversion or that in QCP’s good faith business judgment constitutes a reasonable diversification of business conducted by QCP and its Restricted Subsidiaries. So long as QCP and its Restricted Subsidiaries are in compliance with the Financial Covenant on a pro forma basis, QCP and its Restricted Subsidiaries may elect to change the property manager at some or all of its properties subject to the Master Lease to any other property manager selected by QCP in its reasonable discretion.

7.08                    Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of QCP or any of its Restricted Subsidiaries, whether or not in the ordinary course of business, except:

(a)                               transactions on terms not materially less favorable to QCP or such Restricted Subsidiary as would be obtainable by QCP or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(b)                              any employment, consulting, service or termination agreement, or customary indemnification arrangements, entered into by QCP or any of its Restricted Subsidiaries with current, former or future directors, officers and employees of QCP or such Restricted Subsidiary and the payment of compensation and reimbursement of expenses and the providing of other benefits (including retirement, health, disability, option, deferred compensation, insurance and other employment benefits) to such directors, officers and employees of QCP or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans and including issuances of Equity Interests or other securities, loans or other payments, grants and awards), in each case in the ordinary course of business;

(c)                               payments of Restricted Payments permitted by this Agreement;

(d)                              transactions (i) approved by a majority of the disinterested directors of the Board of Directors of QCP or (ii) for which QCP or any of its Restricted Subsidiaries delivers to the Administrative Agent a written opinion of a nationally recognized investment banking, appraisal or accounting firm stating that the transaction is fair to QCP or such Restricted Subsidiary from a financial point of view;

(e)                               any transaction solely between or among QCP and any of its Restricted Subsidiaries or solely between or among Restricted Subsidiaries of QCP (in each case, including any entity that becomes (including by Subsidiary Redesignation) a Restricted Subsidiary of QCP as a result of such transaction);

(f)                                the issuance or sale of Equity Interests (other than Disqualified Stock) of QCP;

(g)                               any contracts, instruments or other agreements or arrangements in each case as in effect on the Closing Date (or, if entered into in connection with the Spin-Off and not in effect on the Closing Date, as in effect on the Closing Date), and any transactions pursuant thereto or contemplated thereby, or any amendment, modification or supplement thereto or any replacement thereof entered into from time to time, as long as such agreement or arrangements as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to QCP and its Restricted Subsidiaries at the time executed than the original agreement or arrangements as in effect on the Closing Date or the Closing Date, as applicable;

(h)                              loans and advances to officers and employees of QCP or any of its Restricted Subsidiaries or guarantees in respect thereof (or cancellation of such loans, advances or guarantees), for bona fide business purposes, including for reasonable moving and relocation, entertainment and travel expenses and similar expenses, made in the ordinary course of business;

(i)                                  [reserved];

(j)                                  any transaction with a Person who is not an Affiliate immediately before the consummation of such transaction that becomes an Affiliate as a result of such transaction;

(k)                              any transactions pursuant to the Transactions, the Transaction Agreements and any actions pursuant thereto or contemplated thereby, or any amendment, modification, or supplement thereto or replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not materially more disadvantageous to QCP and its Restricted Subsidiaries than the original agreement or arrangement in existence on the Closing Date (or if such agreement or contract is not in effect on the Closing Date or in the case of the Transaction Agreements, their respective dates);

(l)                                  the entering into or amending of any tax sharing, allocation or similar agreement between QCP and any payments thereunder, provided that such payments are permitted under Section 7.06(a);

(m)                          transactions with Joint Ventures and Subsidiaries thereof and Unrestricted Subsidiaries relating to the provision of management services, overhead or similar services or transactions that are approved by a majority of the disinterested members of QCP’s Board of Directors (a director shall be disinterested if he or she has no interest in such Joint Venture or Unrestricted Subsidiary other than through QCP and its Restricted Subsidiaries); provided that no Affiliate of QCP (other than QCP’s Restricted Subsidiaries) has an interest (other than indirectly through QCP and other than such Joint Venture or Unrestricted Subsidiary) in any such joint venture or Unrestricted Subsidiary;

(n)                              entering into or modifying leases or related agreements among QCP and any Restricted Subsidiary with terms that permit the leases or related agreements to comply with requirements applicable to REITs under the Code, including the requirement that the leases be respected as “true leases” under the Code, and to enable QCP to avoid the payment of any tax provided that such new or modified leases or related agreements are on terms that, taken as a whole, are not materially less favorable to QCP or the relevant Restricted Subsidiary than those that might reasonably have been obtained at such time from a Person that is not an Affiliate; and

(o)                              transactions governed or evidenced by the Unsecured Credit Agreement and the Unsecured Loan Documents.

7.09                    Sanctions; Anti-Money Laundering; Anti-Corruption.

(a)                               Use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is known by the chief executive officer, chief financial officer or general counsel of QCP to be the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any individual or entity participating in the transaction, whether a Lender, Arranger, Administrative Agent or otherwise) of Sanctions.

(b)                              Knowingly engage in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated in any law, regulation or other binding measure by the Organization for Economic Cooperation and Development’s Financial Action Task Force on Money Laundering (solely to the extent such Organization has jurisdiction over the Credit Parties and such law, regulation or other measure is applicable to, and binding on, the Credit Parties) or violate these laws or any other applicable anti-money laundering law or knowingly engage in these actions.

(c)                               Use the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions to the extent applicable to, and binding on, the Credit Parties.

7.10                    Financial Covenant.  QCP and its Restricted Subsidiaries shall not permit the Debt Service Coverage Ratio to be less than 1.75 to 1.00 as of the last day of any Four Quarter Period, beginning with the last day of the first full fiscal quarter completed after the Closing Date.

7.11                    Burdensome Agreements.  Directly or indirectly, enter into any Contractual Obligation that prohibits, in whole or in part, (a) any Restricted Subsidiary making Restricted Payments to the Borrowers or any other Credit Party, (b) any Restricted Subsidiary transferring assets or properties to the Borrowers or any other Credit Party, (c) any Wholly-Owned Domestic Restricted Subsidiary of QCP (other than an Excluded Subsidiary) Guaranteeing any Obligations or (d) any Credit Party creating, incurring, assuming or suffering to exist Liens to secure the Obligations other than (w) any Loan Document, (x) the Second Lien Notes Indenture and any Second Lien Note Documents, (y) the Unsecured Credit Agreement and any Unsecured Loan Documents and (z) as required by or pursuant to applicable Law; provided, that (i) clause (b) of this Section 7.11 shall not prohibit limitations or restrictions contained in (A) any agreement governing purchase money Liens or Capitalized Lease Obligations otherwise permitted under this Agreement (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (B) rights of first refusal, rights of first offer, purchase options and similar rights that do not materially detract from the value of the property subject thereto, (C) leases, subleases, licenses and sublicenses, in each case so long as such restrictions relate to the assets subject thereto or (D) provisions restricting assignment of any agreement (including, without limitation, any such provisions restricting assignments, subletting or other transfers contained in leases, subleases, licenses, sublicenses or similar agreement) entered into in the ordinary course of business; (ii) clauses (a), and (b) of this Section 7.11 shall not prohibit any agreement relating to the sale or any other Disposition of any Subsidiary or any assets pending such sale or other Disposition, provided that, in any such case, such restrictions apply only to the Subsidiary or the assets that are the subject of such sale or other Disposition and such sale or other Disposition is permitted hereunder; (iii) clauses (a), (b) and (c) of this Section 7.11 shall not prohibit limitations or restrictions provided in favor of any holder of Indebtedness that is owed to a non-Affiliate of QCP and that is permitted under Section 7.03 so long as such limitations or restrictions are not more restrictive than those set forth in the Loan Documents (provided that any negative pledge thereunder shall only be effective against the assets or property securing such Indebtedness or in any indirect owner (other than the Borrowers or any other Credit Party) of such owner).

7.12                    Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.13                    Amendments of Organization Documents and Master Lease; Limitations on Payments and Modifications of Indebtedness.

(a)                               At any time cause or permit the documentation governing any Junior Financing or any of its Organization Documents to be modified, amended or supplemented in any respect whatsoever, without, in each case, the express prior written consent or approval of the Administrative Agent and the Required Lenders, if such changes would adversely affect in any material respect the rights of the Administrative Agent, any of the L/C Issuers or any of the Lenders hereunder or under any of the other Loan Documents.

(b)                              At any time cause or permit any amendment or waiver to, or replacement or termination of, the Master Lease or any other Material Lease that would (i) result in the Credit Parties not being in compliance with the Financial Covenant (calculated assuming that such amendments, waivers, replacements or terminations were made at the beginning of the applicable Four Quarter Period) or (ii) be materially adverse to the Lenders; provided that neither Dispositions nor Investments otherwise permitted under this Agreement, nor any rent reductions in connection with the Master Lease or any other Material Lease, shall be considered “materially adverse” for purposes of this clause (ii).

(c)                               Make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of, or in respect of, principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing, except for:

(i)                                  refinancings with any Indebtedness permitted to be incurred under Section 7.03;

(ii)                              payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on the scheduled maturity date of any Junior Financing (or within twelve months thereof);

(iii)                          payments or distributions in respect of all or any portion of the Junior Financing with the proceeds from the issuance, sale or exchange by QCP of Equity Interests that are not Disqualified Stock made within eighteen months prior thereto; provided, that such proceeds are not included in any determination of the Cumulative Credit

(iv)                          any payments or distributions in respect of the Unsecured Loans;

(v)                              the conversion of any Junior Financing to Equity Interests (other than Disqualified Stock) of the Borrowers or any Parent Guarantor;

(vi)                          So long as QCP and its Restricted Subsidiaries are in compliance with the Financial Covenant on a pro forma basis and no Event of Default has occurred and is continuing, payments or distributions in respect of Junior Financings prior to any scheduled maturity made, in an aggregate amount, not to exceed a portion of the Cumulative Credit on the date of such election that the Borrowers elect to apply to this Section 7.13(c)(vi) in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail of the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied;

(vii)                      any payments made in respect of any Junior Financing in an aggregate amount, when taken together with the amount of Restricted Payments made pursuant to Section 7.06(d) during the same year, not to exceed the greater of $80,000,000 and 1.6% of Total Assets in any fiscal year; and

(viii)                  the payment, repayment, purchase, redemption, repurchase, defeasance, discharge or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Loans or to a Guaranty, including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness incurred pursuant to Section 7.03(g).

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01                    Events of Default.  Any of the following shall constitute an Event of Default:

(a)                               Non-Payment.  The Credit Parties fail to pay (i) when and as required to be paid herein, and in Dollars, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)                              Specific Covenants.  The Credit Parties or any of their Restricted Subsidiaries fail to perform or observe any term, covenant or agreement contained in any of Sections 6.01, 6.02(a), 6.03(a), (b) or (d), Section 6.05 (solely with respect to the Credit Parties), Section 6.14, Article VII or Article XI (provided that, for the avoidance of doubt, no action taken by any of QCP or its Restricted Subsidiaries in connection with or incidental to the consummation of the Spin-Off and other Transactions shall constitute a breach of, or failure to perform or observe, any term, covenant or agreement contained in Article VII); or

(c)                               Other Defaults.  The Credit Parties or any of their Restricted Subsidiaries fail to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days (or sixty (60) days if such failure is susceptible of being remedied within sixty (60) days and the Credit Parties or their Subsidiaries, as applicable, are diligently proceeding to remedy such failure) after the earlier of (i) the date upon which a Responsible Officer of any Credit Party obtains knowledge of such failure or (ii) the receipt by the Borrowers of written notice of such failure from the Administrative Agent (which notice will be given at the request of any Lender); or

(d)                              Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made (or, to the extent qualified by materiality, shall be incorrect in any respect when made or deemed made); or

(e)                               Cross-Default.  (i) Any Credit Party or any Restricted Subsidiary fails (after giving effect to any notice or grace periods applicable thereto) to make any required payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Recourse Indebtedness or fails to observe or perform any other agreement or condition relating to any such Material Recourse Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Recourse Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Material Recourse Indebtedness pursuant to the terms thereof to be demanded or to become due or to require such Credit Party or Restricted Subsidiary to repurchase, prepay, defease or redeem (automatically or otherwise) or make an offer to repurchase, prepay, defease or redeem such Material Recourse Indebtedness pursuant to the terms thereof, prior to its stated maturity; or (ii) any Credit Party or any Restricted Subsidiary fails (after giving effect to any notice or grace periods applicable thereto) to make any required payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Non-Recourse Indebtedness or fails to observe or perform any other agreement or condition relating to any such Material Non-Recourse Indebtedness contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Non-Recourse Indebtedness to cause, with the giving of notice if required, such Material Non-Recourse Indebtedness pursuant to the terms thereof to be demanded or to become due or to require such Credit Party or Restricted Subsidiary to repurchase, prepay, defease or redeem (automatically or otherwise) or make an offer to repurchase, prepay, defease or redeem such Material Non-Recourse Indebtedness pursuant to the terms thereof, prior to its stated maturity; or (iii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which any Credit Party or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which any Credit Party or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by a Credit Party or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; provided that this clause (e) shall not apply to (i) Secured Debt that becomes due and payable as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is assumed or repaid in full when required under the documents providing for such Indebtedness, (ii) any redemption, repurchase, conversion or settlement with respect to any convertible debt security which is consummated in accordance with the terms of such convertible debt security, unless such redemption, repurchase, conversion or settlement results from a default thereunder or an event of the type that constitutes an Event of Default or (iii) any early payment requirement or unwinding or termination with respect to any Swap Contract (A) not arising out of a default by any Credit Party and (B) to the extent that such Swap Termination Value owed has been paid in full by such Credit Party when due; or

(f)                                Insolvency Proceedings, Etc.  Any Credit Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undischarged, undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)                               Inability to Pay Debts; Attachment.  (i) Any Credit Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)                              Judgments.  There is entered against any Credit Party or any Material Subsidiary (i) one or more final non-appealable judgments or orders that have not been discharged for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding $100,000,000 (to the extent (x) not covered by independent third-party insurance as to which the insurer does not dispute coverage or (y) for which the applicable Credit Party or Material Subsidiary has not been indemnified), or (ii) any one or more non-monetary final non-appealable judgments that have not been discharged and that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                                  ERISA.  An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of a Credit Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $25,000,000; or

(j)                                  Invalidity of Liens or Guarantee.  (i) Any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by QCP or any other Credit Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements and except to the extent that such loss is covered by a lender’s title insurance policy and the Collateral Agent shall be reasonably satisfied with the credit of such insurer, or (ii) a material portion of the Guarantees by the Guarantors guaranteeing the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by QCP or any other Credit Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); or

(k)                              Change of Control.  There occurs any Change of Control.

Notwithstanding any of the foregoing, a Bankruptcy Proceeding by HCRMC will not trigger a breach of any of the covenants or agreements contained in the Loan Documents by QCP or any of its Restricted Subsidiaries, or constitute a Default or Event of Default thereunder.

8.02                    Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                               declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                              declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Credit Parties;

(c)                               require that the Credit Parties Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)                              exercise on behalf of itself, the Lenders and the L/C Issuers all rights and remedies available to it, the Lenders and the L/C Issuers under the Loan Documents;

provided, however, that upon the occurrence of an Event of Default with respect to any Credit Party pursuant to Section 8.01(f) or (g) or the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Credit Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03                    Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuers and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings and fees, premiums and scheduled periodic payments, and any interest accrued thereon, due under any Swap Contract between a Credit Party and any Lender, or any Affiliate of a Lender, ratably among the Lenders (and, in the case of such Swap Contracts, Affiliates of Lenders) and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, payment of breakage, termination or other payments, and any interest accrued thereon, due under any Swap Contract between a Credit Party and any Hedge Bank and amounts owing under Treasury Management Agreements, ratably among the Lenders, the Hedge Banks, the Treasury Management Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Credit Parties pursuant to Sections 2.03, 2.06(d) and/or 2.17; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Credit Parties or as otherwise required by Law.

Subject to Sections 2.03(c), 2.06(d) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from the other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01                    Appointment and Authority.  Each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Treasury Management Lender) and each L/C Issuer hereby irrevocably appoints Barclays Bank PLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  Except as otherwise expressly set forth herein, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and none of the Credit Parties shall have rights as third party beneficiaries of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.  The Administrative Agent shall also act as the “Collateral Agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Treasury Management Lender) and each L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Administrative Agent, as “Collateral Agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.03(c), as though such co-agents, sub-agents and attorneys-in-fact were the “Collateral Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02                    Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with a Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03                    Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                               shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                              shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                               shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document or in any other document delivered hereunder or thereunder or in connection herewith or therewith, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or validity or perfection of any lien or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04                    Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05                    Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06                    Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers, and QCP or the Borrowers.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the approval (not to be unreasonably withheld or delayed) of the Borrowers (unless an Event of Default has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Borrowers shall have the right to prohibit such potential successor from becoming the Administrative Agent in its reasonable discretion.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuers (and subject to the approval (not to be unreasonably withheld or delayed) of the Borrowers (unless an Event of Default has occurred and is continuing)), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if any such potential successor is not classified as a “U.S. person” and a “financial institution” within the meaning of Treasury Regulation Section 1.1441-1, then the Borrowers shall have the right to prohibit such potential successor from becoming the Administrative Agent in their reasonable discretion; provided, further, that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security on behalf of the Lenders or the L/C Issuers until such time as a successor Administrative Agent is appointed hereunder) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired)

Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06).  The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed among the Borrowers and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Barclays Bank PLC as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as L/C Issuer and Swing Line Lender (in which case the provisions of the third and fourth sentences of Section 10.06(h) shall apply to the Administrative Agent). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07                    Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08                    No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09                    Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding under any Debtor Relief Law relative to a Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                               to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(g) and (h), 2.10 and 10.04) allowed in such judicial proceeding; and

(b)                              to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.10 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer or to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Credit Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law.  In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase).  In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, irrespective of the termination of this Agreement, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

9.10                    Collateral and Guaranty Matters.

(a)                               The Lenders, the L/C Issuers and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released:  (i) in full upon the occurrence of the Termination Date as set forth in Section 9.10(d) below; (ii) upon the disposition of such Collateral by any Credit Party to a person that is not (and is not required to become) a Credit Party in a transaction not prohibited by this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Credit Party, upon termination or expiration of such lease (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.01), (v) to the extent that the property constituting such Collateral is owned by any Guarantor or Borrower, upon the release of such Guarantor or Borrower from its obligations in accordance with clause (b) below (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), and (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents.

(b)                              In addition, the Lenders, the L/C Issuers and the other Secured Parties hereby irrevocably agree that a Guarantor or Borrower shall be automatically released from the Guarantees or other Obligations under the Loan Documents upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to be a Subsidiary of QCP or otherwise becoming an Excluded Subsidiary (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry).

(c)                               The Lenders, the L/C Issuers and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Credit Party or Collateral pursuant to the foregoing provisions of this Section 9.10, all without the further consent or joinder of any Lender or any other Secured Party.  Any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Credit Party shall no longer be deemed to be made.  In connection with any release hereunder, the Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowers and at the Borrowers’ expense in connection with the release of any Liens created by any Loan Document in respect of such Subsidiary, property or asset; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the QCP containing such certifications as the Administrative Agent shall reasonably request.

(d)                              Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Borrowers, the Administrative Agent and/or the Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Swap Agreement or any Treasury Management Agreements and (ii) any contingent indemnification obligations or expense reimburse claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of QCP containing such certifications as the Administrative Agent shall reasonably request.  Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrowers or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrowers or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.  The Borrowers agree to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interest in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.10(d).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release its interest in particular types or items of property, or to release any Credit Party from its obligations under the Loan Documents, pursuant to this Section 9.10.

Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any other Lender.  The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.  The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

9.11                    Tax Indemnification by the Lenders. To the extent required by any applicable requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax.  Without limiting or expanding the provisions of Section 3.01, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective).  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.11.  The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 9.11, the term “Lender” includes any L/C Issuer and the Swing Line Lender.

ARTICLE X

MISCELLANEOUS

10.01            Amendments, Etc.  No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Credit Parties therefrom, shall be effective unless in writing signed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and the applicable Credit Parties, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(a)                               only the written consent of each Lender directly affected thereby shall be required to the extent such amendment, waiver or consent shall:

(i)                                  extend the expiration date or increase the amount of the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02);

(ii)                              postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document; or

(iii)                          reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder (including pursuant to Section 2.06) or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to (i) amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate, and (ii) waive any obligation of the Borrowers to pay Letter of Credit Fees at the Default Rate;

(b)                              the written consent of each Lender shall be required to the extent such amendment, waiver or consent shall:

(i)                                  waive any condition set forth in Section 4.01(a) (provided that, unless set forth in writing to the contrary, the making of its initial Loan by a Lender shall constitute a confirmation by such Lender to the Borrowers, the Administrative Agent and the other Lenders that, insofar as such Lender is concerned, the Borrowers have satisfied the conditions precedent for initial Loans set forth in Section 4.01(a));

(ii)                              change Section 2.14 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby;

(iii)                          change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder; provided, that such terms and provisions may be amended in connection with the establishment of any Incremental Term Loan Commitments or Incremental Revolving Facility Commitments, with the consent of the Administrative Agent and the Lenders providing such Incremental Term Loan Commitments or Incremental Revolving Facility Commitments, so long as such payments continue to be based on each Lender’s Applicable Percentage with respect to the Term Loan Commitment or Revolving Commitment in which it participates;

(iv)                          release a material portion of the value of the Collateral or the Guaranty; or

(v)                              subordinate the Lien securing any of the Obligations;

(c)                               only the written consent of each Revolving Lender, shall be required to the extent such amendment, waiver or consent shall change the definition of “Required Revolving Lenders”; and

(d)                              only the written consent of the Required Revolving Lenders shall be required to amend, waive or otherwise modify any of the conditions precedent set forth in Section 4.02 with respect to any Credit Extension with respect to a Revolving Commitment;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an L/C Issuer in addition to the Lenders required above, affect the rights or duties of such L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may only be amended, and the rights or privileges thereunder may only be waived, in a writing executed by each of the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding the fact that the consent of all of the Lenders is required in certain circumstances as set forth above, (x) each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans or the Letters of Credit, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein and (y) the Required Lenders may consent to allow the Borrowers to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Notwithstanding anything herein to the contrary, this Agreement may be amended in connection with an Incremental Term Loan Commitment, Incremental Revolving Facility Commitment, Extended Revolving Facility Commitment and/or Extended Term Loans, as set forth in Section 2.16.

10.02            Notices; Effectiveness; Electronic Communication.

(a)                               Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)                                  if to the Credit Parties, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)                              if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Credit Parties).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                              Electronic Communications.  Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer provided pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent, the Swing Line Lender, any L/C Issuer or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)                               The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Credit Parties, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                              Change of Address, Etc.  Each of the Credit Parties, the Administrative Agent, each of the L/C Issuers and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier, electronic mail address or telephone number by notice to the Borrowers, the Administrative Agent, and, in the case of Revolving Lenders, the L/C Issuers and the Swing Line Lender.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to a Credit Party or its securities for purposes of United States Federal or state securities Laws.

(e)                               Reliance by Administrative Agent, L/C Issuers and Lenders.  The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including Committed Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrowers shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them, in accordance with Section 10.04, from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers.

10.03            No Waiver; Cumulative Remedies.  No failure by any Lender, any L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against a Credit Party and its Subsidiaries or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all of the Lenders and all of the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from enforcing payments of amounts payable to such Lender pursuant to Sections 3.01, 3.04, 3.05 and 10.04 or from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party or any Subsidiary under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as the Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04            Expenses; Indemnity; Damage Waiver.

(a)                               Costs and Expenses.  The Borrowers shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Arrangers (including the reasonable fees, charges and disbursements of one counsel, and, if applicable, one local counsel in each relevant jurisdiction, for all such Persons, taken as a whole), in connection with the syndication of the credit facilities provided for herein, due diligence, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated, but only to the extent the preparation of any such amendment, modification or waiver was requested by the Borrowers), (ii) all reasonable and documented out-of-pocket expenses incurred by any L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, the Lenders, the L/C Issuers or the Swing Line Lender (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent, the Lenders, the L/C Issuers and Swing Line Lender taken as a whole (and one additional counsel per specialty area and one local counsel per applicable jurisdiction, plus additional counsel as necessary in the event of an actual or potential conflict of interest among such Persons where such Person affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel with the Borrowers’ prior written consent (not to be unreasonably withheld)), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                              Indemnification by the Borrowers.  The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and each L/C Issuer, the Agents and their Affiliates and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including reasonable counsel fees, charges and expenses (excluding the allocated costs of in house counsel and limited to not more than one counsel for all such Indemnitees, taken as a whole, and, if necessary, a single local counsel in each appropriate jurisdiction for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel with the Borrowers’ prior written consent (not to be unreasonably withheld), of another firm of counsel for such affected Indemnitee)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by a Credit Party arising out of, in connection with, or as a result of (i) the execution, enforcement or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby (including, without limitation, each Lender’s agreement to make Loans or the use or intended use of the proceeds thereof) or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated at any time by a Credit Party or any Subsidiary, or any Environmental Liability related in any way to a Credit Party or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (w) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (x) result from a claim brought by a Credit Party against an Indemnitee for breach in bad faith or a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (y) arose from any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrowers or any of their Affiliates and is brought by an Indemnitee against another Indemnitee (other than any claims, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or an Arranger in its capacity as such).  The Borrowers shall not be liable for any settlement of any proceeding effected without their consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if any proceeding is settled with the Borrowers’ written consent, or if the Borrowers are offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense, the Borrowers agree to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above.  The Borrowers shall not, without the prior consent of the affected Indemnitee (which consent shall not be unreasonably withheld, conditioned or delayed), effect any settlement of any pending or threatened proceeding in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault or culpability.  Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, etc.  arising from any non-Tax claim.

(c)                               Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing and without relieving the Borrowers of their obligations with respect thereto, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.13(d).

(d)                              Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Credit Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent of such Indemnitee’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(e)                               Payments.  All amounts due under this Section 10.04 shall be payable not later than thirty (30) days after receipt by QCP of an invoice setting forth such amounts in reasonable detail, together with backup documentation supporting the relevant request.

(f)                                Survival.  The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, any L/C Issuer, the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

10.05            Payments Set Aside.  To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment.  The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06            Successors and Assigns.

(a)                               Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder (except in a transaction not prohibited by Section 7.04) without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 10.06, or (iii) by way of pledge or assignment or grant of a security interest subject to the restrictions of subsection (f) of this Section 10.06 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                              Assignments by Lenders.  Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any Facility) any such assignment shall be subject to the following conditions:

(i)                                  Minimum Amounts.

(A)                           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment (in each case with respect to any Facility) and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)                            in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment under the Revolving Facility or $1,000,000 in the case of any assignment of Term Loans, in each case unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)                              Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations under the Loans on a non-pro rata basis;

(iii)                          Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A)                           the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrowers shall be deemed to have consented to any such assignment unless they shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B)                            the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C)                            the consent of the L/C Issuers (such consents not to be unreasonably withheld or delayed) shall be required for any assignment of a Revolving Commitment; and

(D)                           the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment of a Revolving Commitment.

(iv)                          Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)                              No Assignment to a Credit Party.  No such assignment shall be made to a Credit Party or any Affiliate or Subsidiary of a Credit Party.

(vi)                          No Assignment to Natural Persons.  No such assignment shall be made to a natural person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vii)                      No Assignment to Defaulting Lenders or Disqualified Institutions.  No such assignment shall be made to a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (vii) or to a Disqualified Institution.

(viii)                  Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, the Borrowers (at their expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)                               Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender.  The Register shall be available for inspection by the Borrowers, any L/C Issuer, the Swing Line Lender and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d)                              Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrowers, the Administrative Agent, any L/C Issuer or the Swing Line Lender, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) or any Person that would not constitute an Eligible Assignee, is a Defaulting Lender or a Disqualified Institution or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  Subject to subsection (e) of this Section 10.06, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of such Sections; provided that any documentation required to be provided pursuant to Section 3.01(e) shall be provided solely to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant shall be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as the Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)                               Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent (not to be unreasonably withheld), and except to the extent that the entitlement to a greater payment results from a change in law after the Participant became a Participant.

(f)                                Certain Pledges.  Any Lender may at any time pledge, assign or grant a security interest in, all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment or grant of a security interest to secure obligations to a Federal Reserve Bank or any other central banking authority; provided that no such pledge or assignment or grant of a security interest shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee or grantee for such Lender as a party hereto.

(g)                               Disqualified Institutions.

(i)                                  Neither the Administrative Agent nor any assigning Lender shall be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, neither the Administrative Agent nor any assigning Lender shall (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

(ii)                              No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrowers have consented to such assignment in writing in their sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation).  For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrowers of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution.

(iii)                          The Administrative Agent shall have the right, and the Borrowers hereby expressly authorize the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrowers and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.

(h)                              Resignation as L/C Issuer or Swing Line Lender after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time a Lender that is an L/C Issuer and/or the Swing Line Lender assigns all of its Commitments and Loans pursuant to subsection (b) above, such Lender may, (i) upon thirty (30) days’ notice to the Borrowers and the Lenders, resign as an L/C Issuer and/or (ii) upon thirty (30) days’ notice to the Borrowers, resign as the Swing Line Lender.  In the event of any such resignation as an L/C Issuer or the Swing Line Lender, the Borrowers shall be entitled to appoint from among the Revolving Lenders (with the Administrative Agent’s consent and the applicable Revolving Lender’s consent) a successor L/C Issuer and/or a successor Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of such Lender as an L/C Issuer and/or the Swing Line Lender, as the case may be.  If any Lender resigns as an L/C Issuer, it shall retain all rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Revolving Lenders to make Base Rate Committed Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(b)).  If any Lender resigns as the Swing Line Lender, it shall retain all rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Revolving Lenders to make Base Rate Committed Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).  Upon the appointment of a successor L/C Issuer and/or a successor Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and/or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, issued by the resigning L/C Issuer and outstanding at the time of such succession or make other arrangements reasonably satisfactory to the resigning L/C Issuer to effectively assume the obligations of the resigning L/C Issuer with respect to such Letters of Credit.

10.07            Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) on a need-to-know basis to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority purporting to have jurisdiction over it or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (g) with the consent of the Borrowers, (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07, (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Credit Parties that the Administrative Agent, any such Lender or any such L/C Issuer reasonably believes is not bound by a duty of confidentiality to the Credit Parties or (z) is independently developed by the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates, (i) to any rating agency (provided such rating agencies are advised of the confidential nature of such information and agree to keep such information confidential) or (j) as reasonably required by any Lender or other Person that would qualify as an Eligible Assignee hereunder (without giving effect to the consent required under Section 10.06(b)(iii)) providing financing to such Lender (provided such Lenders or such other Persons are advised of the confidential nature of such information and agree to keep such information confidential).  In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section 10.07, “Information” means all information received from or on behalf of any Credit Parties or any Subsidiary relating to a Credit Party or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by a Credit Party or any Subsidiary, provided that, in the case of information received from a Credit Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own or its other similarly situated customers’ confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning a Credit Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08            Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of a Credit Party against any and all of the Obligations of the Borrowers now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers may be contingent or unmatured or are owed to a branch or office of such Lender or such L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) such Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Lender, each L/C

Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have.  Each Lender and each L/C Issuer agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09            Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10            Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11            Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12            Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13            Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or is or becomes a Disqualified Institution, or if any Lender does not consent to any amendment or waiver of any provision hereof or of any other Loan Document for which its consent is required under Section 10.01, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                               the assignment fee specified in Section 10.06(b) shall have been paid to or waived by the Administrative Agent;

(b)                              such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05 and Section 2.06(e)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)                               in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)                              such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14            Governing Law; Jurisdiction; Etc.

(a)                               GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)                              SUBMISSION TO JURISDICTION.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS

BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST A CREDIT PARTY OR ANY OF ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                               WAIVER OF VENUE.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                              SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15            Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

10.16            No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Credit Parties acknowledge and agree, and acknowledge their Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arranger, the Lenders and the other Arrangers are arm’s-length commercial transactions between the Credit Parties and their Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, (B) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (C) the Credit Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Lender and each Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Credit Party or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Lender nor any Arranger has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Lenders and the Arrangers

and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent, any Lender nor any Arranger has any obligation to disclose any of such interests to the Credit Parties or their Affiliates.  Each Credit Party agrees that it will not claim that any of the Administrative Agent, the Lenders or Arrangers has rendered advisory services of any nature or respect or owes a fiduciary or similar duty to such Credit Party, in connection with any transactions contemplated hereby.

10.17            USA Patriot Act Notice.  Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the names and addresses of the Credit Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Credit Parties in accordance with the Patriot Act.  The Borrowers shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.18            Delivery of Signature Page.  Each Lender to become a party to this Agreement on the date hereof shall do so by delivering to the Administrative Agent a counterpart of this Agreement duly executed by such Lender.

10.19            Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 10.02(b), the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.20            ENTIRE AGREEMENT.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.21            Obligations Joint and Several; Designated Borrower.

(a)                               Notwithstanding anything herein or in any Loan Document to the contrary, the Borrowers shall have joint and several liability in respect of all Obligations, without regard to any defense (other than the defense that payment in full has been made), setoff or counterclaim which may at any time be available to or be asserted by any other Credit Party against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrowers) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrowers’ liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee therefor or right of offset with respect thereto. The Borrowers hereby acknowledge that this Agreement is the independent and several obligation of each Borrower (regardless of which Borrower shall have delivered a request for borrowings under Section 2.02) and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower.  Each Borrower hereby expressly waives, with respect to any of the Loans made to any other Borrower hereunder and any of the amounts owing hereunder by such other Credit Parties in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against such other Credit Parties under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

(b)                              Each Borrower hereby appoints QCP SNF East REIT, LLC as its agent (in such capacity, the “Designated Borrower”) for all purposes relevant to this Agreement and each of the other Loan Documents, including the giving and receipt of notices, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed the Designated Borrower.  In furtherance of the foregoing, each Borrower hereby irrevocably grants to the Designated Borrower such Borrower’s power-of-attorney, and hereby authorizes the Designated Borrower to act in place of such Borrower pursuant to the terms of this Agreement and the other Loan Documents and to take such other actions as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Loan Documents.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by a Borrower or the Borrowers shall be valid and effective if given or taken by the Designated Borrower, whether or not any other Borrower joins therein.  Any notice, demand, consent, acknowledgment, direction, certification or other communication delivered to the Designated Borrower in accordance with the terms of this Agreement shall be deemed to have been delivered to the Borrowers.

10.22            Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)                              the effects of any Bail-In Action on any such liability, including, if applicable:

(i)                                  a reduction in full or in part or cancellation of any such liability;

(ii)                              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)                          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE XI

GUARANTY

11.01            The Guaranty.

(a)                               Each Guarantor, jointly and severally with the other Guarantors, hereby guarantees to the Administrative Agent and each of the holders of the Obligations, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise); provided that the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.  Each Guarantor hereby further agrees that if any of the Guaranteed Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b)                              Notwithstanding any provision to the contrary contained herein, in any of the other Loan Documents or other documents relating to the Obligations, (i) the obligations of the Guarantors under this Agreement and the other Loan Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (ii) no Guarantor shall by virtue of the joint and several nature of its obligations under this Guaranty and the other Loan Documents be liable for any Guaranteed Obligations that constitute Excluded Swap Obligations with respect to such Guarantor.

11.02            Obligations Unconditional.  The obligations of the Guarantors under Section 11.01 are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Loan Documents or other documents relating to the Obligations, or any substitution, compromise, release, impairment or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable Laws, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 11.02 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances.  Each Guarantor agrees that it shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers for amounts paid under this Article XI until such time as the Obligations have been irrevocably paid in full and the Commitments relating thereto have expired or been terminated.  Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a)                               at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b)                              any of the acts mentioned in any of the provisions of any of the Loan Documents, or other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein shall be done or omitted;

(c)                               the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Loan Documents or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to therein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d)                              any Lien granted to, or in favor of, the Administrative Agent or any of the holders of the Guaranteed Obligations as security for any of the Guaranteed Obligations shall fail to attach or be perfected; or

(e)                               any of the Guaranteed Obligations shall be determined to be void or voidable (including for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest notice of acceptance of the Guaranty given hereby and of Credit Extensions that may constitute Guaranteed Obligations, notices of amendments, waivers and supplements to the Loan Documents and other documents relating to the Guaranteed Obligations, or the compromise, release or exchange of collateral or security, and all notices whatsoever, and any requirement that the Administrative Agent or any holder of the Guaranteed Obligations exhaust any right, power or remedy or proceed against any Person under any of the Loan Documents or any other documents relating to the Guaranteed Obligations or any other agreement or instrument referred to therein, or against any other Person under any other guarantee of, or security for, any of the Obligations.

11.03            Reinstatement.  Neither the Guarantors’ obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed or released in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of the Borrowers, by reason of the Borrowers’ bankruptcy or insolvency or by reason of the invalidity or unenforceability of all or any portion of the Guaranteed Obligations.  The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Law or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each holder of Guaranteed Obligations on demand for all reasonable costs and expenses (including all reasonable fees, expenses and disbursements of counsel) incurred by the Administrative Agent or such holder of Guaranteed Obligations in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

11.04            Certain Waivers.  Each Guarantor acknowledges and agrees that (a) the Guaranty given hereby may be enforced without the necessity of resorting to or otherwise exhausting remedies in respect of any other security or collateral interests, and without the necessity at any time of having to take recourse against the Borrowers hereunder or against any collateral securing the Guaranteed Obligations or otherwise, (b) it will not assert any right to require the action first be taken against the Borrowers or any other Person or pursuit of any other remedy or enforcement of any other right and (c) nothing contained herein shall prevent or limit action being taken against the Borrowers hereunder, under the other Loan

Documents or the other documents and agreements relating to the Guaranteed Obligations or from foreclosing on any security or collateral interests relating hereto or thereto, or from exercising any other rights or remedies available in respect thereof, if neither the Borrowers nor any Guarantor shall timely perform their obligations, and the exercise of any such rights and completion of any such foreclosure proceedings shall not constitute a discharge of any Guarantor’s obligations hereunder unless, as a result thereof, the Guaranteed Obligations shall have been paid in full and the Commitments relating thereto shall have expired or been terminated, it being the purpose and intent that each Guarantor’s obligations hereunder be absolute, irrevocable, independent and unconditional under all circumstances.

11.05            Remedies.  Each Guarantor agrees that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the holders of the Guaranteed Obligations, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VIII) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

11.06            Guaranty of Payment; Continuing Guaranty.  The guarantee in this Article XI is a guaranty of payment and not of collection, and is a continuing guarantee, and shall apply to all Guaranteed Obligations whenever arising.

11.07            Contribution.  At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty.  At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who either has not made any payments or has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor.  A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Guarantor may take any action to enforce such right until after all Guaranteed Obligations and any other amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) are paid in full in cash and all Revolving Commitments are terminated and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the reasonable satisfaction of the Administrative Agent and the L/C Issuers that issued the Letters of Credit, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 11.07 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty.  As used in this

Section 11.07, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date.  All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 11.07, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until after all Guaranteed Obligations and any other amounts payable under this Guaranty (other than contingent obligations for which no claim has been made) are paid in full in cash and all Revolving Commitments are terminated and all Letters of Credit have been cancelled, have expired or terminated or have been collateralized to the reasonable satisfaction of the Administrative Agent and the L/C Issuers that issued the Letters of Credit.  Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution.  In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Administrative Agent or the Required Lenders.

11.08            Subordination.  Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to such Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to such Guarantor as subrogee of the Secured Parties or resulting from such Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations.  If the Secured Parties so request, any such obligation or indebtedness of the Borrowers to such Guarantor shall be enforced and performance received by such Guarantor as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of such Guarantor under this Guaranty.

11.09            Keepwell.  Each Credit Party that is a Qualified ECP Guarantor at the time the Guaranty in this Article XI by any Credit Party that is not then an “eligible contract participant” under the Commodity Exchange Act (a “Specified Credit Party”) becomes effective with respect to any Obligation under any Swap Contract, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under the Loan Documents in respect of such Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Article XI voidable under any applicable Debtor Relief Laws, and not for any greater amount).  The obligations and undertakings of each applicable Credit Party under this Section shall remain in full force and effect until all of the Obligations have been irrevocably paid and performed in full.  Each Credit Party intends this Section to constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Credit Party that would otherwise not constitute an “eligible contract participant” for any Obligation under any Swap Contract for all purposes of the Commodity Exchange Act.

[Remainder of Page Intentionally Left Blank]

Each of the parties hereto has caused a counterpart of this Agreement to be duly executed as of the date first above written.

QCP SNF WEST REIT, LLC
QCP SNF CENTRAL REIT, LLC
QCP SNF EAST REIT, LLC
QCP AL REIT, LLC, as Borrowers

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

QUALITY CARE PROPERTIES, INC.
QCP HOLDCO REIT, LLC, as Parent Guarantors

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

QCP EAST HOLDCO, LLC, as Guarantor

By: QCP SNF East REIT, LLC, its manager

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

QCP TRS, LLC, as Guarantor

By: Quality Care Properties, Inc., its sole member

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

HCP 2010 REIT LLC
HCP WEST VIRGINIA PROPERTIES, LLC
HCP MOB DALLAS EYE, LLC
HCP PROPERTIES - SALMON CREEK WA, LLC
HCP PROPERTIES – UTICA RIDGE IA, LLC
HCP PROPERTIES – WINGFIELD HILLS NV, LLC
HCP CC SNF, LLC
HCP VIRGINIA, LLC
HCP I-B PROPERTIES, LLC
HCP SCHOENHERR ROAD PROPERTY, LLC
HCP STERLING HEIGHTS MI PROPERTY, LLC
HCP TWINSBURG OH PROPERTY, LLC
HCP MARYLAND PROPERTIES, LLC
HCP MARYLAND PROPERTIES II, LLC
HCP PROPERTIES OF ALEXANDRIA VA, LLC
HCP PROPERTIES OF ARLINGTON VA, LLC

HCP PROPERTIES OF MIDWEST CITY OK, LLC
HCP PROPERTIES OF OKLAHOMA CITY (NORTHWEST), LLC
HCP PROPERTIES OF OKLAHOMA CITY (SOUTHWEST), LLC
HCP PROPERTIES OF TULSA OK, LLC
HCP PROPERTIES-ARDEN COURTS OF ANNANDALE VA, LLC
HCP PROPERTIES-CHARLESTON OF HANAHAN SC, LLC
HCP PROPERTIES-COLUMBIA SC, LLC
HCP PROPERTIES-FAIR OAKS OF FAIRFAX VA, LLC
HCP PROPERTIES-IMPERIAL OF RICHMOND VA, LLC
HCP PROPERTIES-LEXINGTON SC, LLC
HCP PROPERTIES-MEDICAL CARE CENTER-LYNCHBURG VA, LLC
HCP PROPERTIES-OAKMONT EAST-GREENVILLE SC, LLC
HCP PROPERTIES-OAKMONT OF UNION SC, LLC
HCP PROPERTIES-OAKMONT WEST-GREENVILLE SC, LLC
HCP PROPERTIES-STRATFORD HALL OF RICHMOND VA, LLC
HCP PROPERTIES-WEST ASHLEY-CHARLESTON SC, LLC
FAEC - LACEY WA, LLC
HCR LACEY WA PROPERTY, LLC
HEALTHCARE OPERATIONS HOLDINGS, LLC
HEALTHCARE OPERATIONS INVESTMENTS, LLC
MC OPERATIONS INVESTMENTS, LLC, as Guarantors

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

QCP PENN SUB 1, LLC
QCP PENN SUB 2, LLC
QCP PENN SUB 3, LLC
QCP PENN SUB 4, LLC
QCP PENN SUB 5, LLC
QCP PENN SUB 6, LLC
QCP PENN SUB 7, LLC
QCP PENN SUB 8, LLC
QCP PENN SUB 9, LLC
QCP PENN SUB 10, LLC
QCP PENN SUB 11, LLC
QCP PENN SUB 12, LLC
QCP PENN SUB 13, LLC

QCP PENN SUB 14, LLC
QCP PENN SUB 15, LLC
QCP PENN SUB 16, LLC
QCP PENN SUB 17, LLC
QCP PENN SUB 18, LLC
QCP PENN SUB 19, LLC
QCP PENN SUB 20, LLC
QCP PENN SUB 21, LLC
QCP PENN SUB 22, LLC
QCP PENN SUB 23, LLC
QCP PENN SUB 24, LLC
QCP PENN SUB 25, LLC
QCP PENN SUB 26, LLC
QCP PENN SUB 27, LLC
QCP PENN SUB 28, LLC
QCP PENN SUB 29, LLC
QCP PENN SUB 30, LLC
QCP PENN SUB 31, LLC
QCP PENN SUB 32, LLC
QCP PENN SUB 33, LLC
QCP PENN SUB 34, LLC
QCP PENN SUB 35, LLC
QCP PENN SUB 36, LLC
QCP PENN SUB 37, LLC
QCP PENN SUB 38, LLC
QCP PENN SUB 39, LLC
QCP PENN SUB 40, LLC, as Guarantors

By: QCP SNF East REIT, LLC, its sole member

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

HCP MEZZANINE LENDER, LP, as Guarantor

By: HCP Life Science Estates, Inc., its general partner

By: /s/ Troy E. McHenry
Name:	Troy E. McHenry
Title:	Executive Vice President

HCP I-A PROPERTIES, LP, as Guarantor

By: HCP I-B Properties, LLC, its general partner

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

HCP PROPERTIES TRUST, as Guarantor

By: HCP 2010 REIT LLC, its managing trustee

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

HCP 2010, LP, as Guarantor

By: HCP Properties Trust, its general partner

By: HCP 2010 REIT LLC, its managing trustee

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

HCP PROPERTIES, LP, as Guarantor

By: HCP I-B Properties, LLC, its general partner

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title:	Chief Financial Officer

QUALITY CARE PROPERTIES, INC., as Parent Guarantor

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title: Chief Financial Officer

QCP HOLDCO REIT, LLC., as Parent Guarantor

By:	/s/ C. Marc Richards
Name:	C. Marc Richards
Title: Chief Financial Officer

BARCLAYS BANK PLC, as Administrative Agent, Lender, Swing Line Lender and L/C Issuer

By:	/s/ Craig J. Malloy
	Name:	Craig J. Malloy
	Title:	Director

MORGAN STANLEY SENIOR FUNDING, INC., as a Revolving Lender

By:	/s/ Justin Kotzin
	Name:	Justin Kotzin
	Title:	Authorized Signatory

DEUTSCHE BANK AG NEW YORK BRANCH, as a Revolving Lender

By:	/s/ Mary Kay Coyle
	Name:	Mary Kay Coyle
	Title:	Managing Director

By:	/s/ Anca Trifan
	Name:	Anca Trifan
	Title:	Managing Director

KEYBANK NATIONAL ASSOCIATION, as a Revolving Lender

By:	/s/ Eric Hafertepen
	Name:	Eric Hafertepen
	Title:	Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Revolving Lender

By:	/s/ Mikhail Faybusovich
	Name:	Mikhail Faybusovich
	Title:	Authorized Signatory

By:	/s/ Karim Rahimtoola
	Name:	Karim Rahimtoola
	Title:	Authorized Signatory

Schedule 1.01(A)

Closing Date Mortgaged Properties

[Omitted.]

Schedule 1.01(B)

Certain Excluded Securities

None.

Schedule 1.01(C)

Unrestricted Subsidiaries

None.

SCHEDULE 2.01

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Term Loan Commitment	Revolving Commitment	Applicable Percentage
Barclays Bank PLC	$1,000,000,000	$33,300,000	33.30%
Morgan Stanley Senior Funding, Inc.	$0	$33,300,000	33.30%
Deutsche Bank AG New York Branch	$0	$14,400,000	14.40%
KeyBank National Association	$0	$14,000,000	14.00%
Credit Suisse AG, Cayman Islands Branch	$0	$5,000,000	5.00%
Total	$1,000,000,000	$100,000,000	100.00%

Schedule 5.19

Subsidiaries

	Subsidiary	Jurisdiction of Formation	Type of Organization	U.S. Taxpayer ID
1.	Quality Care Properties, Inc.	Maryland	Corporation	[Omitted]
2.	HCP Mezzanine Lender, LP	Delaware	Limited Partnership	[Omitted]
3.	HCP 2010 REIT LLC	Delaware	Limited Liability Company	[Omitted]
4.	HCP Properties Trust	Delaware	Statutory Trust	[Omitted]
5.	HCP West Virginia Properties, LLC	Delaware	Limited Liability Company	[Omitted]
6.	HCP MOB Dallas Eye, LLC	Delaware	Limited Liability Company	[Omitted]
7.	HCP Properties - Salmon Creek WA, LLC	Delaware	Limited Liability Company	[Omitted]
8.	HCP Properties – Utica Ridge IA, LLC	Delaware	Limited Liability Company	[Omitted]
9.	HCP Properties – Wingfield Hills NV, LLC	Delaware	Limited Liability Company	[Omitted]
10.	HCP 2010, LP	Delaware	Limited Partnership	[Omitted]
11.	HCP CC SNF, LLC	Delaware	Limited Liability Company	[Omitted]
12.	HCP Virginia, LLC	Delaware	Limited Liability Company	[Omitted]
13.	HCP I-B Properties, LLC	Delaware	Limited Liability Company	[Omitted]
14.	HCP I-A Properties, LP	Delaware	Limited Partnership	[Omitted]
15.	HCP Properties, LP	Delaware	Limited Partnership	[Omitted]
16.	HCP Schoenherr Road Property, LLC	Delaware	Limited Liability Company	[Omitted]
17.	HCP Sterling Heights MI Property, LLC	Delaware	Limited Liability Company	[Omitted]
18.	HCP Twinsburg OH Property, LLC	Delaware	Limited Liability Company	[Omitted]
19.	HCP Maryland Properties, LLC	Delaware	Limited Liability Company	[Omitted]

	Subsidiary	Jurisdiction of Formation	Type of Organization	U.S. Taxpayer ID
20.	HCP Maryland Properties II, LLC	Delaware	Limited Liability Company	[Omitted]
21.	HCP Properties of Alexandria VA, LLC	Delaware	Limited Liability Company	[Omitted]
22.	HCP Properties of Arlington VA, LLC	Delaware	Limited Liability Company	[Omitted]
23.	HCP Properties of Midwest City OK, LLC	Delaware	Limited Liability Company	[Omitted]
24.	HCP Properties of Oklahoma City (Northwest), LLC	Delaware	Limited Liability Company	[Omitted]
25.	HCP Properties of Oklahoma City (Southwest), LLC	Delaware	Limited Liability Company	[Omitted]
26.	HCP Properties of Tulsa OK, LLC	Delaware	Limited Liability Company	[Omitted]
27.	HCP Properties-Arden Courts of Annandale VA, LLC	Delaware	Limited Liability Company	[Omitted]
28.	HCP Properties-Charleston of Hanahan SC, LLC	Delaware	Limited Liability Company	[Omitted]
29.	HCP Properties-Columbia SC, LLC	Delaware	Limited Liability Company	[Omitted]
30.	HCP Properties-Fair Oaks of Fairfax VA, LLC	Delaware	Limited Liability Company	[Omitted]
31.	HCP Properties-Imperial of Richmond VA, LLC	Delaware	Limited Liability Company	[Omitted]
32.	HCP Properties-Lexington SC, LLC	Delaware	Limited Liability Company	[Omitted]
33.	HCP Properties-Medical Care Center-Lynchburg VA, LLC	Delaware	Limited Liability Company	[Omitted]
34.	HCP Properties-Oakmont East-Greenville SC, LLC	Delaware	Limited Liability Company	[Omitted]
35.	HCP Properties-Oakmont of Union SC, LLC	Delaware	Limited Liability Company	[Omitted]
36.	HCP Properties-Oakmont West-Greenville SC, LLC	Delaware	Limited Liability Company	[Omitted]
37.	HCP Properties-Stratford Hall of Richmond VA, LLC	Delaware	Limited Liability Company	[Omitted]
38.	HCP Properties-West Ashley-Charleston SC, LLC	Delaware	Limited Liability Company	[Omitted]

	Subsidiary	Jurisdiction of Formation	Type of Organization	U.S. Taxpayer ID
39.	QCP TRS, LLC	Delaware	Limited Liability Company	[Omitted]
40.	QCP HoldCo REIT, LLC	Delaware	Limited Liability Company	[Omitted]
41.	QCP AL REIT, LLC	Delaware	Limited Liability Company	[Omitted]
42.	QCP SNF West REIT, LLC	Delaware	Limited Liability Company	[Omitted]
43.	QCP SNF Central REIT, LLC	Delaware	Limited Liability Company	[Omitted]
44.	QCP SNF East REIT, LLC	Delaware	Limited Liability Company	[Omitted]
45.	QCP East HoldCo, LLC	Delaware	Limited Liability Company	[Omitted]
46.	QCP Penn Sub 1, LLC	Delaware	Limited Liability Company	[Omitted]
47.	QCP Penn Sub 2, LLC	Delaware	Limited Liability Company	[Omitted]
48.	QCP Penn Sub 3, LLC	Delaware	Limited Liability Company	[Omitted]
49.	QCP Penn Sub 4, LLC	Delaware	Limited Liability Company	[Omitted]
50.	QCP Penn Sub 5, LLC	Delaware	Limited Liability Company	[Omitted]
51.	QCP Penn Sub 6, LLC	Delaware	Limited Liability Company	[Omitted]
52.	QCP Penn Sub 7, LLC	Delaware	Limited Liability Company	[Omitted]
53.	QCP Penn Sub 8, LLC	Delaware	Limited Liability Company	[Omitted]
54.	QCP Penn Sub 9, LLC	Delaware	Limited Liability Company	[Omitted]
55.	QCP Penn Sub 10, LLC	Delaware	Limited Liability Company	[Omitted]
56.	QCP Penn Sub 11, LLC	Delaware	Limited Liability Company	[Omitted]
57.	QCP Penn Sub 12, LLC	Delaware	Limited Liability Company	[Omitted]
58.	QCP Penn Sub 13, LLC	Delaware	Limited Liability Company	[Omitted]
59.	QCP Penn Sub 14, LLC	Delaware	Limited Liability Company	[Omitted]
60.	QCP Penn Sub 15, LLC	Delaware	Limited Liability Company	[Omitted]

	Subsidiary	Jurisdiction of Formation	Type of Organization	U.S. Taxpayer ID
61.	QCP Penn Sub 16, LLC	Delaware	Limited Liability Company	[Omitted]
62.	QCP Penn Sub 17, LLC	Delaware	Limited Liability Company	[Omitted]
63.	QCP Penn Sub 18, LLC	Delaware	Limited Liability Company	[Omitted]
64.	QCP Penn Sub 19, LLC	Delaware	Limited Liability Company	[Omitted]
65.	QCP Penn Sub 20, LLC	Delaware	Limited Liability Company	[Omitted]
66.	QCP Penn Sub 21, LLC	Delaware	Limited Liability Company	[Omitted]
67.	QCP Penn Sub 22, LLC	Delaware	Limited Liability Company	[Omitted]
68.	QCP Penn Sub 23, LLC	Delaware	Limited Liability Company	[Omitted]
69.	QCP Penn Sub 24, LLC	Delaware	Limited Liability Company	[Omitted]
70.	QCP Penn Sub 25, LLC	Delaware	Limited Liability Company	[Omitted]
71.	QCP Penn Sub 26, LLC	Delaware	Limited Liability Company	[Omitted]
72.	QCP Penn Sub 27, LLC	Delaware	Limited Liability Company	[Omitted]
73.	QCP Penn Sub 28, LLC	Delaware	Limited Liability Company	[Omitted]
74.	QCP Penn Sub 29, LLC	Delaware	Limited Liability Company	[Omitted]
75.	QCP Penn Sub 30, LLC	Delaware	Limited Liability Company	[Omitted]
76.	QCP Penn Sub 31, LLC	Delaware	Limited Liability Company	[Omitted]
77.	QCP Penn Sub 32, LLC	Delaware	Limited Liability Company	[Omitted]
78.	QCP Penn Sub 33, LLC	Delaware	Limited Liability Company	[Omitted]
79.	QCP Penn Sub 34, LLC	Delaware	Limited Liability Company	[Omitted]
80.	QCP Penn Sub 35, LLC	Delaware	Limited Liability Company	[Omitted]
81.	QCP Penn Sub 36, LLC	Delaware	Limited Liability Company	[Omitted]
82.	QCP Penn Sub 37, LLC	Delaware	Limited Liability Company	[Omitted]

	Subsidiary	Jurisdiction of Formation	Type of Organization	U.S. Taxpayer ID
83.	QCP Penn Sub 38, LLC	Delaware	Limited Liability Company	[Omitted]
84.	QCP Penn Sub 39, LLC	Delaware	Limited Liability Company	[Omitted]
85.	QCP Penn Sub 40, LLC	Delaware	Limited Liability Company	[Omitted]
86.	FAEC – Lacey WA, LLC	Delaware	Limited Liability Company	[Omitted]
87.	HCR Lacey WA Property, LLC	Delaware	Limited Liability Company	[Omitted]
88.	Healthcare Operations Holdings, LLC	Delaware	Limited Liability Company	[Omitted]
89.	Healthcare Operations Investments, LLC	Delaware	Limited Liability Company	[Omitted]
90.	MC Operations Investments, LLC	Delaware	Limited Liability Company	[Omitted]

Schedule 7.01

Certain Existing Liens

None.

Schedule 7.02

Certain Existing Investments

MC Operations Investments. LLC owns an aggregate of 4,232,244 shares of common stock of HCR ManorCare, Inc.

Schedule 7.03

Certain Existing Indebtedness

None.

Schedule 10.02

Administrative Agent’s Office; Certain Addresses for Notices

Credit Parties

Quality Care Properties, Inc.

7315 Wisconsin Ave.

Suite 250-W

Bethesda, MD 20814

Attention: Chief Financial Officer

Telephone: [Omitted]

Fax: [Omitted]

Administrative Agent

For financials:

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Attn: Graeme Palmer

Tel: [Omitted]

Email: [Omitted]

All other operational notices

Barclays Bank PLC

700 Prides Crossing, 2nd Floor

Neward, DE 19713

Attn: Agency Services

Tel: [Omitted]

Notices Email: [Omitted]

Email: [Omitted]

L/C Issuer

Barclays Bank PLC

Letter of Credit Department

200 Park Avenue

New York, New York 10166

Attn: Letters of Credit / Gemma Dizon

Telephone: [Omitted]

Email: [Omitted]

Swing Line Lender

Barclays Bank PLC

700 Prides Crossing, 2nd Floor

Neward, DE 19713

Attn: Agency Services

Tel: [Omitted]

Notices Email: [Omitted]

Email: [Omitted]

QCP Website Address for Electronic Delivery of SEC Filings and Financial Statements

www.qcpcorp.com

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors] [and] [the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1                For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.

2                For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is from a single Assignee, choose the first bracketed language.  If the assignment is from multiple Assignees, choose the second bracketed language.

3                Select as appropriate.

4                Include bracketed language if there are multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate] [Approved Fund] of [identify Lender]]

3.	Borrowers:	QCP SNF West REIT, LLC, QCP SNF Central REIT, LLC, QCP SNF East REIT, LLC, and QCP AL REIT, LLC

4.	Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

First Lien Credit and Guaranty Agreement, dated as of October 31, 2016 among QCP SNF West REIT, LLC (“SNF West”), QCP SNF Central REIT, LLC (“SNF Central”), QCP SNF East REIT, LLC (“SNF East”), QCP AL REIT, LLC (together with SNF West, SNF Central, and SNF East, the “Borrowers”), QCP HoldCo REIT, LLC (“Parent REIT”), Quality Care Properties, Inc. (“QCP” and together with Parent REIT, the “Parent Guarantors”), certain subsidiaries of QCP from time to time party thereto, as guarantors, the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent and the other parties party thereto.

Exh-A-2

6.	Assigned Interest:

Assignor[s]	Assignee[s]	Facility Assigned[5]	Aggregate Amount of Commitment / Loans for all Lenders[6]	Amount of Commitment / Loans Assigned	Percentage Assigned of Commitment/ Loans[7]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

7.	[Trade Date: __________________][8]

Effective Date: _____________, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[Rest of this Page Intentionally Left Blank]

5                Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (i.e., “Term Loan” or “Revolving Loan” or “Swing Line Loan”).

6                Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

7                Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

8                To be completed if the relevant Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exh-A-3

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][9] Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By:
Name:
Title:

[Consented to:][10]

QCP SNF WEST REIT, LLC QCP SNF CENTRAL REIT, LLC QCP SNF EAST REIT, LLC QCP AL REIT, LLC, as the Borrowers

By:
Name:
Title:

9                To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

10               To be added only if the consent of the Borrowers and/or other parties (e.g., Swing Line Lender or L/C Issuer) is required by the terms of the Credit Agreement.

Exh-A-4

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.         Representations and Warranties.

1.1       Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2    Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 10.06(b)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements referred to in Section 5.05 thereof or delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b)

Exh-A-5

agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.

THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

Exh-A-6

EXHIBIT B

FORM OF COMMITTED LOAN NOTICE

Date:______, ___

To:       Barclays Bank PLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain First Lien Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among QCP SNF West REIT, LLC (“SNF West”), QCP SNF Central REIT, LLC (“SNF Central”), QCP SNF East REIT, LLC (“SNF East”), QCP AL REIT, LLC (together with SNF West, SNF Central, and SNF East, the “Borrowers”), QCP HoldCo REIT, LLC (“Parent REIT”), Quality Care Properties, Inc. (“QCP” and together with Parent REIT, the “Parent Guarantors”), certain subsidiaries of QCP from time to time party thereto, as guarantors, the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent and the other parties party thereto.

The undersigned hereby requests (select one):

☐ A Borrowing of Term Loans	☐ A conversion of Loans from one Type to another

☐ A Borrowing of Revolving Loans	☐ A continuation of Eurocurrency Rate Loans

1.            On ___________ (a Business Day).

2.            In an amount of $ ___________

3.            Comprised of the following Type of Loans: [Base Rate Loans]  [Eurocurrency Rate Loans].

4.            For Eurocurrency Rate Loans: with an Interest Period of [one] [two] [three] [six] [twelve]1 months.

[Rest of this Page Intentionally Left Blank]

1              An Interest Period of (i) twelve months or (ii) such other period that is twelve months or less and not noted above must be agreed to by all Lenders.

Exh-B-1

QCP SNF WEST REIT, LLC
QCP SNF CENTRAL REIT, LLC
QCP SNF EAST REIT, LLC
QCP AL REIT, LLC, as the Borrowers

By:
Name:
Title:

Exh-B-2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  ________

To:       Barclays Bank PLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain First Lien Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among QCP SNF West REIT, LLC (“SNF West”), QCP SNF Central REIT, LLC (“SNF Central”), QCP SNF East REIT, LLC (“SNF East”), QCP AL REIT, LLC (together with SNF West, SNF Central, and SNF East, the “Borrowers”), QCP HoldCo REIT, LLC (“Parent REIT”), Quality Care Properties, Inc. (“QCP” and together with Parent REIT, the “Parent Guarantors”), certain subsidiaries of QCP from time to time party thereto, as guarantors, the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent and the other parties party thereto.

QCP hereby certifies as of the date hereof that the Responsible Officer executing this Compliance Certificate is the [______________] of QCP, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on behalf of QCP, and not in an individual capacity, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.         Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Credit Agreement for the fiscal year of QCP ended as of the above date, together with the report and opinion of an independent certified public accountant and a copy of management’s discussion and analysis with respect to such financial statements required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1.         Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Credit Agreement for the fiscal quarter of QCP ended as of the above date, together with a copy of management’s discussion and analysis with respect to such financial statements.  Such financial statements fairly present in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of QCP and its Restricted Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments.

2.         A review of the activities of QCP during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period QCP performed and observed all its Obligations under the Loan Documents, and

Exh-C-1

[select one:]

[the review described in paragraph 2 above did not disclose the existence of any Default or Event of Default during such fiscal period, and I have no actual knowledge of the existence or continuance on the date hereof, of any Default or Event of Default.]

-or-

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

3.         The Debt Service Coverage Ratio calculation set forth on Schedule 2 attached hereto is true and accurate on and as of the Statement Date referred to thereon.

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of _______________ ____, _______.

By:
Name:
Title:

Exh-C-2

SCHEDULE 1
to the Compliance Certificate

Financial Statements

(see attached)

Exh-C-3

For the Quarter/Year ended _________________ (“Statement Date”)

SCHEDULE 2
to the Compliance Certificate

Debt Service Coverage Ratio

(see attached)

Exh-C-4

EXHIBIT D

FORM OF MORTGAGE

(see attached)

Exh-D-1

EXHIBIT E

FORM OF REVOLVING NOTE

FOR VALUE RECEIVED, the undersigned, QCP SNF West REIT, LLC, a Delaware limited liability company, QCP SNF Central REIT, LLC, a Delaware limited liability company, QCP SNF East REIT, LLC, a Delaware limited liability company, and QCP AL REIT, LLC, a Delaware limited liability company (collectively, the “Borrowers”) hereby promise to pay to [_________] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to the Borrowers under that certain First Lien Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, QCP HoldCo REIT, LLC (“Parent REIT”), Quality Care Properties, Inc. (“QCP” and together with Parent REIT, the “Parent Guarantors”), certain subsidiaries of QCP from time to time party thereto, as guarantors, the lending institutions party thereto from time to time, Barclays Bank PLC, as Administrative Agent and the other parties party thereto.

The Borrowers promise to pay interest on the unpaid principal amount of each Revolving Loan from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  Except as otherwise provided in Section 2.04(f) of the Credit Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Same Day Funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Revolving Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrowers, for themselves, their successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

Exh-E-1

THIS REVOLVING NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Rest of this Page Intentionally Left Blank]

Exh-E-2

QCP SNF WEST REIT, LLC
QCP SNF CENTRAL REIT, LLC
QCP SNF EAST REIT, LLC
QCP AL REIT, LLC

By:
Name:
Title:

Exh-E-3

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal of Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exh-E-4

EXHIBIT F

FORM OF SWING LINE LOAN NOTICE

Date:______, ___

To:                           Barclays Bank PLC, as Swing Line Lender
                                                Barclays Bank PLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain First Lien Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among QCP SNF West REIT, LLC (“SNF West”), QCP SNF Central REIT, LLC (“SNF Central”), QCP SNF East REIT, LLC (“SNF East”), QCP AL REIT, LLC (together with SNF West, SNF Central, and SNF East, the “Borrowers”), QCP HoldCo REIT, LLC (“Parent REIT”), Quality Care Properties, Inc. (“QCP” and together with Parent REIT, the “Parent Guarantors”), certain subsidiaries of QCP from time to time party thereto, as guarantors, the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent and the other parties party thereto.

The undersigned hereby requests a Swing Line Loan:

1.         On _______________________ (a Business Day).

2.         In the amount of $______________________.

QCP SNF WEST REIT, LLC
QCP SNF CENTRAL REIT, LLC
QCP SNF EAST REIT, LLC
QCP AL REIT, LLC

By:
Name:
Title:

Exh-F-1

EXHIBIT G

FORM OF TERM NOTE

FOR VALUE RECEIVED, the undersigned, QCP SNF West REIT, LLC, a Delaware limited liability company, QCP SNF Central REIT, LLC, a Delaware limited liability company, QCP SNF East REIT, LLC, a Delaware limited liability company, and QCP AL REIT, LLC, a Delaware limited liability company (collectively, the “Borrowers”) hereby promise to pay to [_________] or registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Term Loan from time to time made by the Lender to the Borrowers under that certain First Lien Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrowers, QCP HoldCo REIT, LLC (“Parent REIT”), Quality Care Properties, Inc. (“QCP” and together with Parent REIT, the “Parent Guarantors”), certain subsidiaries of QCP from time to time party thereto, as guarantors, the lending institutions party thereto from time to time, Barclays Bank PLC, as Administrative Agent and the other parties party thereto.

The Borrowers promise to pay interest on the unpaid principal amount of each Term Loan from the date of such Term Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Same Day Funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Credit Agreement.

This Term Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.

Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement.  Term Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business.  The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Term Loans and payments with respect thereto.

The Borrowers, for themselves, their successors and assigns, hereby waive diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

Exh-G-1

THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

[Rest of This Page Intentionally Left Blank]

Exh-G-2

QCP SNF WEST REIT, LLC
QCP SNF CENTRAL REIT, LLC
QCP SNF EAST REIT, LLC
QCP AL REIT, LLC

By:
Name:
Title:

Exh-G-3

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal of Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Exh-G-4

EXHIBIT H-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among QCP SNF West REIT, LLC (“SNF West”), QCP SNF Central REIT, LLC (“SNF Central”), QCP SNF East REIT, LLC (“SNF East”), QCP AL REIT, LLC (together with SNF West, SNF Central, and SNF East, the “Borrowers”), QCP HoldCo REIT, LLC (“Parent REIT”), Quality Care Properties, Inc. (“QCP” and together with Parent REIT, the “Parent Guarantors”), certain subsidiaries of QCP from time to time party thereto, as guarantors, the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent and the other parties party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loans (as well as any Notes evidencing such Loans) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

Exh-H-1

EXHIBIT H-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among QCP SNF West REIT, LLC (“SNF West”), QCP SNF Central REIT, LLC (“SNF Central”), QCP SNF East REIT, LLC (“SNF East”), QCP AL REIT, LLC (together with SNF West, SNF Central, and SNF East, the “Borrowers”), QCP HoldCo REIT, LLC (“Parent REIT”), Quality Care Properties, Inc. (“QCP” and together with Parent REIT, the “Parent Guarantors”), certain subsidiaries of QCP from time to time party thereto, as guarantors, the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent and the other parties party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (v) no interest payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable).  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

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EXHIBIT H-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among QCP SNF West REIT, LLC (“SNF West”), QCP SNF Central REIT, LLC (“SNF Central”), QCP SNF East REIT, LLC (“SNF East”), QCP AL REIT, LLC (together with SNF West, SNF Central, and SNF East, the “Borrowers”), QCP HoldCo REIT, LLC (“Parent REIT”), Quality Care Properties, Inc. (“QCP” and together with Parent REIT, the “Parent Guarantors”), certain subsidiaries of QCP from time to time party thereto, as guarantors, the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent and the other parties party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its Applicable Partners/Members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no interest payments in connection with any Loan Document are effectively connected with the undersigned’s or any of its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[ ]

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EXHIBIT H-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to that certain First Lien Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined) among QCP SNF West REIT, LLC (“SNF West”), QCP SNF Central REIT, LLC (“SNF Central”), QCP SNF East REIT, LLC (“SNF East”), QCP AL REIT, LLC (together with SNF West, SNF Central, and SNF East, the “Borrowers”), QCP HoldCo REIT, LLC (“Parent REIT”), Quality Care Properties, Inc. (“QCP” and together with Parent REIT, the “Parent Guarantors”), certain subsidiaries of QCP from time to time party thereto, as guarantors, the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent and the other parties party thereto.

Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loans (as well as any Notes evidencing such Loans) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loans (as well as any Notes evidencing such Loans), (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (“Applicable Partners/Members”) is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its Applicable Partners/Members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its Applicable Partners/Members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code and (vi) no interest payments in connection with any Loan Document are effectively connected with the undersigned’s or any of its Applicable Partners’/Members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[ ]

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EXHIBIT I

FORM OF SOLVENCY CERTIFICATE

[DATE]

This Solvency Certificate is delivered pursuant to Section 4.01(a)(vii) of the First Lien Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”) among QCP SNF West REIT, LLC (“SNF West”), QCP SNF Central REIT, LLC (“SNF Central”), QCP SNF East REIT, LLC (“SNF East”), QCP AL REIT, LLC (together with SNF West, SNF Central, and SNF East, the “Borrowers”), QCP HoldCo REIT, LLC (“Parent REIT”), Quality Care Properties, Inc. (“QCP” and together with Parent REIT, the “Parent Guarantors”), certain subsidiaries of QCP from time to time party thereto, as guarantors, the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent and the other parties party thereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer of QCP and not in his individual capacity, as follows:

1.   I am the Chief Financial Officer of QCP.  I am familiar with the Transactions, and have reviewed the Credit Agreement, financial statements referred to in Section 5.05 of the Credit Agreement and such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2.   As of the date hereof, immediately after giving effect to the initial Credit Extensions, on and as of such date (i) the fair value of the assets of the Credit Parties, taken as a whole, exceed their debts and liabilities, direct, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Credit Parties, taken as a whole, is greater than the amount that is required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and mature; and (iii) no Credit Party has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Chief Financial Officer of QCP and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[Remainder of Page Intentionally Left Blank]

Exh-I-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

By:

Name:
Title:

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EXHIBIT J

FORM OF PREPAYMENT NOTICES

Attention of __________________

Telecopy No. _________________

[Date]

Ladies and Gentlemen:

The undersigned, Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders referred to below, refers to the First Lien Credit and Guaranty Agreement, dated as of October 31, 2016 (as amended, restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement”), among QCP SNF West REIT, LLC (“SNF West”), QCP SNF Central REIT, LLC (“SNF Central”), QCP SNF East REIT, LLC (“SNF East”), QCP AL REIT, LLC (together with SNF West, SNF Central, and SNF East, the “Borrowers”), QCP HoldCo REIT, LLC (“Parent REIT”), Quality Care Properties, Inc. (“QCP” and together with Parent REIT, the “Parent Guarantors”), certain subsidiaries of QCP from time to time party thereto, as guarantors, the lending institutions party thereto from time to time (each, a “Lender” and collectively, the “Lenders”), Barclays Bank PLC, as Administrative Agent and the other parties party thereto.  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.  The Administrative Agent hereby gives notice of a prepayment made by the Borrowers pursuant to Section [2.06(a)] [2.06(b)] [2.06(d)] [2.06(e)] of the Credit Agreement of [Term Loans] [Revolving Loans] [Swing Line Loans] in the amount set forth in line (A) below (the “Prepayment Amount”).  The portion of the Prepayment Amount to be allocated to the [Term Loans] [Revolving Loans] [Swing Line Loans] held by you and the date on which such prepayment will be made to you are set forth below:

(A) Total Prepayment Amount	$__________

(B) Portion of Prepayment Amount to be received by you	$__________

(C) Prepayment Date[12]
_____________ ___, 20__

12  The Prepayment Date must be (i) three (3) Business Days after the date of the Prepayment Notice for Revolving Loans that are Eurocurrency Rate Loans and (ii) one (1) Business Day after the date of the Prepayment Notice for Revolving Loans that are Base Rate Loans.

Exh-J-1

[IF YOU DO NOT WISH TO RECEIVE ALL OR ANY PORTION OF THE PREPAYMENT AMOUNT TO BE ALLOCATED TO YOU ON THE PREPAYMENT DATE INDICATED IN PARAGRAPH (C) ABOVE, please sign this notice in the space provided below and indicate the percentage and the dollar amount of the Prepayment Amount otherwise payable to you which you do not wish to receive.  Please return this Prepayment Notice as so completed via telecopy to the attention of [_______] at Barclays Bank PLC, no later than 5:00 P.M., New York City time, five (5) Business Days after the date of this Prepayment Notice, at telecopy number [(__)___ - ____].  IF YOU DO NOT RETURN THIS NOTICE, YOU WILL RECEIVE 100% OF THE PREPAYMENT AMOUNT ALLOCATED TO YOU ON THE PREPAYMENT DATE.]13

BARCLAYS BANK PLC,
as Administrative Agent

By:
Name:
Title:

[NAME OF LENDER]

By:
Name:
Title:

Percentage and Dollar Amount

of Prepayment Amount

Declined:  ____%; $ _____

13  To be included only with respect to prepayments from Net Proceeds of Dispositions pursuant to Section 2.06(f).

Exh-J-2